UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
PrivateBancorp, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

April 14, 2011

Dear Stockholders:

You are invited to attend the 2011 Annual Meeting of Stockholders of PrivateBancorp, Inc., which will be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois 60604, on Thursday, May 26, 2011, at 9:00 a.m. local time.

The attached Notice of Annual Meeting of Stockholders and proxy statement describe the formal business to be conducted at the meeting. Directors and officers of PrivateBancorp as well as representatives of Ernst & Young LLP, our independent registered public accounting firm, will be present at the meeting to respond to any questions that you may have regarding the Company and the business to be transacted at the meeting.

The Board of Directors of PrivateBancorp has determined that the specific proposals to be considered at the meeting are in the best interests of the Company and its stockholders. For the reasons set forth in the proxy statement, the Board unanimously recommends a vote “FOR” each of these proposals.

YOUR VOTE IS IMPORTANT. You can vote using a toll-free telephone number, via the Internet or by mail, or you can vote in person at the meeting. Instructions for using these services are provided on the accompanying proxy form. If you decide not to vote by phone or via the Internet and wish to vote your shares using the accompanying proxy form, we urge you to complete, sign, date, and return it promptly. If you hold your shares in street name and you do not instruct your bank or broker how to vote, no vote will be cast on your behalf with respect to certain proposals. Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business at the meeting.

On behalf of the Board of Directors and all the employees of the Company, I thank you for your continued support.

Sincerely,

Ralph B. Mandell
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 26, 2011

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Stockholders of PrivateBancorp, Inc. will be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois 60604, on Thursday, May 26, 2011, at 9:00 a.m. local time.

The meeting is for the purpose of considering and voting upon the following matters:

1.	election of four Class I directors nominated by the Company and identified in the accompanying proxy statement to hold office for a three-year term;

2.	ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	an advisory (non-binding) vote on 2010 executive compensation;

4.	approval of the PrivateBancorp, Inc. 2011 Incentive Compensation Plan; and

5.	such other business as may properly come before the meeting, including whether or not to adjourn the meeting, and any adjournment of the meeting.

The Board of Directors has fixed March 28, 2011 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting and at any adjournments thereof. Only record holders of the Company’s common stock as of the close of business on the record date will be entitled to vote at the meeting. In the event there are not sufficient shares represented for a quorum, the meeting may be adjourned in order to permit the Company to solicit additional proxies. A list of stockholders entitled to vote at the meeting will be available for inspection at the Company’s offices located at 120 South LaSalle Street, Chicago, Illinois 60603, for a period of 10 days prior to the meeting and will also be available at the meeting.

By order of the Board of Directors,

Jennifer R. Evans
General Counsel and Secretary

April 14, 2011

PROXY STATEMENT

FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 26, 2011

Solicitation and Voting of Proxies

These proxy materials are furnished in connection with the solicitation by the Board of Directors of PrivateBancorp, Inc. (the “Company”), a Delaware corporation, of proxies to be used at the Company’s 2011 Annual Meeting of Stockholders and at any adjournment of such meeting. The meeting is scheduled to be held on May 26, 2011, at 9:00 a.m. local time, at The Standard Club, 320 South Plymouth Court, Chicago, Illinois 60604. This proxy statement, together with the Company’s 2010 Annual Report on Form 10-K, including audited consolidated financial statements for the fiscal year ended December 31, 2010, and a proxy card are first being made available or distributed to our stockholders of record on or about April 14, 2011.

Stockholders are requested to vote by telephone, via the Internet or by completing, signing and dating the accompanying proxy card and returning it promptly. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies solicited by the Board of Directors that are properly completed and timely received will be voted in accordance with the directions given by the stockholders contained therein. When no instructions are indicated for any or all of the proposals, proxies will be voted FOR each of the proposals for which no instructions are given.

If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors (Proposal 1 of this proxy statement) and executive compensation matters (Proposals 3 and 4 of this proxy statement). Changes in applicable regulations take away the ability of your bank or broker to vote your uninstructed shares in the election of directors or executive compensation matters on a discretionary basis. If you hold your shares in street name and you do not instruct your bank or broker how to vote, no votes will be cast on your behalf with respect to these proposals.

Other than the matters listed in the accompanying Notice of Annual Meeting of Stockholders, the Board of Directors knows of no additional matters that will be presented for consideration at the meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the meeting and at any adjournments of the meeting, including whether or not to adjourn the meeting.

You may revoke your proxy at any time before it is exercised by: (1) filing a written notice of revocation with the Corporate Secretary of the Company; (2) delivering to the Company a duly executed proxy bearing a later date by mail, or by telephone or Internet if one of those methods was used for your initial proxy submission; or (3) attending the meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder (i.e., the bank, broker or other nominee through which you hold your shares) to vote personally at the meeting.

If you have any questions or need assistance in submitting your proxy, voting your shares or need copies of this proxy statement or the accompanying proxy card, you should contact our proxy solicitation agent, Georgeson Inc., at:

Georgeson Inc.
199 Water Street
26th Floor
New York, NY 10038

Banks and brokerage firms, please call collect (212) 440-9800. All other stockholders, please call toll-free (866) 203-9357.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 26, 2011: This proxy statement and our 2010 annual report to stockholders on Form 10-K are available at: www.edocumentview.com/pvtb.

Voting by Retirement Plan Participants

We also are soliciting voting instructions from participants in the PrivateBancorp, Inc. Savings, Retirement & Employee Stock Ownership Plan (the “KSOP”). Participants in the KSOP will receive one proxy card representing the total shares allocated to the participant’s account in the KSOP. This proxy card will also serve as a voting instruction card for Delaware Charter Guarantee & Trust Company (the “Trustee”), the trustee of the KSOP, with respect to the shares held in the participants’ accounts. A participant cannot direct the voting of shares allocated to the participant’s account in the KSOP unless the KSOP proxy card is signed and returned or the participant has submitted his or her voting instruction via the Internet or by telephone as described on the proxy card. If proxy cards representing shares in the KSOP are not timely returned, or voting instructions are not otherwise timely received, those shares will be voted by the Trustee in the same proportion as the shares for which signed proxy cards are returned by the other participants in the KSOP.

Cost of Proxy Solicitation

The cost of solicitation of proxies on behalf of management will be borne by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited personally or by telephone by directors, officers and other employees of the Company and its subsidiaries. The Company has retained Georgeson Inc. to assist in the solicitation of proxies for a fee of $15,000 and reimbursement of the firm’s out-of-pocket expenses. The Company also will request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

Voting Securities and Stockholders Entitled to Vote

The Board of Directors has fixed the close of business on March 28, 2011, as the record date for determining stockholders entitled to notice of, and to vote at, the meeting. On the record date, the Company had outstanding 67,894,199 shares of common stock entitled to vote. Each outstanding share of voting common stock entitles the holder to one vote. Holders of shares of preferred stock and non-

voting common stock are not entitled to vote on any of the matters to be presented at the Annual Meeting. The Company’s Amended and Restated By-laws state that a majority of the Company’s outstanding shares entitled to vote on a matter, present in person or represented by proxy, shall constitute a quorum for the consideration of such matters at any meeting of stockholders. Abstentions and broker non-votes are counted as shares present for the purpose of determining whether the shares represented at the meeting constitute a quorum. In the event that there are not sufficient votes to constitute a quorum, the meeting may be adjourned in order to permit the further solicitation of proxies. Proxies received from stockholders in proper form will be voted at the meeting and, if specified, as directed by the stockholder.

As to the election of directors, a stockholder may vote “FOR” election of each of the nominees proposed by the Board, or to “WITHHOLD” authority to vote for one or more of the nominees being proposed. Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for one or more of the nominees being proposed is withheld. Stockholders have no cumulative voting rights with respect to the election of directors. Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares for the election of directors absent specific instruction from their customers.

As to the other proposals, a stockholder may vote “FOR” or “AGAINST” ratification or approval, as the case may be, or “ABSTAIN” from voting on the proposal. Approval of each proposal requires the affirmative vote of a majority of the shares of the Company’s common stock present in person or represented by proxy and entitled to vote at the meeting. Brokers who hold shares in street name for customers who are the beneficial owners of such shares may give a proxy to vote those shares as to Proposal 2 (ratification of auditors) absent specific instructions from their customers. Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares as to Proposals 3 (advisory vote on executive compensation) and 4 (approval of the 2011 Incentive Compensation Plan) absent specific instructions from their customers. Proxies marked “ABSTAIN” as to these proposals will have the effect of a vote AGAINST ratification or approval, as the case may be, and broker non-votes will have no effect on the vote for ratification or approval, as the case may be.

With respect to all other matters that may properly come before the meeting, unless otherwise required by law, our Amended and Restated Certificate of Incorporation or the rules of NASDAQ, such matters may be approved by the affirmative vote of the holders of a majority of the shares of the Company’s common stock present at the meeting, in person or by proxy, and entitled to vote.

Your vote is important. Because many stockholders may not be able to personally attend the meeting, it is necessary that a large number be represented by proxy. Prompt return of your proxy card or your vote by phone or via the Internet is appreciated.

PROPOSAL 1. ELECTION OF DIRECTORS

The Company’s Board of Directors (the “Board”) currently consists of 11 members, divided into three classes, who are elected to hold office for staggered three-year terms as provided in the Company’s Amended and Restated By-laws. All members of the Board of Directors of the Company are also members of the Board of Directors of The PrivateBank and Trust Company (the “Bank”). At its March 17, 2011 Board of Directors meeting, the Board decreased the number of directors from 12 to 11 following the death of Mr. James Tyree, who had served on the Board since 2007.

There are four persons currently serving as Class I directors whose terms will expire at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”). The terms of the three persons currently serving as Class II directors expire at the annual stockholder meeting to be held in 2012, and the terms of the four persons serving as Class III directors expire at the annual stockholder meeting to be held in 2013. Of the 11 current members of the Board, eight directors have been determined by the Board to be “independent” in accordance with NASDAQ listing standards.

All of the nominees described below have indicated a willingness to serve, and the Board of Directors has no reason to believe that any of the nominees will not serve if elected. Each of the four nominees has been nominated by the Board upon the recommendation of the Corporate Governance Committee for election as a Class I director to serve for a term to end at the annual meeting of stockholders in the year 2014, or until a successor is elected and qualified.

Set forth below are the names, ages and certain background information of each of the continuing directors and director nominees. Also discussed are the particular experience, qualifications, attributes and skills of each of the director nominees and the persons continuing to serve on the Company’s Board that led the Board of Directors to conclude that each director nominee and incumbent director should serve as a director of the Company.

Nominees for Class I Directors to Serve Until 2014

Ralph B. Mandell (70), a co-founder of the Company, currently serves as executive Chairman. He has been a director since 1989. Mr. Mandell served as Chairman and Chief Executive Officer of the Company and the Bank from 1994 until 2007. Prior to 1994, Mr. Mandell served as Co-Chairman. Prior to starting The PrivateBank and Trust Company and PrivateBancorp, Inc., Mr. Mandell was the chief operating officer of First United Financial Services, Inc., a publicly traded community banking organization, from 1985 to 1989, and served as its president from 1988 to 1989. He also served as president of Oak Park Trust and Savings Bank, a subsidiary of First United, from 1985 until 1988. Mr. Mandell is active in the community and serves on numerous charitable boards including Operation Hope and the One Hundred Club.

Mr. Mandell offers the Board unique insights and perspectives from 46 years of experience in the banking industry, particularly with respect to serving private banking and trust clients. As co-founder and leader of the Company, Mr. Mandell is credited with successfully building the Bank from its origins as a Chicago de novo in 1991 to a multi-state bank with over $4 billion in assets at the time of the strategic transformation initiative in 2007. Effective at the Annual Meeting, Mr. Mandell will retire from his long career as an executive with the Company, but has agreed to serve as a consultant to the Company through 2012.

Cheryl Mayberry McKissack (55) has been a director since December 2003. She is the president and chief executive officer of Nia Enterprises, LLC, a Chicago-based research and marketing services firm. Prior to founding Nia Enterprises in 2000, she served as senior vice president and general manager of Open Port Technology from 1997 to 2000. She currently serves on the board of directors for the Deluxe Corporation (NYSE: DLX), a business services and products provider, where she is chair of the corporate governance committee and serves on the audit committee. Ms. Mayberry McKissack serves as a director of the University of Chicago Medical Center, the Gaylord and Dorothy Donnelly Foundation, the Shedd Aquarium and the Chicago Public Library Foundation. In 2005, she was named an Associate Adjunct Professor of Entrepreneurship at the Kellogg School of Business, Northwestern University.

A leader of several entrepreneurial ventures, Ms. Mayberry McKissack’s experience gives her a unique perspective of the challenges of managing growth. This knowledge and experience is relevant to the oversight of the strategic direction of the Company. Ms. Mayberry McKissack also brings marketing, public relations and technology experience, areas of experience less well represented in other Board members. Additionally, Ms. Mayberry McKissack’s decade of corporate board experience and knowledge of and focus on corporate governance best practices have contributed to enhancement of Board effectiveness.

Edward W. Rabin (64) has been a director since December 2003. Mr. Rabin served as president of Hyatt Hotels Corporation from 2003 until his retirement in 2006 and also served as its chief operating officer beginning in 2000. Mr. Rabin is a director of WMS Industries (NYSE: WMS), a manufacturer and distributor of gaming machines, where he serves as lead director and as a member of its audit, compensation and ethics committees, Sally Beauty Holdings (NYSE: SBH), a beauty supply distributor, where he serves on the compensation and nominating and corporate governance committees, and Oneida Holdings Inc., a privately-held marketer of tableware products. Mr. Rabin is currently a member of the board of trustees of the Museum of Contemporary Art of Chicago.

With significant executive management and board of director experience, Mr. Rabin brings valuable knowledge and perspective to the Board. He has public company experience on audit, compensation and corporate governance committees, both at the Company and on other public boards. Mr. Rabin also has significant experience in real estate, mergers and acquisitions and corporate strategy, gained from his tenure at Hyatt Hotels Corporation.

Larry D. Richman (58) is the President and Chief Executive Officer of PrivateBancorp and the Bank. He has been a director since 2007. Prior to joining the Company in 2007, Mr. Richman was president and chief executive officer of LaSalle Bank, N.A., and president of LaSalle Bank Midwest N.A. Mr. Richman began his career with American National Bank and joined Exchange National Bank of Chicago in 1981, which merged with LaSalle Bank in 1990. Mr. Richman is involved in many civic and charitable organizations, including the Economic Club of Chicago, the Museum of Science and Industry, the Ravinia Festival Association, Northwestern Memorial Hospital, the Field Museum, the Chicago Chamber of Commerce, the Big Shoulders Fund, and the Executives Club of Chicago. Mr. Richman is also on the board of directors of Northwestern University’s Kellogg School of Management, and is a member of the Dean’s Advisory Council at Indiana University’s Kelley School of Business.

Mr. Richman brings to the Company 30 years of banking experience and leadership skills gained from his employment at large and sophisticated financial institutions. Long recognized as a leading commercial banker in Chicago and the Midwest, in his role as Chief Executive Officer, Mr. Richman provides valuable insight to Board strategy discussions and all aspects of the Board’s business and risk management oversight.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION

OF EACH NOMINEE FOR CLASS I DIRECTOR.

Class II Directors Serving Until 2012

Norman R. Bobins (68) has been a director of PrivateBancorp and Chairman of The PrivateBank and Trust Company since July 2008. Mr. Bobins retired in 2007 as chairman, chief executive officer and president of LaSalle Bank, which was the 15th largest bank in the United States at the time. He joined LaSalle Bank in 1990 through its acquisition of Exchange National Bank of Chicago and had joined Exchange National Bank in 1981 as senior executive vice president and chief lending officer. Prior to that, Mr. Bobins was with American National Bank and Trust Company where he was senior vice president, holding various commercial lending positions over 14 years. He currently serves on the boards of directors of AAR Corp (NYSE: AIR), an aerospace and defense products and services provider, Sims Metal Management Ltd. (NYSE: SMS), a metals recycling company, Nicor Inc. (NYSE: GAS), a natural gas distributor, and RREEF America REIT II, Inc., a real estate investment trust. He is also non-executive chairman of the board of Transco Inc., a diversified industrial company. A recognized civic leader in Chicago, he has been a long-serving member of the Board of Education of the City of Chicago. He is chairman of the board of trustees of WTTW Communications, Inc. and on the boards of The Field Museum, The Newberry Library and the U.S. Holocaust Memorial Council, among others.

With 43 years of banking experience and leadership, Mr. Bobins brings to the Board significant business acumen and commercial banking expertise, along with well-established relationships across Chicago’s business and civic communities. Mr. Bobins also provides valuable insight regarding financial regulation from his years of working closely with regulators.

James B. Nicholson (67) has been a director since 2009. Mr. Nicholson is president and chief executive officer of PVS Chemicals, Inc., an international manufacturer, distributor and marketer of chemicals and related environmental services based in Detroit, Michigan. Before joining PVS in 1972, Mr. Nicholson held positions with First National Bank of Chicago in London, England and Dublin, Ireland. From April 2005 until October 2007, Mr. Nicholson was chairman of the board of LaSalle Bank Midwest, N.A. Mr. Nicholson has served on the board of directors of the Amerisure Companies, a commercial property and casualty insurer, since 1982 and as Chairman since 1996. Mr. Nicholson is a civic leader in his hometown of Detroit, Michigan, serving on many boards including Detroit Public Television and the Community Foundation for Southeastern Michigan.

Mr. Nicholson has a strong background in economics and finance, as well as experience in banking and financial services, including serving on bank and financial institution boards of directors. Mr. Nicholson’s significant management and leadership experience gained from his long career at PVS and his corporate board expertise from years of board service equip him with valuable insight and knowledge which he brings to Board and Committee discussions.

Alejandro Silva (63) has been a director since August 2005. Mr. Silva has been chairman of the board and chief executive officer of Evans Food Group, Ltd., a food manufacturer and distributor and one of the largest Hispanic-owned companies in the Chicago area, since 1985. Mr. Silva currently serves as a director of Walgreen Co. (NYSE: WAG) and is a member of that company’s audit and nominating committees. Additionally, Mr. Silva is actively involved in civic organizations serving on numerous boards including the boards of directors of the Chicago Transit Authority, Chicago Museum of Science and Industry and the Chicago Council of Global Affairs, as well as other civic organizations in the Chicago area. He is also very active in Latino community affairs serving as chairman of the advisory board of Chicago of Nafinsa Bancomext, the largest development bank in Mexico, and on the board of ABC Holding, the second largest Sociedad Financiera de Objeto Limitado (a type of financial institution) in Mexico, focused on developing low income housing in Mexico.

A successful entrepreneur as chief executive of Evans Food Group, Mr. Silva has valuable experience in the areas of strategy, operations and managing growth which contributes to his effectiveness on the Board. Mr. Silva’s public company board experience and leadership in the community are also valuable to the Company and Board of Directors.

Class III Directors Serving Until 2013

Robert F. Coleman (66) has been a director since 1990. Mr. Coleman is principal and founder of the Coleman Law Firm, where he is a practicing trial and appellate lawyer with a concentration in complex commercial litigation. Mr. Coleman’s litigation experience includes legal and accounting malpractice, commercial fraud, breaches of fiduciary duty, imprudent investment practices by trustees and other commercial torts. Before founding the Coleman Law Firm, Mr. Coleman was a partner at the firm of Freeman, Atkins & Coleman and served as both an assistant attorney general and assistant chief of the State of Illinois, Antitrust Division. Mr. Coleman is a frequent speaker on matters related to professional liability, financial institution audit committee, corporate governance, compliance and risk management issues.

Mr. Coleman counsels board clients on issues such as risk management, audit, executive compensation and corporate governance. Through his many years of service on the Board and his representation of institutions, directors and executives, he has gained experience and in-depth knowledge of financial institution risk management and bank regulatory affairs. He brings both legal and audit committee expertise to Board and committee discussions. Mr. Coleman has chaired numerous Board committees and has provided critical leadership to the Board’s Audit Committee for over 10 years, addressing the increased role and responsibilities of the Audit Committee post-Sarbanes-Oxley reforms.

James M. Guyette (65) has been a director since 1990. He currently serves as independent lead director of the Company. Mr. Guyette is president and chief executive officer of Rolls-Royce North America Inc., a subsidiary of Rolls-Royce plc (LONDON: RR.), where he serves as a director. In this role, Mr. Guyette oversees all Rolls-Royce companies and business units in North America, encompassing nearly 8,000 people at more than 66 locations throughout the U.S. and Canada. Previously, Mr. Guyette enjoyed a long and successful career with United Airlines. In his more than 28 years with the carrier, Mr. Guyette held a wide range of increasingly senior positions giving him breadth and depth into all facets of airline management, including marketing, sales and daily operations. Mr. Guyette is currently a director of priceline.com (NASDAQ: PCLN) and serves on multiple civic boards including as chairman of the board of the Smithsonian Institute’s National Air and Space Museum and a member of the board of the directors of the U.S. Chamber of Commerce.

Mr. Guyette has extensive executive management experience involving complex business operations, with particular focus in corporate strategy, marketing, operations and corporate governance. His strong management skills, strategic expertise and significant and ongoing executive leadership contribute to effective Board oversight of management plans and strategy. Mr. Guyette provides valuable service as independent lead director of the Board.

Collin E. Roche (40) was appointed to the Board of Directors upon the closing of the Company’s $200 million private placement on December 11, 2007. He is a principal of GTCR Golder Rauner, L.L.C., a private equity firm he joined in 1996. GTCR is the Company’s largest stockholder. Prior to joining GTCR, Mr. Roche was an investment banker with EVEREN Securities, Inc. and Goldman Sachs & Co. Mr. Roche serves as GTCR’s Board representative pursuant to the terms of its equity investment in the Company. Mr. Roche serves on the boards of directors of Protection One, an electronic security company, BNY ConvergExGroup, an investment technology company, Aligned Asset Managers, an investment management company, and Palladian Financial Holdings, a specialty financial services company. Mr. Roche serves on the boards of the Lyric Opera of Chicago and Santa’s Gift.

Mr. Roche has extensive experience over his career working with public companies, including creating governance structures for newly public companies and working with boards of directors of private and public companies. As a principal at GTCR, Mr. Roche focuses on financial technology and financial services businesses and therefore has valuable insight and expertise on key issues to the Company, including operations, credit, risk management and capital markets.

William R. Rybak (60) has been a director since December 2003. Mr. Rybak retired from VanKampen Investments, Inc. in 2000, where he served as executive vice president and chief financial officer since 1986. Mr. Rybak was previously a partner with the accounting firm of KPMG LLP (formerly Peat, Marwick, Mitchell & Co.) since 1982, and is a certified public accountant. Mr. Rybak is currently a member of the board of trustees of Jackson National Life Funds and the Calamos Mutual Funds, and a member of the board of directors of Christian Brothers Investment Services, Inc. Mr. Rybak previously served as a director of Alliance Bancorp, Inc. and its predecessor, Hinsdale Financial Corp., publicly traded banking organizations based in the Chicago area, from 1986 until 2001. Until recently, he served as a member of the board of directors of Howe Barnes Hoefer & Arnett, Inc., a broker-dealer firm recently acquired by Raymond James Financial, Inc. Mr. Rybak serves as a financial expert on the Company’s Audit Committee.

Mr. Rybak’s background as both an auditor and a chief financial officer provides him with in-depth financial knowledge and insight. He brings this valuable insight, as well as financial reporting expertise and analytical and assessment skills, to enhance board oversight. Additionally, Mr. Rybak’s risk management background and knowledge of risk management functions position him to enhance the effectiveness Board’s risk oversight function.

CORPORATE GOVERNANCE

Director Independence

The Board has delegated responsibility to its Corporate Governance Committee to make recommendations regarding the independence of directors. In addition to the transactions disclosed under the section captioned “Transactions with Related Persons” below, in making its recommendation regarding director independence, the Corporate Governance Committee takes into account any other material relationships each of our directors may have with the Company, other than as a director, that would impair his or her independence. To assist the Corporate Governance Committee in this regard, each director completes an annual questionnaire designed to identify relationships and transactions that could affect independence. The Corporate Governance Committee reached its determinations by considering the relevant facts and circumstances surrounding a director’s business, banking, consulting, legal, accounting, charitable and familial relationships with the Company, among other factors. In particular, the Corporate Governance Committee considered the outstanding credit relationship between each outside director and the Company’s subsidiary bank and Company donations to civic and charitable organizations to which the directors also have connection. In analyzing the independence of Mr. Bobins, the Corporate Governance Committee considered that certain executive officers of the Company, including Mr. Richman, reported directly to Mr. Bobins in their prior employment until joining the Company in 2007. In addition, the Corporate Governance Committee considered Mr. Bobins’ expanded role and activities on behalf of the Bank as Chairman of the Bank.

Based upon this analysis and the recommendations of the Corporate Governance Committee, in March 2011, the Board of Directors determined that Messrs. Coleman, Guyette, Nicholson, Rabin, Roche, Rybak, and Silva and Ms. Mayberry McKissack, currently serving as directors of the Board, are “independent” directors, in accordance with the NASDAQ listing standards. They also determined that Mr. Tyree, who served on the Board throughout 2010 and until his death in 2011, was independent. In 2010, three former directors who served for part of 2010, Patrick F. Daly, William A. Castellano, and Philip M. Kayman, were determined to be independent.

Director Qualification Criteria and Nomination Procedures

The Board and the Corporate Governance Committee believe that an appropriate mix of experience, knowledge and judgment and a diversity of perspectives on the Board, along with a commitment to active participation, are important to the effectiveness of the Board. The Board has set forth in the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www.theprivatebank.com, the skills and expertise it believes are important for the Board to most effectively meet the needs of the Company. The Corporate Governance Committee reviews the mix of skills and experience at least annually.

The Board of Directors has delegated responsibility to the Corporate Governance Committee to identify and select director nominees who can exercise business judgment and have the necessary personal traits, experience and skills to provide effective oversight of management and serve the best interests of stockholders. The Corporate Governance Committee, comprised entirely of independent directors, recommends to the full Board for approval the proposed slate of director nominees for election at the Annual Meeting.

The Corporate Governance Committee examines the skills and experience of all current directors and the existing composition of the Board to evaluate the mix of disciplines, experience and other characteristics of directors represented on the Board. The Corporate Governance Committee reviews each incumbent director’s performance as a Board member and his or her commitment to the Board principles, as outlined in the Corporate Governance Guidelines, as well as continued satisfaction of minimum qualification standards and fulfillment of director expectations, also set forth in the Corporate Governance Guidelines. The Corporate Governance Committee also takes into consideration other factors such as public company board experience and civic leadership. The Board and the Corporate Governance Committee believe that continuity in leadership and board tenure maximizes the Board’s ability to exercise meaningful Board oversight.

Under its policies, the Corporate Governance Committee also considers the following in selecting the proposed nominee slate:

•	at all times, at least a majority of directors must be “independent” in the opinion of the Board as determined in accordance with NASDAQ listing standards;

•	at all times, at least three members of the Board must satisfy the heightened standards of independence for Audit Committee members; and

•	at all times, the Board should have at least one member who satisfies the criteria to be designated by the Board as an “audit committee financial expert.”

The Company’s policy for considering diversity in identifying nominees for director is set forth in the Company’s Corporate Governance Guidelines. The Committee seeks to identify diverse candidates for consideration with varied age, gender, ethnicity and experience. In assessing the effectiveness of this policy, the Corporate Governance Committee noted the Board’s composition reflects diverse business backgrounds and experience, including public and private company management and board experience, finance, law, entrepreneurial endeavors, financial services and marketing, as well as a range of ages, a woman member and a mix of ethnic backgrounds.

Stockholder Director Nominee Recommendations. It is the policy of the Corporate Governance Committee to consider stockholder recommendations of proposed director nominees if such recommendations are serious and timely received. The Corporate Governance Committee intends to evaluate any such nominee recommended by stockholders in the same manner in which it considers nominees that it identifies and selects. To be timely, recommendations must be received in writing at the Company’s principal executive offices, addressed to the Corporate Governance Committee, at least 120 days prior to the date of the annual meeting. In addition, any stockholder director nominee recommendation must include the following information:

•	the proposed nominee’s name and qualifications and the reason for such recommendation;

•	the name and record address of the stockholder(s) proposing such nominee;

•	the number of shares of the Company’s stock which are beneficially owned by such stockholder(s); and

•	a description of any financial or other relationship between the stockholder(s) and such nominee or between the nominee and the Company or any of its subsidiaries.

No stockholder recommendations were received for the 2011 Annual Meeting.

Board Leadership Structure

The Company’s Board leadership structure has evolved over the past few years to meet the changing needs of the Company. Since late 2007 when Mr. Richman was hired as Chief Executive Officer (“CEO”), the Chairman position has been separate from the CEO position. Mr. Mandell, the current Chairman and former CEO, is retiring from his position as Chairman of the Company, effective at the 2011 Annual Meeting of Stockholders.

To ensure independent leadership of the Board, since 2009 the Board has had a designated independent lead director. Mr. Guyette served in this role in 2010. The lead director’s duties include:

•

leading and managing the business of the Board in a manner to promote Board effectiveness, including setting meeting agendas, presiding over meetings, ensuring appropriate succession planning is in place and regularly communicating with the CEO regarding the Company’s business initiatives and developments to ensure appropriate matters are elevated to the Board;

•	calling special meetings of the Board when necessary;

•	chairing executive sessions of independent directors of the Board; and

•	conveying Board determinations, decisions and/or concerns in a unified voice to management.

As part of the Board’s annual self-evaluation process at year end 2010, the Board evaluated its leadership structure and determined the separation of CEO and Chairman continues to be appropriate for the Company. The separation of the roles provides a clear distinction between the management duties of the Chief Executive Officer and the oversight function of the Board and provides an effective system of checks and balances. Upon Mr. Mandell’s retirement as Chairman in May 2011, the Board has decided to name an independent director of the Board to succeed Mr. Mandell as Chairman of the Board. The role of the non-executive Chairman will replace that of the lead director.

Board Oversight of Risk Management

The Board of Directors views its risk oversight duties as one of its most essential responsibilities. The Board is responsible for understanding and evaluating major risks of the Company’s strategic plans, ensuring that appropriate risk management control systems and procedures are in place, and ensuring that management takes the appropriate steps necessary to manage and minimize all major risks. The Business Risk Committee of the Board is responsible for assisting the Board in its risk oversight duties and monitors risks on an enterprise-wide basis, with particular focus on oversight of credit risk, interest rate risk, liquidity risk and market risk. The Business Risk Committee meets regularly with appropriate management representatives in the areas of credit review, credit risk management, enterprise risk management and treasury management. The Audit Committee has primary responsibility for overseeing financial risk including risks associated with accounting, financial reporting and internal controls. The Audit Committee meets regularly with appropriate management representatives in the areas of credit review, internal audit and compliance. The Compensation Committee is primarily responsible for incentive compensation-related risks. Because the Company is a participant in the Troubled Asset Relief Program Capital Purchase Program (“TARP”) as a result of the sale of preferred stock and warrants to the U.S. Treasury Department (“Treasury Department”) in January 2009, the Compensation Committee is also responsible for reviewing executive and employee compensation plans for unnecessary or excessive risk and risks related to the manipulation of earnings in an effort to increase compensation.

Succession Planning

The Board of Directors has in place a written management succession planning policy addressing certain critical management positions in order to minimize the risk of adverse impact from unplanned executive vacancies and to help ensure the continuity of management. In accordance with this policy, in March 2011 the Board conducted an annual review of the strength and depth of executive talent and considered ongoing executive development.

Board Committees

Members of the Company’s Board of Directors have been appointed to serve on various committees of the Board. The Board of Directors has four standing Committees: (1) the Compensation Committee; (2) the Corporate Governance Committee; (3) the Audit Committee; and (4) the Business Risk Committee. Each of the Compensation Committee, Corporate Governance Committee and Audit Committee are comprised entirely of “independent” directors in accordance with the NASDAQ listing standards.

Compensation Committee. The Compensation Committee is, among other things, responsible for developing, in collaboration with management, the Company’s compensation philosophy; reviewing and approving the compensation of the CEO and our other executive officers; reviewing and approving the Company’s annual bonus program; administering the Company’s equity incentive plans and other stock-related or incentive compensation plans or programs; reviewing and approving any changes to or establishing executive compensation and employee benefit programs, non-cash compensation programs, retirement and savings plans, and fringe benefit and expense reimbursement programs; reviewing and making recommendations for Board approval with respect to Board and Board committee compensation; and reviewing executive and employee compensation plans for unnecessary or excessive risk and risks related to the manipulation of earnings in an effort to increase compensation. The Compensation Committee also advises and assists management in formulating policies regarding compensation and submits its Compensation Committee Report included elsewhere in this proxy statement. The current members of the Compensation Committee are Messrs. Rabin (Chairman), Nicholson and Roche and Ms. Mayberry McKissack. Mr. Rabin was appointed Chair in March 2011 to succeed Mr. Tyree, who had chaired the Committee since the 2010 annual meeting. All members of the Compensation Committee are “independent” directors within the meaning of the NASDAQ listing standards. A copy of the current charter of the Compensation Committee is posted under the Investor Relations portion of the Company’s website at www.theprivatebank.com.

Corporate Governance Committee. The Corporate Governance Committee is responsible for proposing to the Board a slate of nominees for election as directors by stockholders at each annual meeting. The Corporate Governance Committee is also responsible for taking a leadership role in shaping the Company’s corporate governance practices. In carrying out its duties, the Corporate Governance Committee has been delegated the responsibility to: determine criteria for the selection and qualification of the Board members; recommend for Board approval persons to fill vacancies on the Board which occur between annual meetings; evaluate, at least annually, each Board member’s “independence” and make recommendations regarding each Board member’s “independence” status consistent with then applicable legal requirements; make recommendations regarding director orientation and continuing education; consider the effectiveness of corporate governance practices and policies followed by the Company and the Board; and conduct, at least annually, a performance assessment of the Board.

The Board of Directors has adopted a charter for the Corporate Governance Committee which is posted under the Investor Relations portion of the Company’s website at www.theprivatebank.com. The current members of the Corporate Governance Committee are Ms. Mayberry McKissack (Chairman) and Messrs. Nicholson, Rabin and Silva. All members of the Corporate Governance Committee are “independent” directors within the meaning of the NASDAQ listing standards.

Audit Committee. The Audit Committee is responsible for supervising the Company’s accounting, reporting and internal control practices. Generally, the Audit Committee reviews the quality and integrity of the Company’s financial information and reporting functions, the adequacy and effectiveness of the Company’s system of internal accounting and financial controls, and the independent audit process, and annually reviews the qualifications of the independent public accountants. The independent public accountants are responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. In addition to being “independent” directors within the meaning of the NASDAQ listing standards, as currently in effect, all members of the Audit Committee satisfy the heightened independence standards under the SEC rules, as currently in effect. The Board of Directors has determined that Mr. Rybak is an “audit committee financial expert” as that term is defined in SEC rules. The current members of the Audit Committee are Messrs. Coleman (Chairman), Nicholson, Rabin, Rybak and Silva. A copy of the current charter of the Audit Committee is posted under the Investor Relations portion of the Company’s website at www.theprivatebank.com.

Business Risk Committee. The Business Risk Committee is responsible for overseeing the Company’s business risks including, interest rate risk, liquidity risk, price risk, transaction risk,

compliance and legal risk, strategic risk, reputation risk, credit and investment risk, operational risk and counterparty risk. The Business Risk Committee is also responsible for monitoring material new products or services, overseeing the quality and adequacy of the information technology infrastructure of the Company and overseeing the work of management’s Asset/Liability Committee and the Management Risk Committee. The current members of the Business Risk Committee are Messrs. Rybak (Chairman), Bobins, Coleman, Mandell, Richman and Roche.

Board and Committee Meetings

During 2010, the Board of Directors met 12 times, the Compensation Committee met 11 times, the Corporate Governance Committee met 10 times, the Audit Committee met 14 times and the Business Risk Committee met 10 times.

Except for Mr. Nicholson, each of the directors of the Company attended at least 75% of the total number of meetings of the Board and Board committees on which such director served during fiscal year 2010.

The Board of Directors and its committees regularly meet in executive sessions without the Chief Executive Officer following each Board and committee meeting. The independent members of the Board of Directors met in executive session at least twice in 2010.

Director Continuing Education

The Company’s directors are encouraged to seek out and attend director education seminars throughout the year. The Company reimburses directors for their attendance at such seminars. This is in addition to director education provided during regularly scheduled meetings of the Board of Directors and its various committees. During 2010, the following directors presently serving on the Board attended the continuing education programs mentioned below:

•	Mr. Bobins attended an Outstanding Directors Exchange Conference on June 16 -17, 2010;

•

Mr. Coleman participated in two DePaul Risk Management Executive Roundtable conferences, one on April 20, 2010 and one on June 18, 2010. The conferences were titled “Where are you on Risk Management and how did you get there?” and “Leading Practices and Challenges in 2010.” Mr. Coleman also attended a National Association of Corporate Directors program on September 8, 2010. The topic of the program was “Thoughts for Directors from the Lehman Brothers Bankruptcy Examiner.” Mr. Coleman was a panelist at KPMG’s 2010 Audit Committee Institute Roundtable held on June 8, 2010. He was also a panelist at an American Bankers Association program entitled “Effective Key Committees: Audit, ALCO, and Compensation – Plus Risk Management” held on September 22, 2010;

•

Mr. Mandell attended two National Association of Corporate Directors programs, one on March 11, 2010 and one September 8, 2010. The topics of the programs were “Guidance for Best Risk Oversight” and “Thoughts for Directors from the Lehman Brothers Bankruptcy Examiner”;

•

Ms. Mayberry McKissack attended three programs. She attended a Peer to Peer Chair Exchange on October 6, 2010 presented by the Corporate Board Member and the NYSE Euronext; the Black Corporate Directors Conference presented by Ariel Capital and

Russell Reynolds on September 10 - 12, 2010; and a Peer to Peer Exchange on November 4, 2010 presented by the Corporate Board Member and the NYSE Euronext;

•	Mr. Richman attended the 19th Annual Corporate Governance Conference at the Kellogg School of Management on May 4, 2010;

•

Mr. Rybak attended two National Association of Corporate Directors programs, one on March 11, 2010 and one on October 14, 2010. The topics of the programs were “Guidance for Best Risk Oversight” and “Challenges Ahead for the Nominating and Governance Committee.” Mr. Rybak also attended the Independent Directors Council “2010 Investment Company Directors Conference” on October 25 - 27, 2010; and

•	Mr. Silva attended a conference called “Making Corporate Boards More Effective” at Harvard Business School from July 28 - 31, 2010.

Stockholder Communications with Directors

Generally, stockholders who have questions or concerns regarding the Company should contact the Company’s Investor Relations department at (312) 564-2000 or visit the Investor Relations page on the Company’s website at www.theprivatebank.com. However, any stockholder who wishes to communicate directly with the Board of Directors, or one or more individual directors, may direct correspondence in writing to the Board, any committee of the Board or any named directors, c/o the Corporate Secretary of the Company at PrivateBancorp, Inc., 120 South LaSalle Street, Suite 400, Chicago, Illinois 60603. The Company’s policy is to forward written communications received from stockholders to the appropriate directors, unless the communication consists of marketing materials or other general solicitations.

Policies adopted by the Board of Directors encourage directors to attend the Company’s annual meeting of stockholders each year. Each of the directors then serving attended the Company’s 2010 annual meeting.

Corporate Governance Guidelines

The Corporate Governance Guidelines adopted by the Board of Directors are posted on the Company’s website at www.theprivatebank.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of the Company’s common stock as of March 28, 2011, with respect to (1) each director and nominee for director; (2) each of the named executive officers of the Company identified in this proxy statement; (3) all directors and executive officers of the Company as a group; and (4) each beneficial owner of more than 5% of any class of voting securities of the Company.

	Number of Common Shares Beneficially Owned		Restricted Stock Units(1)		Restricted Stock(2)		Exercisable Options(3)	Total Amount of Beneficial Ownership(4)	Total Percentage Ownership(4)(5)
5% or Greater Stockholders
GTCR Golder Rauner II, L.L.C. and related entities 300 N. LaSalle Street, Suite 5600 Chicago, Illinois 60654	9,738,529	(6)	—		—		—	9,738,529	13.63%
BlackRock, Inc. 40 E. 52nd St. New York, NY 18022	5,106,782	(7)	—		—		—	5,106,782	7.15%

Directors
Ralph B. Mandell	909,056	(8)	10,250	(9)	—		193,802	1,113,108	1.55%
Larry D. Richman**	157,857	(10)	—		82,500		112,500	352,857	*
Norman R. Bobins	56,898		8,086		31,068	(11)	80,000	176,052	*
Robert F. Coleman	61,561	(12)	7,627		—		24,000	93,188	*
James M. Guyette	125,407	(13)	7,627		—		15,000	148,034	*
Cheryl Mayberry McKissack	5,300		7,627		—		12,000	24,927	*
James B. Nicholson	22,998	(14)	6,292		—		—	29,290	*
Edward W. Rabin, Jr.	64,132	(15)	7,627		—		12,000	83,759	*
Collin E. Roche	9,738,529	(16)	—		—		—	9,738,529	13.63%
William R. Rybak	21,875	(17)	7,627		—		12,000	41,502	*
Alejandro Silva	22,600	(18)	7,627		—		9,000	39,227	*
Total Directors	11,186,213		70,390		113,568		470,302	11,840,473	16.47%

Non-director Named Executive Officers
Kevin M. Killips	55,578		—		22,426		21,320	99,324	*
Bruce R. Hague	45,456	(19)	—		27,500		37,500	110,456	*
Bruce S. Lubin	38,819		—		33,991		37,500	110,310	*
Karen B. Case	25,972	(20)	—		30,395		37,500	93,867	*

Total Directors and Executive Officers (19 persons)	11,404,070		73,723		286,412		666,005	12,430,210	17.24%

*	Less than 1%
**	Denotes person who serves as a director and who is also a named executive officer.
(1)	Includes restricted stock units scheduled to vest within 60 days based on continued service.
(2)	Includes shares subject to vesting on various dates within the next three years on the basis of continued service. Does not include a total of 57,204 shares of restricted stock awarded to certain executive officers on April 1, 2011.
(3)	Includes options that become exercisable within the next 60 days.
(4)	Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.
(5)	Based upon 71,430,115 total shares outstanding as of March 28, 2011, consisting of 67,894,199 shares of common stock and 3,535,916 shares of non-voting common stock which are convertible into common stock.
(6)	Based on the information included in an amended Schedule 13D filed by GTCR Golder Rauner II, L.L.C. and related entities with the SEC on November 12, 2009, and as further amended by a Form 4/A filed on January 8, 2010; includes 3,535,916 shares of common stock issuable upon the conversion of 3,535,916 shares of non-voting common stock.
(7)	Based on information included in a Schedule 13G filed on February 8, 2011 by BlackRock, Inc.
(8)	Includes 69,000 shares held by Mr. Mandell’s spouse and 22,421 shares allocated to Mr. Mandell’s account in the KSOP.

(9)	Does not include 33,750 unvested restricted stock units that vest upon the attainment of share price performance metrics.
(10)	Includes 295 shares allocated to Mr. Richman’s account in the KSOP.
(11)	Does not include 22,879 unvested shares of restricted stock that vest upon the attainment of share price performance metrics.
(12)	Includes 2,535 shares held by Mr. Coleman’s spouse. Also includes shares held by the Robert F. Coleman & Associates Retirement Savings Plan of which Mr. Coleman is trustee. Mr. Coleman disclaims beneficial ownership of 5,339 shares held in the Retirement Savings Plan in which he has no pecuniary interest.
(13)	Includes 9,800 shares held by Mr. Guyette’s spouse and 10,105 shares held in the Company’s deferred compensation plan.
(14)	Includes 3,297 shares held in the Company’s deferred compensation plan.
(15)	Includes 5,250 shares held by Mr. Rabin’s spouse and 4,882 shares held in the Company’s deferred compensation plan.
(16)	Based on the information included in a Form 4 dated November 3, 2009, as amended by Form 4/A filed on January 8, 2010, filed by Mr. Roche with the SEC. All 9,738,529 shares are beneficially owned by GTCR Golder Rauner II, L.L.C. and related entities, of which Mr. Roche is a member and/or partner; includes 3,535,916 shares of common stock issuable upon the conversion of 3,535,916 shares of non-voting common stock of the Company. Mr. Roche disclaims beneficial ownership of all of these shares, except to the extent of his pecuniary interest therein.
(17)	Includes 2,610 shares held by Mr. Rybak’s spouse.
(18)	Includes 10,333 shares held in the Company’s deferred compensation plan.
(19)	Includes 300 shares held by Mr. Hague’s spouse, 100 shares held by Mr. Hague’s son, 1,428 shares allocated to Mr. Hague’s account in the KSOP and 1,051 shares in the Company’s deferred compensation plan.
(20)	Includes 953 shares in the Company’s deferred compensation plan.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our executive compensation program consists primarily of base salary and short- and long-term incentives and is delivered in a combination of cash and equity. By tying a substantial portion of the value of our compensation to achievement of financial goals or the value of our common stock, our program is designed to reward performance, align the interests of stockholders and executive officers, motivate long-term value creation and provide competitive compensation without encouraging unnecessary or excessive risks.

Since initiating our strategic plan in late 2007 to transform the Company into the leading Chicago-based financial services institution for middle-market companies, our business, and the banking industry as a whole, have faced unprecedented challenges resulting from the financial crisis that unfolded in 2008 and 2009. To manage through the difficult operating environment, our executives have focused their efforts on initiatives designed to strengthen our balance sheet, stabilize credit quality and control expenses in order to return the Company to profitability while continuing to reshape our portfolio and build client relationships to drive increased revenues.

Our 2010 executive compensation determinations, which are described in detail in the sections that follow, were made in accordance with our compensation philosophy and reflect a balance between the continuing economic challenges we face and recognition of performance achieved during the year, including strengthening the overall risk management and operational infrastructure of the organization while continuing to make progress in implementing the strategic goals of the transformation that began in 2007. During the year:

•

we increased base salaries for named executive officers for the first time since 2007, other than for our CEO, who declined a salary increase for 2010 in light of 2009 being a difficult year for the Company and our stockholders;

•

we paid differentiated executive bonuses relative to target opportunities to reward corporate and individual performance and progress versus our business priorities, taking into account that we recorded a net loss attributable to common stockholders;

•

as part of our equity incentive program, to retain and motivate key employees, and in lieu of granting new awards, we eliminated performance vesting criteria in the unvested portion of 2007-2008 restricted stock awards to allow for three-year vesting based upon continued service; and

•

we responded to limitations on the form, manner and timing of compensation as a result of our participation in TARP by adjusting the planned compensation structure for certain of our named executive officers.

In determining total 2010 compensation, including year-end bonuses, the Compensation Committee considered, among other things, the following achievements:

•

although we reported a net loss attributable to common stockholders for 2010, primarily due to weaker-than-expected credit quality affecting our commercial real estate portfolio, we did report net income available to common stockholders for the third and fourth quarters of 2010;

•	our net revenue rose approximately 24% during 2010, including a 23% increase in net interest income and a 25% increase in non-interest income (excluding securities gains) for the same period;

•	our operating profit (pre-tax, pre-provision income) grew 30% despite a relative stable asset size;

•	disciplined expense management led to continued improvement in our efficiency ratio to 60.19% compared to 61.84% for 2009; and

•	enhancements to our risk management infrastructure and credit management processes contributed to a decrease in criticized asset levels and stabilized asset quality metrics.

The following discussion focuses on compensation paid during 2010 to our Chief Executive Officer (Mr. Richman), our Chief Financial Officer (Mr. Killips) and our three other most highly compensated executive officers (Messrs. Lubin and Hague and Ms. Case). We sometimes refer to these individuals as our “named executive officers” or as “senior executive officers.”

TARP, the American Recovery and Reinvestment Act of 2009 and Other Regulatory Action

We are a participant in TARP, through which the Treasury Department invested approximately $244 million in the Company in January 2009. As a TARP participant, we are required to abide by certain statutory and regulatory standards that affect compensation and corporate governance, as described below. Of particular relevance to our compensation program is TARP’s prohibition on the payment or accrual of bonus, incentive or retention compensation to our five most highly compensated employees (as calculated under applicable TARP rules), subject to certain exceptions. For 2010, Mr. Killips was our only named executive officer subject to this restriction. During 2011, this restriction applies to Messrs. Richman and Hague.

The TARP restrictions on the form, manner and timing of payment of certain compensation create a distortion of the Company’s compensation program, including the preferred combination of fixed and variable compensation and the use of short and long-term incentive compensation for affected individuals. With the assistance of its independent compensation consultant, the Compensation Committee evaluated compensation alternatives intended to provide the affected executives a competitive compensation package and to minimize the risk of loss of key executives. The Committee also took note that fixed pay components, whether paid in the form of cash, salary stock or both, afford one of the few vehicles to deliver competitive compensation while maintaining compliance with TARP restrictions. Incentive compensation opportunity for our executives affected by TARP rules is limited to long-term restricted stock awards. In restructuring compensation for TARP compliance, the Committee also evaluated internal, peer group and market comparables and also considered actions taken by similarly situated financial institutions.

In addition to the restrictions noted above, among other requirements to comply with TARP standards, we have taken steps to:

•

prohibit severance or other incremental payments upon departure from the Company to our senior executive officers and the five most highly compensated employees who are not senior executive officers, other than payment of compensation earned for services rendered or accrued benefits;

•	prohibit tax gross-ups to our senior executive officers and our 20 most highly compensated employees who are not senior executive officers; and

•

include “clawback” provisions which enable us to recapture bonus and incentive compensation paid to our senior executive officers and our 20 most highly compensated employees who are not senior executive officers, if the bonus or incentive compensation proves to have been based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate.

Our Compensation Committee and Its Practices

Membership. The Compensation Committee of our Board of Directors currently consists of the following four members: Messrs. Rabin (Chairman), Nicholson and Roche and Ms. McKissack, each of whom has served on the Committee for the full period since the last annual meeting of stockholders. Mr. Guyette served as Chairman of the Committee until the 2010 annual meeting of stockholders. Mr. Tyree also served on the Committee for 2010, and as its Chairman from the 2010 annual meeting of stockholders until March 2011. Each of the members is an “independent” director in accordance with NASDAQ listing standards.

Duties and Process. The Compensation Committee operates under a written charter adopted by the Board of Directors. A copy of the current charter, as amended in July 2010, is posted under the Investor Relations portion of the Company’s website at www.theprivatebank.com.

The Compensation Committee is responsible for implementing and monitoring our overall executive compensation program. Under its charter, the Committee:

•

in collaboration with management, develops the Company’s compensation philosophy for approval by our Board of Directors and monitors the overall effectiveness and design of our executive compensation program, taking into account evolving regulations and compensation trends;

•	reviews and approves the compensation of our CEO and other executive officers;

•	reviews and approves the Company’s annual bonus program, including establishing performance goals and approving the aggregate bonus pool amount;

•

administers our long-term incentive compensation programs, including grants of stock-based compensation and the establishment of vesting and other provisions and reviewing compliance with our stock ownership guidelines;

•	reviews and approves the composition of the peer group of companies used for benchmarking our executive compensation program;

•	has the authority to retain an independent compensation consultant to assist the Committee with executive and director compensation matters; and

•

as required by our participation in TARP, conducts semi-annual reviews of compensation arrangements to ensure such arrangements do not encourage unnecessary or excessive risks that would threaten the value of the Company or contain features that could encourage the manipulation of reported earnings to enhance compensation.

In connection with approving our executive compensation philosophy, compensation program design and compensation decisions, the Compensation Committee takes into account various considerations it deems relevant, including the following factors:

•	incentive, motivation and retention considerations;

•	desirable balances of fixed versus variable pay, short-term versus long-term incentives and cash versus equity compensation;

•	the executive’s individual performance, and total current and historical cash and equity compensation data compiled for each executive;

•

the Company’s financial performance and, where applicable, the financial performance of a business unit, including the Committee’s evaluation of key financial metrics measuring short-term and long-term success;

•	stockholder return;

•

comparative factors, including internal pay equity, local market conditions, peer group comparisons and relative performance data and competitive trends in executive compensation in the banking industry;

•	tax, accounting and other factors affecting the cost of compensation to the Company;

•	TARP restrictions; and

•	the results of stockholder votes on annual “say-on-pay” proposals.

Compensation Consultant. In September 2009, the Compensation Committee retained Pearl Meyer & Partners as its independent consultant with respect to all aspects of executive compensation and to advise with respect to certain matters pertaining to our overall compensation program. The consultant is retained by, and reports directly to, the Committee. Under the direction of the Committee Chairman, Pearl Meyer & Partners conducted the competitive analysis described below in the fall of 2010 and has advised the Committee on compensation planning for 2011. As part of its advisory role, Pearl Meyer & Partners is periodically asked by the Committee to work with management in the implementation of the Committee’s directives. A representative of Pearl Meyer & Partners was present at all but one of the

Committee meetings held in 2010 . During 2010, Pearl Meyer did not provide any services to the Company other than these executive and other compensation-related services approved by the Committee.

Benchmarking and Peer Group Data. As part of its engagement, the Committee asked Pearl Meyer & Partners to review our existing peer group and peer group selection criteria and make recommendations for an updated peer group to reflect recent growth, provide a reference for assessing the competitiveness of current executive compensation and inform future compensation decisions. With the input of Pearl Meyer & Partners and management, in July 2010 the Committee approved a peer group consisting of the following 25 financial institutions based upon the same selection criteria as applied in 2009:

Associated Banc-Corp	First Midwest Bancorp, Inc.	Signature Bank
BancorpSouth, Inc.	First Niagara Financial Group, Inc.	Susquehanna Bancshares, Inc.
BOK Financial Corporation	Fulton Financial Corporation	Trustmark Corporation
City National Corporation	IBERIABANK Corporation	UMB Financial Corporation
Commerce Bancshares, Inc.	MB Financial, Inc.	Umpqua Holdings Corporation
Cullen/Frost Bankers, Inc.	National Penn Bancshares, Inc.	Valley National Bancorp
First Citizens BancShares, Inc.	People’s United Financial, Inc.	Whitney Holding Corporation
First Horizon National Corporation	Prosperity Bancshares, Inc.	Wintrust Financial Corporation
FirstMerit Corporation

This peer group reflects bank holding companies from around the country that emphasize commercial lending and wealth management and match our target asset size and market capitalization. The peer group entities range in asset size from approximately $8 billion to $25 billion as of December 31, 2010, with an average asset size of approximately $15 billion, and market capitalization at year-end 2010 from approximately $854 million to $5 billion, with an average market capitalization of $2.2 billion. Our asset size and market capitalization at December 31, 2010 were approximately $12.5 billion and $1.0 billion, respectively. We believe these companies are an appropriate group against which to benchmark our compensation given their size compared to where we have grown and seek to grow in the future. Of the financial institutions listed above, 17 are current or former TARP participants. BOK Financial Corporation and IBERIABANK Corporation were added to our peer group in 2010 based upon our selection criteria. Two banks that were included in our 2009 peer group, New York Community Bancorp, Inc. and United Community Banks, Inc., were removed in 2010 because they no longer fit our selection criteria.

Conduct of Committee Meetings. The Committee seeks input and recommendations from senior management, other directors, legal counsel and its independent compensation consultant as part of its decision-making process. The executives and counsel provide support to the Committee in the discharge of its responsibilities, including information relating to individual and Company performance, tax and accounting information and legal and corporate governance analysis and recommendations. The Committee meets regularly in executive session to discuss matters and take final action with respect to compensation decisions, often with the participation of its independent compensation consultant and sometimes with legal counsel. From time to time, other members of the Board may be invited to participate in these discussions. Neither the CEO nor any other executive participates in the Committee’s deliberations with respect to the CEO’s compensation.

Our Compensation Philosophy

In December 2010, the Board reviewed and re-affirmed that our executive compensation program is designed to contribute to long-term stockholder value by attracting, motivating and retaining a high performing executive team critical to our Company’s success. All of our executive officers have been recruited since we initiated our strategic transformation in late 2007. Decisions regarding total compensation program design for our executives, as well as individual pay decisions, are made in the context of our compensation philosophy, which emphasizes linking executive compensation to short-term and long-term financial success of the Company.

The following principles drive our executive compensation program:

Executive compensation should reward performance. A significant portion of our executive compensation program consists of short and long-term incentive programs designed to motivate and reward performance. We base our annual incentive program on a mix of business unit and Company financial and non-financial performance measures and personal measures designed to achieve our strategic goals. We use profitability and other performance measures to determine aggregate plan funding, aligning employee incentives with our strategic objectives. In determining individual incentive amounts, we incorporate business unit and personal goals to allow us to differentiate performance among various business units and individuals. The established goals should require sustained performance that is achievable without encouraging excessive risk taking. Overall plan funding and individual awards are larger when we achieve superior performance compared to goals and smaller in years when our performance does not meet desired levels.

Executive compensation should focus on long-term success. An important component of our compensation program should consist of equity awards with multi-year vesting schedules. This compensation vehicle provides our executive officers with a significant stake in the performance of the Company’s stock over time and aligns their decisions, risk-taking and judgment with long-term stockholder value. Our executives are expected to think and act like long-term stockholders. Being invested in our stock over time through both restricted stock and stock options promotes our culture of teamwork and strengthens the partnership with our stockholders.

Executive compensation should be competitive. In order to attract, retain and motivate highly qualified and experienced executives, our compensation program provides aggregate compensation and individual components that are competitive with other relevant financial institutions in markets in which we compete for talent. We use the following components to deliver competitive compensation:

•

Fixed compensation. While we generally target the market median or within a reasonable range of the 50th market percentile in structuring the fixed components of executive pay, in some cases in recruiting senior executives we have set higher executive salaries based upon an individual’s qualifications, experience, current and sustained performance results, or contribution to the Company. We also consider above-median fixed compensation levels in connection with the temporary restructuring of pay packages in light of regulatory limitations on other pay components.

•

Short-term incentive. We provide executives with a meaningful opportunity to earn incentive compensation in return for delivering performance. Our incentive compensation is based on financial, non-financial and individual metrics, which help drive achievement of our strategy, both in the short term and in the long term. Bonus opportunities may result in above median levels of total cash compensation in order to recruit and retain experienced executives who are important to the success of our strategy.

•	Long-term incentives. Awards should consist of a combination of stock option, restricted stock or restricted stock unit equity awards with multi-year service periods.

•	Employment agreements containing severance, change-of-control and restrictive covenant provisions typical in our industry.

•

Employee benefit programs, including our 401(k) savings and employee stock ownership plan (KSOP), health, life and disability insurance programs, and perquisites deemed appropriate to advance our business.

Executive compensation program should be simple in design and consistent with our values. We strive for a simple, effective program that is easily understood by our executives and stockholders, is easy to measure and mitigates the risk of unintended consequences. Our compensation program requires the highest ethical standards, encourages teamwork and rewards performance.

Executive compensation should reflect good corporate governance and compensation practices. Executive compensation payments and programs are subject to review and approval by our Compensation Committee, and executive compensation determinations with respect to our CEO are subject to review by our independent directors. Through our public disclosures and investor relations efforts, we seek to provide transparency regarding our executive compensation program to our constituents: our stockholders, our employees and our clients. As discussed above under “Our Compensation Committee and Its Practices—Compensation Consultant,” the Compensation Committee uses an independent consultant to advise the Committee with respect to competitive practice and pay levels, comparisons against peers and evolving best practices. This competitive perspective is reviewed annually to ensure our total compensation is positioned appropriately relative to the competitive market and performance. In accordance with applicable regulatory requirements and in the interest of prudent risk management, we periodically assess the risk profile of our compensation program, to reduce unnecessary or excessive risks and to avoid opportunities for earnings manipulation intended to increase the compensation of employees. As discussed above, TARP compensation rules and limitations have led us to develop a revised compensation framework for certain executive officers in order to balance our goals of paying for performance, delivering agreed-upon compensation packages and retaining key executive officers, while maintaining compliance with TARP requirements. We also seek to conform our executive compensation to best industry practices, including the use of bonus clawbacks and avoiding tax gross-ups and other controversial pay practices, while ensuring we retain the talent needed to execute under our relationship-based business strategy.

The Elements of Our Compensation Program

The principal components of our executive compensation program are base salary, annual bonus and long-term incentives, the levels of which are based on Company and individual performance against financial and non-financial metrics, peer group comparisons and our past practices. Consistent with our philosophy, the variable-pay components of our compensation program, consisting of our annual bonus and long-term incentive awards, are structured both to reward performance and reinforce a long-term focus. Executives are entitled to participate in Company-wide benefit programs, and certain executives receive other perquisites deemed appropriate. Because of the impact of TARP limitations on the payment of incentive compensation, we adjusted the compensation program for certain of our executive officers in 2010 and 2011 to pay a greater portion of their compensation in the form of fixed pay components, consisting of cash and salary stock.

Fixed Pay Elements

Base Salary. Base salary is paid in cash and comprises the primary fixed pay element of our executive compensation program. In February 2010, our CEO recommended and the Committee approved increases in the base salaries of Messrs. Killips and Lubin and Ms. Case in recognition of their achievement of certain personal performance goals during the preceding year and because certain of these executive officers assumed additional responsibilities. In March 2010, Mr. Killips’ base salary was increased by $45,000 to $425,000 to better align his base pay to the other named executive officers relative to his contribution. Base salaries for Mr. Lubin and Ms. Case were each increased by $15,000 to $400,000 and $325,000, respectively. Because of his base salary level as compared to market data, in lieu of a base salary raise, Mr. Hague was paid a lump sum cash amount of $10,000 so as not to affect his base salary used in determining his annual bonus or for other employee benefit calculations. In approving these increases, the Committee took into account that there had been no increases in base salaries of these three executive officers since they were recruited to the Company in 2007. Mr. Richman declined to accept any increase in his base salary for 2010.

The base salaries for our named executive officers as of December 31, 2010, are set forth in the following table:

Named Executive Officer	Position	2010 Base Salary

Larry D. Richman	President and Chief Executive Officer	$785,000
Kevin M. Killips	Chief Financial Officer	$425,000	(1)
Bruce R. Hague	President, National Commercial Banking	$435,000	(2)
Bruce S. Lubin	President, Illinois Commercial Banking	$400,000
Karen B. Case	President, Commercial Real Estate	$325,000

(1)	Effective March 1, 2010. As described below, Mr. Killips also received $125,000 in salary stock.
(2)	Mr. Hague also received a $10,000 one-time cash lump sum payment that is not considered base salary for determining bonus, if any, or for other employee benefit calculations.

Salary Stock. During 2010, in addition to a base salary increase described above, Mr. Killips received fixed pay in the form of salary stock because of restrictions imposed under TARP that made him ineligible to earn a cash incentive bonus for 2010. In order to maintain a level of total compensation appropriate relative to internal peers and external pay opportunity, Mr. Killips was granted salary stock for 2010 with an aggregate value of $125,000 (paid in the form of stock, along with cash equal to the tax withholding amount). The salary stock was paid in installments on each payroll date from March through December 2010. The actual number of shares issued to Mr. Killips was based upon the closing price of the Company’s common stock as of each payroll date. All shares of salary stock were fully vested upon issuance, but, pursuant to an agreement with Mr. Killips, the shares are restricted from sale for a period of 24 months after issuance.

Annual Bonus

2010 Annual Bonus Plan. Our annual bonus payments have historically represented a significant portion of the overall compensation opportunity for our executives. In 2010, our named executive officers participated in an annual bonus plan established by the Committee in February 2010. The financial performance metrics and weightings for plan funding were established as follows:

•	net income available to common stockholders (“NIAC”)(40%);

•	criticized loans as a percentage of Tier 1 capital plus the allowance for loan loss reserve (30%);

•	efficiency ratio (non-interest expense divided by the sum of tax-equivalent net interest income plus non-interest income, excluding losses on loan sales) (15%); and

•	the ratio of annual average client deposits to average loans (15%).

In establishing the 2010 annual bonus plan, the Committee approved these four factors and relative weighting to reflect of our business plan and strategic priorities for the year, which included:

•	intense credit management;

•	efficient deployment of capital;

•	revenue and deposit growth; and

•	core operating profit and return to profitability.

Performance levels for each metric, which are set forth below, were based upon the Company’s operating plan for 2010 as approved by the Board in February 2010. Achievement of breakeven NIAC was established as a condition to funding of a bonus pool under the plan. If the Company did not achieve positive NIAC for 2010, the Committee retained the discretion to establish a pool, initially contemplated to be $5 million, if at least threshold achievement had been reached in all of the three other performance metrics.

Achievement of all four financial performance goals at target would have resulted in funding of the bonus pool at 100% of the target bonus level. The plan provided that performance that exceeded or fell short of target would result in funding levels with respect to each metric as shown below.

Performance	Bonus Pool Funding Level

Maximum	150% of target
Superior	125% of target
Target	100% of target
Threshold	40% of target
Below Threshold	0% of target

Under the terms of the plan, achievement above superior in any of the performance metrics would not result in additional bonus payout unless NIAC also exceeded the superior performance level.

In order to further align management’s interests with the long-term interests of our stockholders and in furtherance of prudent risk practices, the Committee provided that one-half of any bonus awarded to Mr. Richman and 25% of any bonus awarded to the other named executive officers under the 2010 plan would be paid in shares of restricted stock, subject to ratable vesting over three years. The amount, timing and vesting terms of cash and the equity components of 2010 bonuses were subject to modification in light of TARP executive compensation restrictions.

In accordance with their employment agreements, the target bonus percentages for Mr. Richman, and the other named executive officers are as set forth in the following table.

Named Executive Officer	2010 Target Bonus Opportunity (Percentage of Base Salary)

Larry D. Richman	125%
Bruce R. Hague	110%
Bruce S. Lubin	90%
Karen B. Case	90%

(1)	Mr. Killips has a target bonus opportunity of 90% of base salary but was not eligible to participate in the bonus plan in 2010 under TARP rules applicable to the five most highly compensated employees.

The actual bonus awarded for 2010 depended first, on the level of the bonus pool funded by the Company’s full year financial performance relative to the financial performance metrics described above, and then upon individual performance factors tied primarily to business unit performance and personal performance against individual goals.

2010 Annual Bonus Awards. In January 2011, the Committee approved the funding of a bonus pool based on corporate performance relative to credit quality, efficiency ratio and client deposit performance metrics notwithstanding that NIAC did not meet its threshold funding level. The table below sets forth each metric under the 2010 plan, performance levels and actual performance.

2010 Performance Metric	Threshold	Target	Superior	2010 Actual

NIAC	Breakeven	$8,513 (1)	$29,352 (1)	$(12,090	)(1)

Criticized loans as a percentage of Tier 1 capital plus the allowance for loan loss reserve	94.0%	84.2%	80.0%	82.0%

Ratio of annual average client deposits(2) to average loans	98.5%	102.1%	103.6%	112.7%

Efficiency ratio, adjusted(3)	67.0%	62.9%	61.2%	61.7%

(1)	In thousands
(2)	Total deposits exclusive of brokered deposits and one-way CDARS (Certificate of Deposit Account Registry Service)
(3)	Ratio equal to non-interest expense divided by the sum of tax-equivalent net interest income plus non-interest income, excluding losses on loan sales. Actual result for 2010 also excludes gains on securities sales.

Beginning in December 2010, the Committee discussed the possibility that the NIAC plan funding condition might not be fulfilled in light of a slower-than-expected economic recovery and lingering credit concerns that necessitated higher-than-budgeted loan loss provisions. The Committee considered the fact that if the Company did not achieve budgeted profitability for the year and failed to meet threshold performance for NIAC, then no bonus pool would fund under the original plan, notwithstanding the performance in excess of target with respect to the three other metrics.

At its meeting in January 2011, the Committee weighed the full-year net loss for 2010 against the longer-term benefits derived from the other plan metrics. It also evaluated the Company’s year-over-year performance, as well as progressive improvement towards achieving profitability over the course of the year, including:

•	reported profit for the third and fourth quarters of 2010;

•	selected business units performed well compared to budget despite a challenging operating environment; and

•	progress made in strengthening risk management processes.

The Committee noted that, as originally designed, a discretionary bonus pool had been contemplated in the event that breakeven NIAC was not achieved but threshold or better results in the three other performance metrics were realized. Acknowledging that our continuing ability to deliver improving results depends upon our ability to retain and motivate our employees, the Committee also took note of the retention risk that could result if we did not pay bonuses. Among other factors, the Committee considered management’s recommendations regarding employee performance, particularly in high-performing units, and obtained the input of its independent compensation consultant.

After considering these various factors, in January 2011 the Committee determined that the Company’s performance merited the funding of a bonus pool based upon independent consideration of 2010 performance under each funding metric and without regard to the overall NIAC funding condition. In order to more accurately reflect 2010 performance, the efficiency ratio metric was adjusted to remove the effects of loan sales and gains recognized on securities sales. On this basis, the Committee approved a bonus pool of approximately 70% of the aggregate target funding. Of the three metrics that exceeded target, performance relative to the criticized asset ratio contributed 33.9% of total plan funding, the average core deposit ratio contributed 18.8% and the efficiency ratio performance contributed 17.6%. Although the average core deposit ratio exceeded superior performance levels for this category, as noted above, contribution to overall plan funding was capped because NIAC did not exceed its funding threshold.

Based upon plan funding levels, after careful evaluation of Mr. Richman’s performance relative to his goals, as well as overall Company performance, the Committee awarded Mr. Richman a bonus of $588,750. While recognizing Mr. Richman’s leadership during the continued implementation of the Company’s strategic transformation that began in 2007 and the Company’s strong performance against the non-NIAC plan metrics, the Committee determined that it was appropriate to limit the bonus to 60% of his opportunity in light of the fact that the Company did not achieve breakeven NIAC.

The Committee awarded to Messrs. Hague and Lubin and Ms. Case bonuses of $315,000, $370,000 and $165,000, respectively, which correspond to 66%, 103% and 56% of their respective bonus opportunities, reflecting differentiated 2010 performance results in the business units they managed. Despite 2010 operating profit performance below budget, under Mr. Hague’s leadership, National Commercial Banking achieved performance metrics related to reduction of criticized assets and deposit growth. The amount payable to Mr. Lubin reflects above-target performance of the Illinois Commercial Banking business unit. Ms. Case’s unit, Commercial Real Estate, achieved certain performance goals, although market issues, credit issues and weaknesses in our legacy loan portfolio continued to challenge the unit’s overall performance. Because of TARP restrictions applicable to Mr. Killips in 2010, he was not eligible for a cash bonus award under the 2010 bonus plan.

Although Messrs. Richman and Hague were not subject to TARP bonus restrictions in 2010, and could therefore earn a bonus for 2010, each of them is among the Company’s five most highly compensated employees for 2011. In order to comply with applicable TARP restrictions on payment, the

2010 bonus awards for Messrs. Richman and Hague will not be distributed until permitted by TARP rules and are subject to clawback to the extent required under TARP. Such amounts will be held in rabbi trusts established by the Company. In addition, neither Mr. Richman nor Mr. Hague will be eligible to participate in the Company’s annual bonus plan in 2011.

As provided in the 2010 bonus plan, 25% of the bonuses to Mr. Lubin and Ms. Case were paid in the form of restricted stock, subject to three-year ratable vesting, and the remainder was paid in cash. For Messrs. Richman and Hague, at the time of distribution of these amounts, the Company may cause a portion of the 2010 bonus to be disbursed in the form of equity, consistent with the 2010 bonus plan.

Long-Term Incentives

During 2007, we established two new equity-based incentive compensation plans to facilitate the execution of our strategic transformation:

•

the Strategic Long-Term Incentive Plan authorized the grant of equity awards covering up to 5,000,000 shares of our common stock as inducement awards to newly recruited officers and employees recruited to join us as part of our business plan. No additional awards were made under this plan after December 31, 2009; and

•

the 2007 Long-Term Incentive Compensation Plan which authorized the grant of awards covering up to 5,000,000 shares of our common stock and was approved by our stockholders at the 2008 Annual Meeting of Stockholders.

We used a combination of performance-vested stock options, time-vested stock options, and performance shares as a material inducement to recruit executives. The inducement awards for Messrs. Richman, Hague and Lubin and Ms. Case were made on November 1, 2007, on or shortly after the day that each executive joined the Company, in accordance with agreements entered into in connection with the recruitment of each of the executives. These awards were intended to represent several years’ worth of stock options and performance shares up-front, to send a strong recruiting message and provide significant upside opportunity to the executive in the value he or she helps to create, and vested upon the achievement of aggressive earnings per share (“EPS”) and share price metrics over a five-year performance period. A portion of the performance-based awards would also vest upon continued service with the Company.

As originally awarded, one-fifth of the performance shares included in the equity awards described above were to vest on December 31 of each year beginning in 2008 if a required 20% compounded annual growth in the Company’s stock price was achieved during such year from a base price of $27.91 set during the fourth quarter 2007. Although the stock price goal was achieved in 2008 based upon achievement of the required stock price of $33.49 during that year, no shares were vested during 2009 (required price of $40.19).

In January 2010, the Committee determined that, in light of current economic conditions and the Company’s recent stock price performance relative to the required vesting hurdles of $48.23, $57.87 and $69.45 for 2010, 2011 and 2012, respectively, additional tranches of the performance shares were unlikely to vest. The Committee amended the performance shares to convert them into time-vested awards by eliminating the stock price performance metric. The purpose of the amendment was to provide long-term incentives, to create a meaningful retention benefit and to better match employee benefit with Company expense. The amendments were also made in lieu of a broad-based equity award in 2010, as had previously been contemplated. The amendment did not change the number of shares, the remaining vesting dates (December 31, 2010, 2011 and 2012) or continued service requirements set forth in the original equity awards. In addition, each amendment was contingent upon the holder’s acknowledgment and agreement that the amendment and all other compensation arrangements are subject to compliance with executive compensation restrictions and requirements under TARP. In the event of a change in control, death or disability prior to December 31, 2012, any unvested awards vest in full. Vesting in such circumstances, or in certain other cases, may be subject to limitation due to the restrictions under TARP.

The stock options granted on November 1, 2007, had an exercise price of $26.10, the closing price of the Company’s common stock on November 1, 2007. One-half of the stock options are time-vesting options which vest on December 31st of each year beginning in 2008 through 2012, subject to continued employment on each such date.

The other half of the stock options, the performance-vesting options, were to vest upon satisfaction of EPS goals for the five-year performance period 2008 through 2012, ranging from $1.98 to $4.11. Like the performance share awards, one-fifth of the performance-vesting stock options were eligible to vest as of December 31 of each year beginning in 2008 if the required 20% compounded annual growth in EPS has been achieved during such year. None of the performance options vested in 2008 or 2009, and the Committee determined that performance option recipients did not expect the awards to vest in subsequent years. In light of the Committee’s determination not to implement a broad-based annual equity award program in 2010, and in order to reduce the overhang associated with the performance options and the perceived dilutive effect of these prior awards, the Committee sought cancellation of the performance option awards for no additional consideration. Messrs. Richman, Hague and Lubin and Ms. Case surrendered 281,250 performance stock options in the aggregate. The shares underlying these cancelled options were not available for re-use in new equity awards because the options were issued under the Strategic Long-Term Incentive Compensation Plan, under which awards were not permitted after December 31, 2009.

For each of the named executive officers, the number and fair market value of the restricted shares awards granted and vested during 2010 (including the modified restricted stock awards discussed above), is set forth in the “2010 Grants of Plan-Based Awards” table and the “2010 Option Exercises and Stock Vested” table under “Executive Compensation.”

Because of TARP restrictions applicable to Mr. Killips in 2010, he was not eligible for a bonus award under the 2010 bonus plan, although TARP permits certain restricted stocks awards. On March 1, 2011, the Committee awarded Mr. Killips a TARP-compliant restricted stock award of $195,000, consisting of 13,684 shares. The amount of the award was based upon Company and his individual performance in 2010 and took into account the salary stock issued to him during 2010. In accordance with TARP rules, the restricted stock award includes minimum service requirements (no portion of the award will vest until the second anniversary of the grant) and restrictions on transferability.

Executive Benefits and Perquisites

Our CEO and each of our named executive officers are eligible to participate in the employee benefit programs we provide to our employees generally, including our 401(k) savings and employee stock ownership plan (the “KSOP”), health and life insurance programs and a disability insurance program for senior officers. We do not maintain a defined benefit plan or supplemental executive retirement plan. We do maintain a non-qualified deferred compensation plan under which our executives may defer a portion of their current cash compensation. We do not provide a matching or other contribution under the deferred compensation plan. Deferred amounts are credited with earnings based either on a rate of interest determined under the plan or based on performance of deferred stock unit investments in Company common stock.

During 2010, we provided Mr. Richman with a driver who is also a Company employee in order to assist him with the discharge of his duties. We discontinued the reimbursement of club dues in 2010 and instead provide each executive officer with a fixed monthly allowance. The Compensation Committee believes the fixed monthly allowance will cut down significantly on the administrative time and costs associated with reimbursing such expenses and also enable the Company to more easily monitor and control these expenditures.

Employment Agreements

We maintain employment agreements with our CEO and other named executive officers. We have done so because employment agreements provide certainty and stability to our management team and are typical within our industry, particularly in light of consolidation that has and is likely to continue to take place. The employment agreements contain commitments with respect to the executive’s position and compensation, provide for severance benefits in the event of involuntary termination within or outside the context of a change in control and obtain commitments from the executive with respect to confidentiality and restrictive covenants.

In connection with the execution of our business plan, we entered into employment agreements with Mr. Richman and other named executive officers. Our willingness to enter into these agreements was an important factor in our ability to attract the executives. The agreements were based on our assessment of current competitive practice, recruitment considerations, input from the Compensation Committee’s compensation consultant and legal counsel and negotiations with the executives. For a more complete description of the potential payments to the CEO and other named executive officers in the event of termination of employment or a change in control, see “Executive Compensation—Potential Payments upon Termination or Change in Control” below.

In connection with our participation in TARP, Mr. Richman and each of our executive officers have entered into agreements with the Company having the effect of amending their existing employment agreements and other compensation arrangements to the extent necessary to comply with the requirements of TARP. Pursuant to these agreements with the Company and in accordance with limitations set forth in TARP, each of our senior executive officers is prohibited from accruing or receiving any severance benefit if their termination occurs during 2011, regardless of whether such termination is in connection with a change of control of the Company or otherwise.

2011 Compensation

Fixed Pay Elements – TARP Restructuring. As a result of the Committee’s review of the impact of TARP on the Company’s executive compensation program described above under “Compensation Discussion and Analysis—TARP, the American Recovery and Reinvestment Act of 2009 and Other Regulatory Action,” in February 2011, the Committee approved an adjusted 2011 compensation program for Messrs. Richman and Hague. The changes are intended to increase their fixed compensation, delivered through base salary increases and additional cash and salary stock awards, relative to their total compensation opportunity as well as competitive compensation levels. Mr. Richman’s base salary was increased to $950,000, and Mr. Hague’s base salary was increased to $450,000. For Mr. Richman, the Committee took into account his leadership role in connection with the strategic transformation plan and the fact that he had received no adjustment to base salary since joining the Company in 2007.

Because of TARP restrictions, Messrs. Richman and Hague are not eligible to participate in the Company’s annual bonus plan in 2011. Absent these restrictions, under the terms of their respective employment agreements, Messrs. Richman and Hague would have had target bonus opportunities of approximately $1.2 million and $500,000, respectively. As a temporary adjustment to compensation while Messrs. Richman and Hague are subject to TARP-related restrictions on bonus payments, Messrs. Richman and Hague will receive additional fixed compensation consisting of cash payments in the amounts of $650,000 and $275,000, respectively, and TARP-compliant salary stock awards in the amounts of $650,000 and $275,000, respectively. These amounts will be paid in installments which began in March 2011 and subject to their continued employment, will continue through December 2011. The salary stock amounts will be paid in the form of fully-vested stock and cash equal to the tax withholding amount, and may not be sold for a period of 24 months from issuance. The TARP cash and salary stock will not be taken into account as “base salary” for purposes of salary-based benefits under any Company benefit plan or agreement. The Committee may modify or terminate these payments at any time.

In connection with its annual performance evaluation and assessment of executive compensation, effective March 1, 2011, the Committee increased 2011 base salaries for Mr. Killips to $445,000, for Mr. Lubin to $420,000 and for Ms. Case to $335,000. These amounts were consistent with our broader salary guidelines, which take into account individual performance and market and peer group comparisons. Because Messrs. Killips and Lubin and Ms. Case are not affected by TARP restrictions on incentive compensation for 2011, the Committee did not adjust their compensation structure in light of TARP.

Annual Bonus Plan. In 2011, our named executive officers who are not subject to TARP restrictions on the payment of incentive compensation will participate in an annual bonus plan established by the Compensation Committee in February 2011. Their individual bonus targets are unchanged from 2010. The 2011 bonus plan is structurally similar to the 2010 plan, as modified. Under the terms of the 2011 plan, a bonus pool will be funded based upon the Company’s 2011 financial performance relative to certain pre-established financial metrics that align with the Company’s strategic plan. The 2011 plan metrics are substantially similar to the metrics applicable to the 2010 plan, provided that weighting of NIAC was increased to 50% of pool funding (from 40% in 2010) and a new metric was added – non-interest income (excluding securities gains and losses, and gains and losses on dispositions of loans or other assets) as a percentage of total revenue – consistent with the Company’s business priorities. Each metric will fund the pool independently.

Long-Term Incentives. Consistent with our executive compensation philosophy, we have an annual broad-based equity program to provide a long-term incentive to our employees to build shareholder return. The aggregate value of individual awards, expressed as a percentage of base salary, is based upon guidelines approved by the Committee after a review of market and peer group equity award practices. For 2011, one-half of the award value to our named executive officers consisted of stock options, and one-half consisted of shares of restricted stock, all of which vest ratably on the first, second and third anniversaries of the grant date, subject to any changes due to TARP restrictions. We anticipate making similar annual equity awards in subsequent years.

On April 1, 2011, the Committee approved awards to Mr. Killips in the aggregate amount of $340,000, consisting of 11,341 shares of restricted stock and 24,547 stock options, to Mr. Lubin in the aggregate amount of $320,000, consisting of 10,674 shares of restricted stock and 23,103 stock options, and to Ms. Case in the aggregate amount of $200,000, consisting of 6,671 shares of restricted stock and 14,440 stock options. The exercise price of all such options was $14.99, the closing price of our common stock on the grant date. Because of the modifications to their compensation in light of TARP restrictions on incentive compensation, neither Mr. Richman nor Mr. Hague received an equity award on April 1, 2011. They will be considered for equity awards in late 2011, as permitted under TARP, based upon Company and individual performance and other factors determined by the Committee, including the TARP-related compensation paid during 2011.

Additional Information Relating to Executive Compensation

Stock Ownership Guidelines. The Company maintains stock ownership guidelines consistent with the Board’s belief that significant stock ownership by our executive officers and directors strengthens the alignment of the executive officers and directors with the interests of our stockholders and promotes our long-term business objectives. Under the guidelines, our non-employee directors, Chief Executive Officer and other executive officers are expected to accumulate shares of our common stock to meet the applicable ownership level within five years of the later of March 31, 2008 or their election or appointment (the “accumulation period”). For purposes of the guidelines, shares underlying stock options are not counted until exercised, and unvested performance shares are not counted until the performance criteria have been satisfied. To meet the required level, the officer or director must have acquired and must hold shares having a value equal to the applicable level. Until the officer or director has reached the applicable level, the officer or director is expected to retain all shares (net of shares surrendered in payment of withholding taxes) received by the officer or director upon exercise of stock options or vesting of stock awards. The ownership guidelines are indicated in the following table.

Position	Stock Ownership Level

Chief Executive Officer	5 times annual base salary
Other Executive Officers	3 times annual base salary
Non-Employee Directors	3 times annual cash retainer

Hedging Transactions. None of our executive officers or directors has hedged their ownership positions in the Company’s common stock. Under the Company’s policies, each executive officer and director is required to obtain the Company’s consent prior to entering into any hedging or monetization arrangement involving Company securities.

Policy Regarding Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the tax deductions by public companies for remuneration paid or provided to certain executive officers. Section 162(m) generally disallows the ordinary business expense deduction for compensation in excess of $1,000,000 paid to the CEO and the three most highly compensated individuals who are employed as executive officers at year-end and included as named executive officers in the proxy statement. However, the deduction for certain performance-based compensation is excluded from the Section 162(m) limits if paid pursuant to plans approved by stockholders of the Company, such as the Company’s 2007 Long-Term Incentive Plan. Generally, it has been the Committee’s practice to structure annual bonuses paid to such officers as performance-based compensation under Section 162(m). For example, in connection with the 2010 annual bonus program, the Committee established performance-based awards under the Incentive Compensation Plan in order to qualify any bonus earned by the Chief Executive Officer and other executive officers as performance-based compensation under Section 162(m). However, the long-term incentive compensation and sign-on and make-whole bonuses awarded in connection with the recruitment of Mr. Richman and certain of the named executive officers, as well as the special equity awards made to the existing management team, were not awarded under a stockholder approved plan and will not qualify for the “performance-based” compensation exception.

As a result of our participation in TARP, we are subject to amendments to Section 162(m) which further limit the deductibility of remuneration earned by our senior executive officers. These limits include a reduction of the deductible compensation cap from $1 million to $500,000, elimination of the exception for performance-based compensation and expansion of the group subject to the limitation to specifically include the Chief Financial Officer. When considering whether to participate in TARP, the Board of Directors did consider the potential increased after-tax cost of our executive compensation program because of the additional deduction limitation. The Committee does not consider the tax impact of reduced compensation deductions to be a significant factor in its decision-making with respect to the compensation of our executive officers.

Consideration of Results of 2010 Stockholder Advisory Vote on Executive Compensation. As described above, under rules applicable to TARP participants, we are required to submit to our stockholders an advisory vote to approve the compensation of executives as disclosed pursuant to the executive compensation disclosures included in the proxy for our annual meeting of stockholders. At our 2010 annual meeting held on May 27, 2010, over 73% of votes were cast in support of the proposal.

The Committee monitors the results of the annual advisory “say-on-pay” proposal and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities, although no such factor is assigned a quantitative weighting. Because a substantial majority of our stockholders approved the compensation program described in our proxy statement in 2010, the Committee did not implement changes to our executive compensation program as a result of the stockholder advisory vote.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Acts”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee of the Board of Directors of the Company oversees the Company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the foregoing Compensation Discussion and Analysis set forth in this proxy statement.

In reliance on the review and discussions referred to above, the Compensation Committee and such independent members of the Board of Directors have each recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and the Company’s proxy statement in connection with the Company’s 2011 Annual Meeting of Stockholders, to be filed with the Securities and Exchange Commission.

Narrative Concerning Compensation Plan Risk and Earnings Manipulation

During May and December 2010 the Company and the Committee undertook a comprehensive review of excessive risk and earnings manipulation potential posed by all employee compensation plans, a process that is required by TARP regulations to be done on a semi-annual basis. The Company’s Chief Risk Officer coordinated this effort and involved a cross-disciplinary team, which included representatives from the Company’s finance, risk management, human resources, legal and compliance functions. Business leaders from operating units helped to develop an inventory of existing compensation plans and, where necessary, provided additional information about the nature of the plans and related business unit’s risk management practices.

The review process began with a full inventory of our current compensation plans, as defined by the TARP regulations. Particular focus was given to new plans and changes to existing plans. All plans were reviewed relative to a specific set of criteria to determine whether the plan required an in-depth assessment. Those criteria were:

•	whether or not TARP required the plan to be evaluated for excessive risk and earnings manipulation potential;

•	specific plan characteristics, including the identity and number of participants, performance metrics as a basis for compensation, and plan type and payouts;

•	the use of plan design controls and governance, including Company policies and procedures and plan oversight; and

•	the plan payout relative to the broader Company compensation program and market practice.

In connection with their semi-annual risk reviews in 2010, the Committee and the Company’s senior risk officer determined that certain of our compensation arrangements, including contractual arrangements with persons who were not senior executive officers, departmental incentive and referral programs providing a de minimis payout, certain retention bonus awards, the Company’s KSOP plan and its health and welfare benefit plans, were either not covered by the TARP requirements or were not expected to expose the Company to unnecessary or excessive risk or provide the opportunity for earnings manipulation.

For the other compensation plans, the plan design was evaluated to assess the extent to which the payout structure (including typical and aggregate payments) and other design features might, by themselves, be seen to encourage (or not discourage) excessive business risk. This qualitative evaluation determined the “inherent” risk associated with the plan. Management and the Committee then evaluated the applicable business unit’s and the Company’s governance practices with respect to such plans to determine the degree to which current governance practices mitigate or increase the inherent risk associated with such compensation plans. The residual risk, a reflection of the degree to which inherent risk is mitigated by governance or business practices, in combination with an assessment of the overall financial significance of the plan to the Company, was the final means used to determine the extent to which an incentive plan may encourage (or does not actively discourage) excessive risk taking for purposes of this review.

A parallel analysis considered the possibility of earnings manipulation to enhance the compensation of any employee. For this review, the Committee and the Company’s chief risk officer identified the roles most likely to provide an opportunity to manipulate earnings (the CEO, direct reports to the CEO and business unit leadership) and then conducted a detailed review of their current incentive plans. These plans were reviewed relative to a separate set of design criteria to determine whether each plan encourages (or does not actively discourage) earnings manipulation. In cases where employees are eligible for multiple incentive programs, the analysis considered whether any additional risk emerged based on overlap in the plans.

As part of the excessive risk and earnings manipulation reviews, the Company considered all compensation plans. The Company and Committee determined that the residual risk of such plans did not pose unnecessary or excessive risks that threaten the value of the Company. Likewise, the earnings manipulation review findings showed that the compensation plans do not encourage manipulation of reported earnings to enhance the compensation of any employee.

The primary factors resulting in these conclusions were:

•	the use of balanced performance metrics in material incentive plans;

•	the use of bonus clawbacks, as required by TARP;

•	the business limitations imposed on the plans;

•	active Committee oversight of material compensation plans; and

•	departmental segregation of oversight function, including calculation and validation of payments.

The Committee will conduct a similar review of all of our compensation plans on a semi-annual basis as required by TARP.

TARP Certification

The Compensation Committee certifies that:

1.	It has reviewed with the Company’s chief risk officer the senior executive officer compensation plans and has made all reasonable efforts to ensure that these plans do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company;

2.	It has reviewed with the Company’s chief risk officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

3.	It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

Compensation Committee

Edward W. Rabin (Chair)

Cheryl Mayberry McKissack

James B. Nicholson

Collin Roche

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows cash and non-cash compensation for the years ended December 31, 2010, 2009 and 2008, for the Company’s “Principal Executive Officer,” the Company’s current “Principal Financial Officer,” and for the next three most highly compensated executive officers during 2010. We refer to these five individuals as our “named executive officers” throughout this proxy statement.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value & Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation ($)		Total ($)

Larry D. Richman President and CEO (Principal Executive Officer)	2010	785,000		—		1,180,725	—	588,750		—	122,325	(5)	2,676,800
	2009	785,000		—		—	—	—		—	98,991		883,991
	2008	785,000		—		—	—	600,010	(4)	—	76,656		1,461,666

Kevin M. Killips Chief Financial Officer (Principal Financial Officer) (6)	2010	542,500	(7)	—		—	—	—	(8)	—	18,427	(9)	560,927
	2009	339,564		50,000		750,021	242,627	—		—	15,579		1,397,791

Bruce R. Hague President, National Banking	2010	435,000		10,000	(10)	393,575	—	315,000		—	27,312	(9)	1,180,887
	2009	435,000		—		—	—	—		—	42,231		477,231
	2008	435,000		—		—	—	375,000		—	40,005		850,005

Bruce S. Lubin President, Illinois Commercial Banking	2010	397,500		—		393,575	—	277,500	(8)	—	53,536	(9)	1,122,111
	2009	385,000		—		—	—	—		—	34,178		419,178
	2008	385,000		—		—	—	345,000		—	34,502		764,502

Karen B. Case President, Commercial Real Estate (11)	2010	322,500		—		393,575	—	123,750	(8)	—	47,796	(9)	887,621

(1)	For Messrs. Richman, Hague, Lubin and Ms. Case in 2010, the amounts shown represent the values of the January 2010 modification of 2007 restricted stock grants from performance-vested awards to time-vested awards as discussed in the Compensation Discussion and Analysis under “The Elements of Our Compensation Program—Long-Term Incentives.” The amounts for Mr. Killips in 2009 represents the value of time-vested restricted stock awards granted to him during 2009 at grant date fair value computed in accordance with FASB ASC Topic 718. The Company’s accounting policy and assumptions for stock-based compensation are described in Notes 1 and 16 to the Company’s audited financial statements included in its 2010 Annual Report on Form 10-K.
(2)	Amounts represent the value of stock options granted during the year computed in accordance with FASB ASC Topic 718. Stock options granted to Mr. Killips in 2009 have time-vesting conditions. The Company’s accounting policy and assumptions for stock-based compensation are described in Notes 1 and 16 to the Company’s audited financial statements included in its 2010 Annual Report on Form 10-K.
(3)	The named executive officers who participate in the Deferred Compensation Plan did not earn interest at a rate exceeding 120% of the Applicable Federal Rate.
(4)	Mr. Richman was paid his 2008 bonus in the form of a restricted stock award covering 43,322 shares on March 30, 2009. Following the issuance of Treasury guidance in mid-2009 relating to bonus limitations for TARP participants, the Compensation Committee approved the vesting of the shares.
(5)	In addition to amounts attributable to a club membership allowance and dues totaling $28,908, matching contributions to the Company’s 401(k) plan and parking benefits, this amount also includes the $65,536 incremental cost to the Company of providing an employee as a driver for Mr. Richman. This amount represents approximately 75% of the total compensation and benefits costs incurred by the Bank which are estimated to be attributable to the employee and his driving-related duties, plus maintenance, operating and insurance costs paid by the Company. The driver uses Mr. Richman’s personal car for these purposes.
(6)	Mr. Killips was hired in February 2009 and became Chief Financial Officer effective March 3, 2009.
(7)	The 2010 amount for Mr. Killips includes an award of salary stock in the aggregate amount of $125,000, which amount was paid in the form of 7,053 shares of fully-vested shares of stock, along with $36,969 in cash, which is equal to the tax withholding amount.
(8)	Because Mr. Killips could not receive an annual bonus for 2010 due to TARP restrictions, all of the incentive compensation awarded to him for 2010 was granted as time-vesting restricted stock. A portion of the annual bonus awarded to each of Mr. Lubin and Ms. Case for 2010 was granted as time-vesting restricted stock. Because such grants were made in March 2011, they do not appear in the Summary Compensation Table, which reflects only cash incentive compensation earned in 2010. The value of such stock grants for 2010 performance were: Mr. Killips – $195,000, Mr. Lubin – $92,500 and Ms. Case – $41,250. Mr. Killips was subject to TARP-related restrictions on incentive compensation awards in 2010 and his stock award qualified as TARP-compliant restricted stock under applicable TARP regulations.
(9)	For Messrs. Killips, Hague, Lubin and Ms. Case, this amount includes club membership allowances and dues, restricted stock dividends, parking benefits and matching contributions to the Company’s 401(k) plan (except for Mr. Killips). Club membership allowances and dues for 2010 totaled $37,030 and $31,290 for Mr. Lubin and Ms. Case, respectively.
(10)	Represents a one-time cash lump sum payment, as discussed in the Compensation Discussion and Analysis under “The Elements of Our Compensation Program—Base Salary.”
(11)	Ms. Case was not a named executive officer in 2009 or 2010.

Plan-Based Award Grants in Last Fiscal Year

The following table shows incentive bonus compensation plan information and awards of restricted stock, performance shares and stock options made to each named executive officer in 2010 and the fair value of the awards as of the grant date. For a discussion of the terms of these awards, see our Compensation Discussion and Analysis under “The Elements of Our Compensation Program—Long-Term Incentives.”

2010 Grants of Plan-Based Awards

			Estimated Future Payouts Under Equity and Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock and
						of Stock	Underlying	Option	Option
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	or Units (#)	Options (#)	Awards ($/Sh)	Awards ($)

Larry D. Richman	Annual Cash Incentive	02/23/10	392,500	981,250	1,471,875	—	—	—	—
	Restricted stock award(2)	01/28/10	—	—	—	112,500	—	—	1,180,725

Kevin M. Killips	Salary Stock(3)	03/31/10	—	—	—	642	—	—	8,795
	Salary Stock(3)	04/15/10	—	—	—	307	—	—	4,409
	Salary Stock(3)	04/30/10	—	—	—	308	—	—	4,398
	Salary Stock(3)	05/14/10	—	—	—	306	—	—	4,403
	Salary Stock(3)	05/28/10	—	—	—	332	—	—	4,399
	Salary Stock(3)	06/15/10	—	—	—	361	—	—	4,401
	Salary Stock(3)	06/30/10	—	—	—	397	—	—	4,399
	Salary Stock(3)	07/15/10	—	—	—	380	—	—	4,400
	Salary Stock(3)	07/30/10	—	—	—	356	—	—	4,404
	Salary Stock(3)	08/13/10	—	—	—	403	—	—	4,409
	Salary Stock(3)	08/31/10	—	—	—	421	—	—	4,399
	Salary Stock(3)	09/15/10	—	—	—	375	—	—	4,406
	Salary Stock(3)	09/30/10	—	—	—	387	—	—	4,408
	Salary Stock(3)	10/15/10	—	—	—	368	—	—	4,401
	Salary Stock(3)	10/29/10	—	—	—	373	—	—	4,398
	Salary Stock(3)	11/15/10	—	—	—	348	—	—	4,402
	Salary Stock(3)	11/30/10	—	—	—	362	—	—	4,402
	Salary Stock(3)	12/15/10	—	—	—	321	—	—	4,398
	Salary Stock(3)	12/31/10	—	—	—	306	—	—	4,400

Bruce R. Hague	Annual Cash Incentive	02/23/10	191,400	478,500	717,750	—	—	—	—
	Restricted stock award(2)	01/28/10	—	—	—	37,500	—	—	393,575

Bruce S. Lubin	Annual Cash Incentive	02/23/10	144,000	360,000	540,000	—	—	—	—
	Restricted stock award(2)	01/28/10	—	—	—	37,500	—	—	393,575

Karen B. Case	Annual Cash Incentive	02/23/10	117,000	292,500	438,750	—	—	—	—
	Restricted stock award(2)	01/28/10	—	—	—	37,500	—	—	393,575

(1)	Reflects potential aggregate bonus pool funding at threshold, target and maximum and assumes like percentage payouts to named executive officers. “Threshold” does not denote a minimum bonus as individual bonuses are not guaranteed regardless of the level of plan funding. For annual cash incentive awards, threshold payout of 40% of target reflects the Company meeting the minimum standard for all four financial goals, while the maximum payout of 150% of target represents achieving maximum performance on all four goals.
(2)	The amounts shown represent the values of the January 2010 modification of 2007 restricted stock grants from performance-vested awards to time-vested awards as discussed in the Compensation Discussion and Analysis under “The Elements of Our Compensation Program—Long-Term Incentives.” The amounts shown were computed in accordance with FASB ASC Topic 718. The Company’s accounting policy and assumptions for stock-based compensation are described in Notes 1 and 16 to the Company’s audited financial statements included in its 2010 Annual Report on Form 10-K.
(3)	Shares of salary stock were granted to Mr. Killips under a Salary Stock Award Agreement dated March 18, 2010. The award consisted of salary stock in the aggregate amount of $125,000, which amount was paid in the form of 7,053 shares of fully-vested shares of stock, along with $36,969 in cash, which is equal to the tax withholding amount. Shares were issued for each semi-monthly pay period commencing March 31, 2010 through December 31, 2010. Such shares were vested upon grant but may not be sold until the second anniversary of the applicable grant date, except in the case of death, permanent disability or change-of-control. Such shares are not be taken into account as “base salary” for purposes of salary-based benefits under any Company benefit plan or agreement.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes certain information for each named executive officer with respect to outstanding equity awards and the value of such awards.

Outstanding Equity Awards as of December 31, 2010

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)(1)(2)		Market Value of Shares or Units of Stock that have not Vested ($)(3)

Larry D. Richman	112,500	121,875	(4)	26.10	11/1/17	82,500		1,186,350	(5)
Kevin M. Killips	10,660	31,981	(6)	14.30	2/10/19	24,769	(7)	356,178
Bruce R. Hague	37,500	40,625	(4)	26.10	11/1/17	27,500		395,450	(5)
Bruce S. Lubin	37,500	40,625	(4)	26.10	11/1/17	27,500		395,450	(5)
Karen B. Case	37,500	40,625	(4)	26.10	11/1/17	27,500		395,450	(5)

(1)	See “Compensation Discussion and Analysis—Long-Term Incentives” for a discussion of certain terms of restricted stock awards and stock options, including cancelations and vesting changes made in January 2010.
(2)	Holders of unvested stock awards receive dividends paid by the Company and have voting rights as if the underlying shares were beneficially owned by the holder; provided that dividends related to restricted shares of Messrs. Richman, Hague and Lubin and Ms. Case will be paid at the time the underlying shares are earned.
(3)	Value of shares represented by outstanding stock awards based on the closing price of our common stock on December 31, 2010 of $14.38.
(4)	As described in the Compensation Discussion and Analysis under “The Elements of Our Compensation Program—Long-Term Incentives,” certain performance-vested options were surrendered in January 2010 for no consideration and are not included in the table above. The balance of the stock options will vest in accordance with the following schedule:

	December 31,
Name	2011 (#)	2012 (#)	Total (#)

Larry D. Richman	37,500	84,375	121,875
Bruce R. Hague	12,500	28,125	40,625
Bruce S. Lubin	12,500	28,125	40,625
Karen B. Case	12,500	28,125	40,625

(5)	As described in the Compensation Discussion and Analysis under “The Elements of Our Compensation Program—Long-Term Incentives,” these performance awards were amended in January 2010 and converted from performance-vested shares into time-vested shares of restricted stock. The number of performance shares so amended was: Mr. Richman - 112,500; Mr. Hague - 37,500; Mr. Lubin - 37,500; and Ms. Case - 37,500. The remaining unvested shares at December 31, 2010 will vest in accordance with the following schedule:

	December 31,
Name	2011 (#)	2012 (#)	Total (#)

Larry D. Richman	37,500	45,000	82,500
Bruce R. Hague	12,500	15,000	27,500
Bruce S. Lubin	12,500	15,000	27,500
Karen B. Case	12,500	15,000	27,500

(6)	The options will vest in three equal installments on February 10, 2011, 2012 and 2013.
(7)	The vesting dates for these shares is as follows: February 10, 2011 – 16,027; February 10, 2012 – 4,371; and February 10, 2013 – 4,371.

2010 Option Exercises and Stock Vested

The following table shows the number of stock option awards exercised by each named executive officer in 2010 and the value realized on exercise. It also shows the number of shares acquired upon the vesting of restricted stock awards and the value realized on vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(1) ($)

Larry D. Richman	—	—	37,500		539,250
Kevin M. Killips	—	—	23,078	(2)	295,395
Bruce R. Hague	—	—	12,500		179,750
Bruce S. Lubin	—	—	12,500		179,750
Karen B. Case	—	—	12,500		179,750

(1)	Represents the aggregate dollar amount realized by the named executive officer upon the vesting of stock awards during 2010. The dollar amount represents the number of shares acquired on vesting multiplied by the market closing price of our common stock on the vesting date.
(2)	Includes shares issued in connection with an award of salary stock in the aggregate amount of $125,000, which amount was paid in the form of 7,053 shares of fully-vested shares of stock, along with $36,969 in cash, which is equal to the tax withholding amount.

2010 Nonqualified Deferred Compensation

Our named executive officers and members of the Boards of Directors of the Company and its subsidiaries are eligible to participate in the PrivateBancorp, Inc. Deferred Compensation Plan. The Deferred Compensation Plan is a non-qualified plan that permits participants to defer receipt of cash compensation otherwise payable to them. Except for an “earnings” credit on the deferred amounts, the Company does not provide any contributions or credits to participants under the Deferred Compensation Plan.

Named executive officers who participate in the plan may elect to defer up to 50% of annual base salary and 100% of annual bonus amounts under the Deferred Compensation Plan. Directors may elect to defer up to 100% of annual directors fees. Amounts deferred are credited to an account maintained under the plan. This account reflects the Company’s liability to the participant; no funds are deposited into a trust or otherwise set aside to pay the deferred amounts. Amounts deferred will be paid at a future date, which may be the date of a change in control of the Company, or at termination of employment or service as a director, or as the participant may elect. Payment is made in a lump sum or annual installments up to 10 years. All elections and payments under the plan are subject to compliance with requirements of Section 409A of the Code which may limit elections and require a delay in payment of benefits in certain circumstances.

While deferred, amounts are credited with “earnings” as if they were invested in either a fixed income account with interest credited based on the lower of our prime rate or 120% of the applicable federal rate, or in deferred stock units (“DSUs”), as the participant may elect at the time the amounts are deferred. The average interest crediting rate during 2010 was 3.25%. The balances of the participants’ accounts under the plan are adjusted from time to time, depending on the performance of the investment options elected. Upon distribution, the portion of the participant’s account credited to the fixed income option is paid in cash and the amount credited in DSUs is paid in shares of Company stock.

The following table sets forth information relating to the activity in the Deferred Compensation Plan accounts of the named executive officers during 2010 and the aggregate balance of the accounts as of December 31, 2010. Similar information relating to our non-employee directors can be found in the Director Compensation Table. The table also includes deferred make-whole amounts paid to Messrs. Hague and Lubin and Ms. Case to compensate them for long-term incentive awards from their prior employer which were forfeited.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last FYE ($)

Larry D. Richman	—	—	—	—		—
Kevin M. Killips	—	—	—	—		—
Bruce R. Hague(3)	13,050	—	2,060	400,000	(4)	15,110
Bruce S. Lubin(3)	19,875	—	956	340,000	(4)	40,385
Karen B. Case(3)	—	—	10,645	140,000	(4)	185,211

(1)	Contributions for the last fiscal year represent a portion of the salary earned in 2010.
(2)	Includes change in value of deferred stock unit investments during the year.
(3)	Contributions are set forth in the Summary Compensation Table above. Earnings are not included in the Summary Compensation Table; see footnote 3 to the Summary Compensation Table. Of the aggregate balance at the end of 2010, the entire amounts were disclosed in the Summary Compensation Table in proxy statements relating to prior years in which the executive was a named executive officer for such year, net of total withdrawals and earnings credited. For Ms. Case, her aggregate balance at the end of 2010 includes contributions and earnings relating to periods for which she was not a named executive officer.
(4)	Amounts shown represent deferred make-whole amounts.

Potential Payments Upon Termination or Change in Control

Our employment agreements with Messrs. Richman, Killips, Hague and Lubin and Ms. Case were entered into prior to our participation in TARP. Each executive has separately agreed that his or her agreement would be deemed modified to the extent required to comply with TARP. In the absence of TARP rules, the agreements provide as follows:

General Provisions	•	Title, duties and responsibilities

Compensation Provisions	•	Minimum level of base salary, subject to review and possible increase from time-to-time; decreases in base salary are limited to across-the-board salary reductions applicable to senior executives

	•	Participation in annual bonus plan with minimum target opportunity, equity awards, and other benefit and fringe benefit plans

	•	Inducement equity grant and potential make-whole and other bonuses for newly recruited officers or a special equity grant for members of existing management

Severance Protection	•	Triggered in event of involuntary termination without cause or voluntary resignation for good reason, generally triggered by an uncured breach of the agreement by the Company or a requirement that the executive relocate

	•	Severance benefits based on 100% to 150% of base salary plus the average annual bonus for the prior three years (or such lesser number of years that executive has been employed and based on target bonus for the initial year); plus a pro rata bonus for the year of termination based on the prior year’s bonus (or target bonus for the initial year); subsidized health insurance coverage for 12 to 18 months; and partial or full vesting of inducement or special equity awards

Change in Control Protection	•	Triggered in event of involuntary termination without cause or voluntary resignation for good reason within two years following or six months prior to a change in control

	•	Severance benefits equal to 150% to 300% of base salary and the higher of the prior year’s bonus or the average of the last three years’ annual bonuses, plus a pro rata bonus for the year of termination, subsidized health insurance coverage for 18 to 36 months and outplacement assistance

	•	Full golden parachute excise tax gross-up if payments exceed the threshold level for the golden parachute tax by more than 10%; if the excess is less than 10%, the payments will be reduced below the threshold (except in the case of Mr. Richman who is entitled to full golden parachute excise tax gross-up in all circumstances)

Confidentiality and Restrictive Covenants	•	Obligated to not disclose or misuse confidential information

	•	Precluded from soliciting clients or customers to not do business with the Company while employed or for one year thereafter

	•	Precluded from soliciting employees to terminate their employment with the Company

•	Precluded from joining a competing financial institution while employed or for one year thereafter

•	Breach of non-competition provision results in forfeiture of inducement and special equity award and obligation to return any shares then held or amounts realized upon sale of shares from those awards received during three-year period preceding date of termination

•	Breach of other commitments subjects executive to suit for injunctive relief and damages

The following discussion looks at each termination of employment situation—voluntary resignation, discharge for cause, discharge without cause, resignation due to constructive discharge, death or disability, and a change in control of the Company, and describes additional amounts, if any, that the Company would have paid or provided to Messrs. Richman, Killips, Hague or Lubin or Ms. Case or their beneficiaries as a result.

The discussion below and the amounts shown reflect certain assumptions we have made in accordance with the SEC’s rules. These assumptions are that the termination of employment or change in control occurred on December 31, 2010 and that the value of a share of our stock on that day was $14.38, the closing price on December 31, 2010, the last trading day of 2010.

In addition, the following discussion and amounts do not include the payments and benefits that are not enhanced by the termination of employment or change in control. These payments and benefits include:

•	benefits accrued under the Company’s KSOP in which all employees are eligible to participate;

•	accrued vacation pay, health plan continuation and other similar amounts payable when employment terminates under programs applicable to the Company’s salaried employees generally;

•	balances accrued under our Deferred Compensation Plan;

•	stock options that have vested and are exercisable; and

•	shares of restricted stock that have vested.

For convenience, the payments and benefits described above are referred to in the following discussion as the executive’s “vested benefits.”

TARP Restrictions. As described above under “Compensation Discussion and Analysis—TARP, the American Recovery and Reinvestment Act of 2009 and Other Regulatory Action,” as a participant in TARP, we are subject to various standards for executive compensation and corporate governance established, including prohibitions on:

•	severance or other incremental payments upon departure from the Company to our senior executive officers and the five most highly compensated employees who are not senior executive officers, other than payment of compensation earned for services rendered or accrued benefits; and

•	tax gross-up payments to senior executive officers and the 20 most highly compensated employees who are not senior executive officers.

In the tables set forth below, we have provided information on incremental benefits accruing under various termination scenarios, taking into consideration the TARP restrictions. However, we have also provided information, in the form of additional tables or footnote disclosures, of what such benefits would be without regard to the TARP limitations.

Voluntary Resignation; Retirement. We are not obligated to pay amounts over and above vested benefits in the event of employment termination due to voluntary resignation. Upon voluntary resignation, the executive is bound by the confidentiality agreement and restrictive covenants contained in the employment agreement.

A voluntary resignation that qualifies as a retirement may affect the disposition of outstanding equity awards. None of our named executive officers has qualified for retirement treatment with respect to any equity awards as of December 31, 2010.

Discharge for Cause. We are not obligated to pay any amounts over and above vested benefits if an executive’s employment terminates because of discharge for cause and the executive is bound by the confidentiality commitment and restrictive covenants contained in his employment agreement with us. Additionally, the executive’s right to exercise vested options expires upon discharge for cause. A discharge will be for cause if the executive has intentionally failed to perform his or her duties, willfully engaged in illegal or gross misconduct that harms the Company, or been convicted of a felony.

Death or Disability. We provide our employees, including our named executive officers, with group life, accidental death and dismemberment, and disability insurance coverage. The group life insurance benefit is equal to two times base salary (and commissions, if applicable) to a maximum of $400,000. The death benefit for each named executive officer is $400,000. The accidental death and dismemberment benefit is equal to two times base salary to a maximum of $400,000 for each of our named executive officers. The disability benefit, which is set forth in the next table below, is a monthly benefit equal to 60% of monthly salary at the time of disability up to a maximum benefit of $20,000 per month, payable until the executive reaches age 67. The amount of the payments, assuming disability occurred on December 31, 2010, is set forth in the table below. Benefits resulting from death or disability are not restricted by TARP limitations.

	Disability Benefits(1)
Name	Monthly Amount ($)	Months of Coverage (#)	Total Payments ($)

Larry D. Richman	20,000	102	2,040,000
Kevin M. Killips	20,000	127	2,540,000
Bruce R. Hague	20,000	132	2,640,000
Bruce S. Lubin	20,000	117	2,340,000
Karen B. Case	16,250	175	2,843,750

(1)	Disability benefits are an obligation of the Company’s disability insurance carrier and, therefore, the benefits are not an obligation of the Company.

In addition, in the event of death or disability, the following accelerated vesting terms apply to named executive officer equity awards: (a) all equity awards granted to Mr. Richman vest immediately,

(b) time-vested stock options granted to Messrs. Hague, Lubin and Ms. Case vest immediately or provide, in some instances, for certain minimum vesting amounts, (c) restricted shares granted to Mr. Killips vest immediately (except for certain shares that do not vest in the event of disability), and (d) restricted shares granted to Messrs. Hague, Lubin and Ms. Case provide, in some instances, for certain minimum vesting amounts.

The following table reflects the value of accelerated equity awards as of December 31, 2010 assuming death.

	Restricted Stock Awards		Options
Name	Number(1) (#)	Value(2) ($)	Number(3) (#)	Value(4) ($)

Larry D. Richman	82,500	1,186,350	121,875	—
Kevin M. Killips	24,769	356,178	—	—
Bruce R. Hague	—	—	34,375	—
Bruce S. Lubin	—	—	34,375	—
Karen B. Case	—	—	34,375	—

(1)	Total number of unvested restricted shares that would become immediately vested upon death as of December 31, 2010. For additional information on these unvested shares, see the “Outstanding Equity Awards as of December 31, 2010” table.
(2)	Represents the value of shares based on the closing price of our common stock on December 31, 2010 of $14.38.
(3)	Total number of unvested stock options that would become immediately vested upon death as of December 31, 2010. For additional information on these unvested stock options, see the “Outstanding Equity Awards as of December 31, 2010” table.
(4)	Represents the value of stock options based on the difference between $14.38, the closing price of the stock on December 31, 2010, and the exercise price of each stock option.

Discharge Not for Cause; Resignation due to Constructive Discharge. Our employment agreements obligate the Company to pay severance benefits if an executive’s employment is involuntarily terminated other than for cause and require the executive to sign a general release and waiver of claims. The executive is also obligated to comply with the confidentiality commitments and the restrictive covenants contained in his employment agreement with us. The resignation by the executive under circumstances that constitute constructive discharge is considered an involuntary termination without cause. Constructive discharge will arise in the event of an uncured material breach by the Company or the Company requires the executive to move to an office location more than 50 miles away from his or her current location. As noted above, however, the TARP rules prohibit the Company from making any payment to the senior executive officers or the next five most highly compensated employees for departure from the Company, except for payments for services performed or benefits accrued as of the termination date.

The following table summarizes the estimated severance benefits that would have been payable if the executive’s employment terminated involuntarily on December 31, 2010, reflecting the TARP limitations on severance and related benefits discussed above:

Salary and Bonus Continuation
Name	Monthly Amount ($)	Number of Months (#)	Total Continuation Payments ($)	Pro-Rata Annual Bonus ($)	Medical Benefits(2) ($)	Total ($)

Larry D. Richman	—	—	—	—	—	—
Kevin M. Killips	—	—	—	—	—	—
Bruce R. Hague	—	—	—	—	—	—
Bruce S. Lubin	—	—	—	—	—	—
Karen B. Case(1)	39,167	12	470,000	—	10,706	480,706

(1)	Ms. Case was not subject to the TARP severance limitations on December 31, 2010 because she was not a senior executive officer listed in the 2010 proxy statement. Effective January 1, 2011, she became subject to the restriction on severance.
(2)	Reflects the amount of health benefit continuation (COBRA) premium to be paid by the Company during the salary continuation period.

The following table summarizes the severance benefits that would have been payable if the executive’s employment had been terminated involuntarily on December 31, 2010, and the TARP limitations on severance and related benefits did not apply:

	Salary and Bonus Continuation
Name	Monthly Amount ($)	Number of Months (#)	Total Continuation Payments ($)	Pro-Rata Annual Bonus ($)	Medical Benefits(1) ($)	Total ($)

Larry D. Richman	90,417	18	1,627,508	—	13,035	1,640,543
Kevin M. Killips	35,417	12	425,000	—	3,444	428,444
Bruce R. Hague	51,875	12	622,500	—	10,706	633,206
Bruce S. Lubin	47,708	12	572,500	—	7,252	579,752
Karen B. Case	39,167	12	470,000	—	10,706	480,706

(1)	Reflects amount of health benefit continuation (COBRA) premium paid by Company during salary continuation period.

Outstanding equity awards may also be affected by an involuntary termination without cause or resignation due to constructive discharge. The table below summarizes the incremental vesting that would have occurred on December 31, 2010 due to termination of employment under these circumstances, and the value of such accelerated equity awards. The TARP limitations on severance and related benefits discussed above would prohibit such incremental vesting for the named executive officers and the information in the table below reflects these limitations.

	Restricted Stock Awards		Options
Name	Number (#)	Value ($)	Number(1) (#)	Value(2) ($)

Larry D. Richman	—	—	—	—
Kevin M. Killips	—	—	—	—
Bruce R. Hague	—	—	—	—
Bruce S. Lubin	—	—	—	—
Karen B. Case(3)	—	—	34,375	—

(1)	For additional information on these unvested options, see the “Outstanding Equity Awards as of December 31, 2010” table.
(2)	Represents the value of stock options based on the difference between $14.38, the closing price of the stock on December 31, 2010, and the exercise price of each stock option.
(3)	Ms. Case was not subject to the TARP severance limitations (which prohibit accelerated vesting of equity awards for those in the restricted group) on December 31, 2010 because she was not a senior executive officer listed in the 2010 proxy statement. Effective January 1, 2011, she became subject to the restriction on severance.

The following table summarizes information relating to the accelerated vesting of equity awards if the TARP limitations on severance and related benefits did not apply:

	Restricted Stock Awards		Options
Name	Number(1) (#)	Value(2) ($)	Number(3) (#)	Value(4) ($)

Larry D. Richman	82,500	1,186,350	121,875	—
Kevin M. Killips	11,656	167,613	—	—
Bruce R. Hague	—	—	34,375	—
Bruce S. Lubin	—	—	34,375	—
Karen B. Case	—	—	34,375	—

(1)	For Mr. Richman, reflects the total number of unvested restricted shares held as of December 31, 2010. For Mr. Killips, reflects a portion of the unvested restricted shares held as of December 31, 2010. For additional information on these unvested shares, see the “Outstanding Equity Awards as of December 31, 2010” table.
(2)	Represents the value of shares based on the closing price of our common stock on December 31, 2010 of $14.38.
(3)	Reflects for Mr. Richman the total number of unvested stock option awards held as of December 31, 2010 and for the other executive officers (other than Mr. Killips), a portion of the stock options held at December 31, 2010. The vesting of Mr. Killips’ outstanding stock option awards does not accelerate upon involuntary termination. For additional information on these unvested options, see the “Outstanding Equity Awards as of December 31, 2010” table.
(4)	Represents the value of stock options based on the difference between $14.38, the closing price of the stock on December 31, 2010, and the exercise price of each stock option.

Change in Control. We have special provisions in our employment agreements and plans in the event of a change in control of our Company. A change in control will occur if a person or group acquires more than 30% (in the case of our employment agreements and the inducement and special equity awards) or 20% (in the case of equity awards granted under prior plans) of our voting stock, there is an unwelcome change in a majority of the members of our Board of Directors, or if after we merge with another organization our stockholders do not continue to own more than half of the voting stock of the merged company and more than one-half of the members of the board of the merged company were not members of our Board.

The severance benefits payable under our employment agreements are enhanced in the event of involuntary termination (including constructive discharge) upon or within six months before or two years after a change in control. The change in control coupled with the involuntary termination events constitute a “double trigger” that must be satisfied in order to cause the payment of the enhanced severance benefits under our employment agreements to occur. If a double trigger occurs, the requirement to execute a general release and waiver and abide by the confidentiality commitments and restrictive covenants of the agreement apply. The enhanced benefits consist of a lump sum payment of approximately three years’ pay for Mr. Richman, two years’ pay for Messrs. Killips, Hague and Lubin and Ms. Case, and other benefits as described below, including continued health insurance coverage and outplacement assistance. “Pay” for this purpose includes base salary and an annual bonus amount based on the most recent year’s bonus or, if greater, the average of the past three years’ bonuses (or such fewer number of years that executive has been employed). In addition, each named executive officer is entitled to a pro-rata bonus for the year of termination.

The employment agreements also provide for a tax gross-up payment should the payments to the executive exceed the threshold for payments subject to the excise tax on golden parachutes by more than

10%; if the payments exceed the threshold by less than 10%, the payments will be reduced to an amount below the threshold (except in the case of Mr. Richman who is entitled to a tax gross-up payment in all circumstances in which the change in control-related payments exceed the applicable threshold).

In addition, under our plans all unvested equity awards granted to the named executive officers vest in full upon a change in control, whether or not the executive’s employment terminates.

The table below summarizes the incremental amounts that the named executive officers would have been entitled to receive if a change in control occurred and the named executive officer’s employment terminated on December 31, 2010. Except with respect to Ms. Case, who was not subject to the TARP limitations on severance and related benefits in 2010, the information in the table below reflects these TARP limitations. Effective January 1, 2011, Ms. Case became subject to the TARP limitation on severance and related benefits.

	Severance Payments			Equity Awards
Name	Cash Lump Sum ($)	Tax Gross-Up Payment ($)	Total Severance Payments ($)	Options		Restricted Shares		Other Benefits(5) ($)	Total Value ($)
				Number(1) (#)	Value(2) ($)	Number(3) (#)	Value(4) ($)

Larry D. Richman	—	—	—	—	—	—	—	—	—
Kevin M. Killips	—	—	—	—	—	—	—	—	—
Bruce R. Hague	—	—	—	—	—	—	—	—	—
Bruce S. Lubin	—	—	—	—	—	—	—	—	—
Karen B. Case	940,000	—	940,000	40,625	—	27,500	395,450	46,412	1,381,862

(1)	Total number of unvested options as of December 31, 2010 that would become immediately vested upon a change in control.
(2)	Represents the value of stock options based on the difference between $14.38, the closing stock price on December 31, 2010, and the exercise price of each stock option.
(3)	Total number of unvested restricted shares as of December 31, 2010 that would become immediately vested upon a change in control.
(4)	Represents the value of shares based on $14.38, the closing stock price on December 31, 2010.
(5)	Reflects the amount of health benefit continuation (COBRA) premium paid by Company during the coverage continuation period and the estimated value of outplacement assistance.

The following table summarizes the change-in-control related benefits for the named executive officers without regard to the TARP limitations on severance and related benefits or the TARP limitations on tax gross-up payments. Except as otherwise noted in the footnotes accompanying this table, we have assumed a change in control occurred and the named executive officer’s employment terminated on December 31, 2010.

	Severance Payments			Equity Awards
	Cash Lump Sum ($)	Tax Gross-Up Payment ($)	Total Severance Payments ($)	Options		Restricted Shares		Other Benefits(5) ($)	Total Value ($)
Name				Number(1) (#)	Value(2) ($)	Number(3) (#)	Value(4) ($)

Larry D. Richman	3,255,015	—	3,255,015	121,875	—	82,500	1,186,350	56,070	4,497,435
Kevin M. Killips	850,000	—	850,000	31,981	2,558	24,769	356,178	31,888	1,240,624
Bruce R. Hague	1,245,000	—	1,245,000	40,625	—	27,500	395,450	46,412	1,686,862
Bruce S. Lubin	1,145,000	—	1,145,000	40,625	—	27,500	395,450	39,504	1,579,954
Karen B. Case	940,000	—	940,000	40,625	—	27,500	395,450	46,412	1,381,862

(1)	Total number of unvested stock options as of December 31, 2010 that would become immediately vested upon a change in control.
(2)	Represents the value of stock options based on the difference between $14.38, the closing stock price on December 31, 2010, and the exercise price of each stock option.
(3)	The total number of unvested restricted shares as of December 31, 2010 that would become immediately vested upon a change in control.
(4)	Represents the value of shares based on $14.38, the closing stock price on December 31, 2010.
(5)	Reflects the amount of health benefit continuation (COBRA) premium to be paid by Company during the coverage continuation period and the estimated value of outplacement assistance. The employment agreements for each executive officer provide that the executive may maintain COBRA medical coverage at reduced rates for up to 36 months, in the case of Mr. Richman, 24 months in the case of Messrs. Killips, Hague and Lubin and Ms. Case. Additionally, Mr. Richman is entitled to outplacement assistance for 24 months and the other named executive officers would receive such assistance for 12 months.

Compensation Committee Interlocks and Insider Participation

Messrs. Rabin, Nicholson and Roche and Ms. McKissack each currently serve on the Compensation Committee of the Board of Directors of the Company, and Messrs. Guyette and Tyree also served on the Compensation Committee during 2010. Each of these individuals has engaged in certain transactions as clients of our Bank, in the ordinary course of the Bank’s business, including borrowings, during the last year, all of which borrowings are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with unaffiliated persons. In the opinion of management, none of these transactions involved more than the normal risk of collectability or presented any other unfavorable features. In addition, each of Mr. Mandell and Mr. Richman participate in meetings of the Compensation Committee but are not present during deliberations affecting their own compensation.

DIRECTOR COMPENSATION

We compensate our non-employee directors with cash and equity-based compensation, as described and set forth in the table below. Our 2010 non-employee directors included all our directors except Messrs. Mandell and Richman. Our 2010 non-employee directors also included Messrs. Daly and Castellano until their resignations from the Board of Directors in January 2010 and February 2010, respectively, and Mr. Kayman until the 2010 annual meeting of stockholders. Mr. Bobins, who serves as a director of the Company and non-executive Chairman of the Bank, is entitled to additional compensation pursuant to the terms of his agreement with the Company and the Bank, which is summarized below.

The annual compensation of the non-employee members of the Board of Directors typically is set in May of each year. As determined by the Compensation Committee and the Board of Directors in May 2010, non-employee members of the Company’s Board of Directors presently consists of a $50,000 annual cash retainer, plus a $50,000 cash retainer for the lead director, a $50,000 cash retainer for the Chairman of The PrivateBank and Trust Company, a $10,000 cash retainer for the Audit Committee chairman and a $7,000 retainer for other Committee chairmen. Each non-employee member of the Company’s Board of Directors also received a $50,000 annual equity award of restricted stock units (except as noted in the table below with respect to Mr. Roche). The restricted stock units granted in May 2010 vest in equal monthly installments and will be fully vested on the date of the 2011 annual meeting of stockholders.

All directors are eligible to participate in the Company’s Deferred Compensation Plan. This program allows the directors to defer receipt of cash amounts payable to them and to elect to receive deferred payment in the form of cash or DSUs, which are payable in stock when the units are distributed from the plan.

Each of the directors of the Company also is a director of the Bank. Non-employee directors do not receive any additional compensation for serving on the Bank’s Board of Directors. The following table sets forth information regarding the compensation of the Company’s non-employee directors and Mr. Mandell for 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)		Option Awards(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)		Total ($)

Norman R. Bobins(5)	100,000	650,028	(6)	—	—	693,878	(7)	1,443,906
William A. Castellano(8)	—	—		—	—	—		—
Robert F. Coleman	60,000	50,003		—	—	268		110,271
Patrick F. Daly(9)	—	—		—	—	—		—
James M. Guyette	100,000	50,003		—	—	268		150,271
Philip M. Kayman(10)	—	—		—	—	39		39
Ralph B. Mandell(11)	710,000	—		—	—	74,663	(12)	784,663
Cheryl Mayberry McKissack	57,000	50,003		—	—	268		107,271
James B. Nicholson	50,000	50,003		—	—	215		100,218
Edward W. Rabin	50,000	50,003		—	—	268		100,271
Collin E. Roche(13)	100,000	—		—	—	—		100,000
William R. Rybak	57,000	50,003		—	—	268		107,271
Alejandro Silva	50,000	50,003		—	—	268		100,271
James C. Tyree(14)	57,000	50,003		—	—	268		107,271

(1)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.
(2)	The following table lists outstanding vested and unvested option awards and unvested stock awards held by each of the directors listed above as of December 31, 2010:

Name	Outstanding Vested and Unvested Option Awards (#)	Outstanding Unvested Stock Awards (#)

Norman R. Bobins	100,000	55,486
William A. Castellano	14,000	—
Robert F. Coleman	24,000	1539
Patrick F. Daly	—	—
James M. Guyette	15,000	1,539
Philip M. Kayman	12,000	—
Ralph B. Mandell	275,752	44,000
Cheryl Mayberry McKissack	12,000	1,539
James B. Nicholson	—	1,539
Edward W. Rabin	12,000	1,539
Collin E. Roche	—	—
William R. Rybak	12,000	1,539
Alejandro Silva	9,000	1,539
James C. Tyree	—	1,539

(3)	In 2010, no interest was earned under the Deferred Compensation Plan at a rate that exceeded 120% of the Applicable Federal Rate.

(4)	Except with respect to Messrs. Bobins and Mandell, amounts shown for each director consist solely of dividends paid on restricted stock unit awards.
(5)	See “Mr. Bobins’ Compensation” below for a discussion of Mr. Bobins’ compensation arrangements.
(6)	In addition to the stock award of approximately $50,000 made to all directors, this amount includes 44,315 shares of restricted stock awarded on May 27, 2010 pursuant to Mr. Bobins’ compensation arrangements. Based upon the grant date closing price of our common stock ($13.54), this award was valued at $600,025.
(7)	The amount shown under “All Other Compensation” for Mr. Bobins includes $662,194, which reflects the aggregate amount of 2010 compensation and benefits costs for secretarial and administrative staff and a driver provided by the Company to assist him, $25,275 attributable to club membership dues, $4,740 for parking and $1,669 of restricted stock dividends and restricted stock unit dividend equivalents. This amount does not include any expense allocation for office space made available to Mr. Bobins and his staff within existing leased space at no incremental cost to the Company.
(8)	Board service ended February 2010.
(9)	Board service ended January 2010.
(10)	Board service ended at the May 2010 annual meeting of stockholders.
(11)	Amounts shown for Mr. Mandell reflect compensation earned for services other than as a director of the Company during 2010. See “Mr. Mandell’s Compensation” below for a discussion of Mr. Mandell’s compensation arrangements.
(12)	The amount shown under “All Other Compensation” for Mr. Mandell includes $18,125 attributable to club membership allowance and dues, $7,350 of matching contributions to the Company’s KSOP, $1,753 of restricted stock dividends and dividend equivalents, $3,468 for parking and $43,967 for the incremental cost to the Company of providing an employee as a driver for Mr. Mandell. This amount represents approximately 66% of the total compensation and benefits costs incurred by the Bank which are estimated to be attributable to the employee and his driving-related duties. The driver uses Mr. Mandell’s personal car for these purposes and Mr. Mandell is solely responsible for maintenance of the car as well as operating costs and insurance.
(13)	By agreement relating to GTCR’s investment in the Company, all compensation earned by Mr. Roche as a director is paid directly to GTCR Golder Rauner, L.L.C. in cash.
(14)	Board service ended March 2011.

Messrs. Mandell and Richman are employees of the Company and/or its subsidiaries and did not receive separate compensation for their service as directors in 2010. See “Compensation Discussion and Analysis” and the Summary Compensation Table and other disclosures under “Executive Compensation” for information relating to the compensation paid to Mr. Richman during 2010.

Mr. Mandell’s Compensation. Mr. Mandell has served as the Company’s Executive Chairman of the Board since Mr. Richman joined the Company in November 2007. In connection with management succession and the strategic changes implemented in 2007, we amended Mr. Mandell’s employment arrangements to provide for his continuing service. His employment agreement was amended in February 2010 to facilitate the transition in management and leadership of our Board relating to Mr. Mandell’s planned retirement from his employment as Chairman of the Board at the Annual Meeting of Stockholders in May 2011. Mr. Mandell received a base salary during 2010 of $710,000, which continues through the 2011 annual meeting, and he does not participate in any additional bonus or incentive plan. In the event he is elected to serve as a director, he will be entitled to the same compensation for his service as a director as is paid to other non-employee directors. Mr. Mandell has also agreed to provide the Company certain consulting services beginning in June 2011 through December 31, 2012, for a monthly consulting fee of $15,000, and the Company will provide him office space and administrative support as needed.

Mr. Bobins’ Compensation. Mr. Bobins was appointed to the Board of Directors of the Company and was also named non-executive Chairman of the Board of the Bank on July 7, 2008. In connection with his appointment, we entered into an agreement with Mr. Bobins pursuant to which he will serve in both capacities for at least three years. Pursuant to the agreement, Mr. Bobins is entitled to receive the same cash retainer and regular equity awards as our other non-employee directors. In addition, he is entitled to receive such additional cash payments as may be required for his annual compensation (cash plus the value of regular director equity awards) to equal $150,000.

As a material inducement for Mr. Bobins to join us, his agreement with the Company provided for certain equity awards to be made upon the commencement of his Board service in July 2008 and in 2009 and 2010, subject to his continued service. Among the 2008 and 2009 awards, Mr. Bobins received performance-vesting options and performance-vesting shares that vest upon the attainment of the same objectives established under the 2007 inducement awards made to our executive officers. In order to align his 2010 equity award with the executive transformational equity awards, as modified in January 2010, in May 2010 Mr. Bobins’ agreement was amended to provide that his 2010 award would be issued as time-vested restricted stock, and he received a restricted stock award of 44,315 shares valued at approximately $600,000 based upon the grant date closing price of our common stock of $13.54. One-third of the award was vested upon issuance, one-third will vest upon the first anniversary of the award and the remainder will vest as of the date of the Company’s 2012 annual meeting of stockholders. No modification was made to previously issued awards.

If Mr. Bobins voluntarily terminates his service with both Boards, then he will forfeit the then-unvested portion of his 2010 equity award. If Mr. Bobins’ service with the Boards terminates due to a “good leaver” termination, as defined in the agreement (i.e., removal from both Boards other than for “cause,” resignation for “good reason,” resignation due to “disability” or death—as each term is defined in the agreement), his restricted stock awards will continue to vest on each vesting date. The awards will become fully vested upon the occurrence of a “change of control.”

Mr. Bobins’ agreement with the Company provides that the Company will pay for approved club dues and operating surcharges (but not special assessments relating to capital items), which totaled $25,725 for 2010, as set forth in the Director Compensation table above. His agreement also provides that, beginning in 2010, the Company would cover, until July 7, 2011, certain additional expenses incurred by Mr. Bobins as a result of his role as Chairman of the Bank, including automobile and driver expenses, mutually agreeable office space and secretarial support. As a result, beginning in 2010, the Company provided approximately 3,400 square feet of office space in an existing downtown Chicago facility and secretarial and administrative staff consisting of three employees to assist him in the performance of his duties for the Company as well as to support his role at the Chicago Board of Education and other civic and charitable activities. The total expense incurred by the Company with respect to compensation and benefits for 2010 for Mr. Bobins’ staff and driver was equal to approximately $662,000.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires the Company’s directors and certain executive officers and certain other beneficial owners of the Company’s common stock to periodically file notices of changes in beneficial ownership of common stock with the Securities and Exchange Commission. To the best of the Company’s knowledge, based solely on copies of such reports received by it, the Company believes that for 2010, all required filings were timely filed by each of its directors and executive officers.

TRANSACTIONS WITH RELATED PERSONS

Related Party Transaction Policy and Procedures

We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, 5% or more beneficial owners of any class of our voting securities, and immediate family members of these persons. Certain transactions with these related persons are considered “related party transactions” and may include transactions with entities in which a related person has a direct or indirect material interest. We have a policy regarding the review and approval or ratification of related party transactions. Except for certain transactions approved by the Board of Directors or subject to standing pre-approval, our Audit Committee reviews and approves or ratifies related party transactions. The Audit Committee considers relevant factors it deems appropriate when determining whether to approve a related party transaction which generally include, among others, the benefits to the Company, the terms of the transaction, the nature and extent of the related person’s interest in the transaction, the availability of other sources for comparable services or products and whether the proposed transaction is on terms and made under circumstances that are considered at least as favorable to us as would be available in transactions with unaffiliated third parties.

With the exception of loans or other extensions of credit made by the Bank to a related person, which are approved by our Board of Directors in accordance with applicable banking regulations, the transactions with GTCR and Mesirow Financial (discussed below), the compensation agreements with Mr. Mandell and Mr. Bobins, each of which was approved by the Board of Directors, and other transactions between the Bank and a related person in the ordinary course of business of the Bank, the related party transactions described below have been reviewed, approved or ratified by the Audit Committee.

Related Party Transactions

Some of our executive officers and directors are, and have been during the preceding year, clients of the Bank, and some of our executive officers and directors are direct or indirect owners of 10% or more of the beneficial ownership of corporations or companies which are, or have been in the past, clients of the Bank. As clients, they have had transactions with the Bank, in the ordinary course of business of the Bank, including borrowings that are or were made on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. In the opinion of management, none of the transactions involved more than the normal risk of collectability or presented any other unfavorable features when made. The Board of Directors considers the aggregate credit relationship between each director and the Bank when determining the director’s independence.

In connection with significant investments by GTCR in the Company in 2007, 2008 and 2009, the Company entered into various agreements that afford GTCR certain preemptive rights, certain registration rights, the right to maintain a Board designee, and the right to designate an observer representative to attend Board and committee meetings. During 2010, the Company reimbursed GTCR approximately $173,230 for out-of-pocket costs and expenses in connection with GTCR’s investments in the Company, per the terms of a stock purchase agreement entered into by the Company and GTCR in 2009.

Mr. Tyree, the former chairman and chief executive officer of Mesirow Financial, served as a director of the Company until March 2011. During 2010, a subsidiary of Mesirow Financial acted as the Company’s insurance broker with respect to its corporate and health and welfare insurance programs and policies. The subsidiary earned commissions equal to approximately $602,000 in 2010. Aggregate payments made by the Company in connection with such services did not exceed five percent of the consolidated gross revenues of Mesirow Financial for the past fiscal year.

Each of Mr. Mandell and Mr. Bobins are parties to compensation arrangements with the Company in connection with service as Executive Chairman and non-executive Chairman, respectively. Information relating to the terms of these arrangements with respect to 2010 is set forth under “Director Compensation.”

Mr. Mandell’s daughter-in-law is employed by the Bank as a managing director. She was paid an aggregate salary, bonus and perquisites of approximately $170,000 for 2010.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Under its charter, the Audit Committee has the sole authority to appoint or replace the Company’s independent registered public accounting firm. However, at the Annual Meeting, stockholders will be asked to vote on the ratification of the appointment of Ernst & Young LLP for fiscal year 2011. The Company’s independent registered public accounting firm for the fiscal year ended December 31, 2010 was Ernst & Young. The Company’s Audit Committee has selected Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011, subject to the Committee’s final review and approval of the proposed engagement terms and 2011 audit plan.

Stockholder ratification of the selection of Ernst & Young as the Company’s independent registered public accounting firm is not required. However, the Board of Directors is submitting the selection of Ernst & Young as the Company’s independent registered public accounting firm to the stockholders for ratification to learn the opinion of stockholders on this selection. If the stockholders fail to ratify Ernst & Young as the Company’s independent registered public accounting firm, the Audit Committee will reassess its appointment. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and its stockholders.

Management has invited representatives of Ernst & Young to be present at the annual meeting, and expects that they will attend. If present, these representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Unless marked to the contrary, the shares represented by the accompanying proxy card will be voted “FOR” ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG FOR FISCAL YEAR 2011.

Principal Accounting Firm Fees

The following table sets forth the aggregate fees billed to the Company for professional services provided by Ernst & Young for the fiscal years ended December 31, 2009 and 2010, respectively:

	2009	2010

Audit Fees	$3,309,626	$1,901,170
Audit Related Fees	188,243	121,900
Tax Fees	374,504	169,145
All Other Fees	—	—

Total	$3,872,373	$2,192,215

Audit fees for 2009 and 2010 consist primarily of fees and expenses for the audit of the Company’s consolidated financial statements and internal control over financial reporting as well as, with respect to 2009, amounts associated with public offerings of the Company’s securities.

Audit-related fees for 2010 consist of fees for attest services related to various compliance reporting requirements. Audit-related fees for 2009 consist of fees for services rendered in connection with the annual audit and interim period financial statement reviews.

Tax fees for 2009 and 2010 included fees related to tax compliance services, assistance with routine audits and tax planning and consulting services.

Pre-approval Procedures

The full Audit Committee considers any proposed engagement of the independent registered public accounting firm to render audit or permissible non-audit services for pre-approval. The Audit Committee has not adopted pre-approval policies and procedures delegating this responsibility to particular Committee members, although it may in the future.

All of the services provided by the independent registered public accounting firm in 2010 and 2009 were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The following Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Acts”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the Company’s Board of Directors is currently comprised of five outside directors, all of whom are “independent” within the meaning of the NASDAQ listing standards and satisfy the heightened independence standards under the SEC rules. The Committee operates under a written charter. The Board appoints the Audit Committee and its Chairman, with the Committee to consist of no fewer than three directors. The Board has designated Mr. Rybak as the “audit committee financial expert.” The Committee assists the Board, through review and recommendation, in its oversight responsibility related to the quality and integrity of the Company’s financial information and reporting functions, the adequacy and effectiveness of the Company’s system of internal accounting and financial controls, and the independent audit process.

The responsibility for the quality and integrity of the Company’s financial statements and the completeness and accuracy of its internal controls and financial reporting process rests with the Company’s management. The Company’s independent registered public accounting firm for 2010, Ernst & Young, is responsible for performing an audit and expressing an opinion as to whether the Company’s financial statements are fairly presented, in all material respects, in conformity with generally accepted accounting principles.

The Audit Committee reviewed and discussed with management and Ernst & Young the audited financial statements of the Company for the year ended December 31, 2010. The Audit Committee also reviewed and discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communications With Those Charged With Governance), as currently in effect.

Ernst & Young also provided to the Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board, as currently in effect, regarding an independent accountant’s communications with an audit committee concerning independence. The disclosures described the relationships and fee arrangements between the firm and the Company. Consistent with these requirements, the Audit Committee considered at a meeting held on March 25, 2011, whether these relationships and arrangements are compatible with maintaining Ernst & Young’s independence, and has discussed with representatives of Ernst & Young that firm’s independence from the Company.

Based on the above-mentioned reviews and discussions with management and Ernst & Young, the Audit Committee, exercising its business judgment and based on the roles and responsibilities described in its charter, recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

This report is submitted on behalf of the current members of the Audit Committee:

Robert F. Coleman (Chair)

James B. Nicholson

Edward W. Rabin

William R. Rybak

Alejandro Silva

PROPOSAL 3. ADVISORY (NON-BINDING) VOTE

ON 2010 EXECUTIVE COMPENSATION

Background and Description of the Proposal

We are a participant in TARP, through which the Treasury Department invested approximately $244 million in the Company in January 2009. Rules applicable to TARP participants require, among other things, that each financial institution that sold securities under TARP permit annually a separate and non-binding stockholder vote to approve the compensation of such financial institution’s executive officers. Accordingly, as a TARP participant, we are presenting the following advisory, non-binding proposal, which gives our stockholders the opportunity to endorse or not endorse the compensation earned by our named executive officers in 2010 by voting for or against the following resolution:

“RESOLVED, that the stockholders approve the 2010 compensation of the Company’s executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related disclosures in the Company’s proxy statement for its 2011 Annual Meeting of Stockholders.”

We are required to conduct an annual stockholder advisory vote on executive compensation under rules applicable to TARP recipients. In January 2011, the SEC adopted final rules implementing portions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which exempted TARP recipients from the requirement to conduct an advisory vote on the frequency of stockholders’ advisory vote on executive compensation until all outstanding indebtedness under TARP is repaid.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

APPROVAL OF THIS PROPOSAL ON 2010 EXECUTIVE COMPENSATION.

Reasons in Support of a Vote “FOR” the Proposal

In connection with our efforts to reshape our Company into a premier commercial middle market bank in the Midwest, particularly in our hometown of Chicago, we have faced unprecedented challenges resulting from the financial crisis and the difficult economic environment. In response, our executives have pursued initiatives designed to strengthen our balance sheet, stabilize credit quality and control expenses in order to drive results and position and return the Company to profitability.

Our 2010 executive compensation determinations were made by our Compensation Committee, which is composed entirely of independent directors. These determinations were intended to recognize performance achieved, including progress in furthering the long-term goals of the strategic transformation that began in 2007, to provide differentiated compensation tied to individual performance and to provide competitive compensation that retains and motivates our executives to continue to deliver improving results, and were balanced by the recognition that the Company has not achieved all of its goals in this challenging economic environment.

We believe that our executive compensation program represents a reasonable and appropriate investment that advances the long-term interests of stockholders. We encourage stockholders to review carefully the “Compensation Discussion and Analysis” section of the proxy statement, as well as the compensation tables and related disclosures, for an in-depth discussion and detailed information about the Company’s executive compensation, and to vote “FOR” this proposal.

PROPOSAL 4. APPROVAL OF PRIVATEBANCORP, INC. 2011 INCENTIVE

COMPENSATION PLAN

The PrivateBancorp, Inc. 2011 Incentive Compensation Plan (the “2011 Plan”) was approved by our Board of Directors on March 17, 2011, subject to stockholder approval. If approved, the 2011 Plan would replace the Company’s 2007 Long-Term Incentive Compensation Plan (the “Predecessor Plan”) and would increase the number of shares remaining available for issuance to employees and directors under equity compensation programs.

Upon approval of the 2011 Plan by stockholders, a total of approximately 4.6 million shares of common stock will be available for future grants. This total consists of 2.5 million new shares and approximately 2.1 million shares remaining available under the Predecessor Plan as of April 4, 2011. If approved by stockholders, all unissued shares available under the Predecessor Plan will be available for issuance under the 2011 Plan. No new awards would be made under the Predecessor Plan, although outstanding awards made under the Predecessor Plan will continue to be subject to the terms of that plan.

Compensation paid in the form of equity awards is an important part of the Company’s compensation philosophy and is intended to align the interests of employees with those of our stockholders and the Company’s financial performance and to foster a sense of proprietorship and personal investment among employees. In October 2007, the Board of Directors adopted the Predecessor Plan, and it was approved by our stockholders in May 2008. In departing from our historical practice of making annual long-term incentive awards, larger multi-year equity awards were granted under the Predecessor Plan to our existing management team to incentivize them in connection with the implementation of significant organizational changes related to our strategic transformation and to promote a successful integration of the newly hired teams of commercial bankers and other personnel. A substantial number of options and performance shares were issued during 2007 and 2008 to achieve these goals.

At the time the Predecessor Plan was approved, the Company contemplated returning to an annual cycle of broad-based equity awards as an element of compensation beginning in 2010. In lieu of new equity grants in 2010, we eliminated performance vesting criteria in the unvested portion of certain restricted stock awards to allow for three-year vesting based upon continued service, as described in the Compensation Discussion and Analysis under “The Elements of Our Compensation Program—Long-Term Incentives.” On April 1, 2011, we granted an aggregate of approximately 380,000 shares of restricted stock and 600,000 stock options to approximately 280 key employees. These awards were contingent upon each recipient entering into a restrictive covenant agreement with the Company, including an agreement not to solicit Company clients and employees for at least 12 months following termination of employment for any reason.

Since the commencement of our transformation, our compensation program has also evolved to include the use of equity to provide fixed compensation, as in the case of salary stock awards made to certain TARP-restricted executive officers. We have also begun to pay a portion of our annual incentive compensation in the form of equity. In March 2011, a portion of the 2010 annual bonus payments to 18 executives was paid in a combination of cash and equity, including 57,531 shares of time-vested restricted stock. Beginning in 2011, bonus awards to more than 170 executives and employees are expected to be similarly structured, assuming approval of the 2011 Plan.

We believe that the use of equity in these circumstances, particularly in the form of restricted stock, RSUs or other full-value awards, has served the Company’s interest by tying compensation to risk outcomes over an appropriate period, deferring compensation as part of prudent risk management and delivering competitive compensation to employees. To the extent we remain subject to TARP regulations, long-term restricted stock awards are the only permissible method to recognize performance through incentive compensation for certain of our executive officers. We also pay a portion of our non-executive director compensation in restricted stock units to align director and stockholder interests.

Although the Predecessor Plan has a substantial number of shares remaining available, the number that may be issued as restricted stock and RSU awards is limited to approximately 300,000. In order to make annual equity awards in future years, and in light of the evolving uses of equity compensation, the Company desires greater flexibility in structuring compensation programs. If approved, the 2011 Plan would allow up to 2.7 million shares to be granted as full-value awards. To the extent full-value awards are issued in excess of this limit, such excess full-value awards will reduce the aggregate shares available for issuance on a two-to-one basis.

When the Company approved the Predecessor Plan and submitted it to stockholders for approval in 2008, it recognized that the transformational equity awards were substantial, but it concluded that the potential dilutive impact of those awards was a necessary investment to attract and retain experienced employees and reflected a strategic opportunity unlikely to repeat itself. The effect of the 2008 awards is still reflected in our three-year average burn rate (annual equity awards divided by average shares outstanding). The Company estimates that the shares available under the 2011 Plan will be sufficient for awards for approximately three years under our existing compensation program and evolving practices, and that these awards are expected to result in a burn rate significantly less than the current three-year average.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR

THE APPROVAL OF THE 2011 PLAN.

The following description of the 2011 Plan is qualified by reference to the full text of the plan document, which is attached as Appendix A to this proxy statement. All capitalized terms which are not defined herein are defined in the 2011 Plan.

Summary Description of Key Features

The key features relating to this request and the 2011 Plan are as follows:

•

Limit on Shares Available under the 2011 Plan: The 2011 Plan authorizes the issuance of 2.5 million new shares plus the number of shares available under the Predecessor Plan, which as of April 4, 2011 was 2.1 million. This total of approximately 4.6 million shares represents approximately 6.4% of the Company’s issued and outstanding common stock as of April 4, 2011. The Company currently estimates these shares will be sufficient for awards for approximately three years. The number of shares available under the Predecessor Plan, which was approved by stockholders in 2008, may increase or decrease between April 4, 2011 and the date of the 2011 Annual Meeting of Stockholders, primarily due to additional grants or forfeitures. Any such change will not affect the 2.5 million new shares available under the 2011 Plan.

•

Limit on Shares Issuable as “Full-Value” Awards: The 2011 Plan limits the number of shares which may be issued as “full-value” awards, which are equity awards other than stock options and stock appreciation rights. Under the 2011 Plan, up to 2.7 million shares may be issued as full-value awards. To the extent full-value awards are issued in excess of this limit, such excess full-value awards will reduce the aggregate shares available for issuance on a two-to-one basis.

•

Alternative Award Types: The 2011 Plan allows for the issuance of a wide variety of award types including stock options, stock appreciation rights, performance shares, dividend or equivalent rights, stock awards, restricted share or unit awards, cash awards or other awards. This flexibility will be beneficial for the Company in balancing incentive, retention and other compensation goals, as well as in reacting to changing market and industry practices.

•

No Liberal Share Counting Provisions: Shares surrendered or withheld as payment of either the exercise price or of withholding taxes will not be available for issuance under the 2011 Plan. In addition, the gross number of stock appreciation rights exercised or settled, and not just the net shares issued upon exercise or settlement, will count against the aggregate limit on the number of shares which may be issued under the 2011 Plan.

•

Minimum Vesting Period: No more than 270,000 shares, or 10% of the 2.7 million shares that would be available for issuance as full-value awards, may be issued under full-value awards that vest fully prior to the third anniversary of the date of grant, unless there is imposed a mandatory holding period of at least three years after the grant date. This limitation will not restrict the acceleration of vesting of such awards in certain circumstances described in the 2011 Plan, or performance-based awards or shares or share units purchased through a Company deferred compensation plan).

•

No Discount Stock Options or Stock Appreciation Rights: The 2011 Plan prohibits the grant of stock options or stock appreciation rights with an exercise price less than the fair market value of our stock on the date of grant. Fair market value is the closing price of our stock on the date of grant.

•	No Repricing of Stock Options or Stock Appreciation Rights: The 2011 Plan prohibits the repricing of stock options and stock appreciation rights without stockholder approval.

•	No Dividend Equivalents Paid on Unvested Performance Awards: The 2011 Plan prohibits payment of dividends or dividend equivalents on performance-based awards until those awards are vested.

•

No Automatic Vesting on Change of Control: A change on control will not, by itself, result in accelerated vesting of awards under the 2011 Plan. Instead, so long as outstanding awards or qualifying replacement awards continue after the change in control, full vesting will not be triggered at the time of the change in control. The continuing awards or replacement awards will continue under their pre-change in control vesting and other terms, except that full vesting will be triggered in the event of the participant’s employment is involuntarily terminated within certain time periods. Any outstanding awards which are not continued or for which qualifying replacement awards are not made will vest in full upon the change in control.

•

Clawbacks and Other Protective Provisions: The 2011 Plan includes mandatory clawback provisions to enable the Company to comply with applicable law and authorizes the Compensation Committee to include additional clawback, holding period, restrictive covenants and other protective provisions in the terms of any award. Clawback provisions enable the Company to recover amounts which were paid or earned based upon financial statements or other metrics which subsequently prove to be materially inaccurate.

Administration

The 2011 Plan is administered by the Compensation Committee, which currently consists entirely of independent directors. The Committee selects the individuals who will receive awards from among the eligible participants and, except as otherwise required by law or under the 2011 Plan, determines the form of those awards, the number of shares or dollar targets of the awards, and all terms and conditions of the awards, including vesting schedules, length of relevant performance, restriction and option periods, performance targets and thresholds, dividend rights, post-retirement and termination rights and payment alternatives such as cash, stock, contingent awards or other means of payment consistent with the purposes of the 2011 Plan.

The Committee has the power to delegate to an officer of the Company the right to designate employees, including officers, to be recipients of awards and to determine the amount, terms and form of each award subject to a maximum aggregate amount of shares or cash payable under such awards as specified by the Committee. Any officer authorized by the Committee with the right to determine and make awards under the 2011 Plan may not grant awards to, or take other action with respect to, individuals who are subject to Section 16 of the Securities Exchange Act of 1934 or who are “covered employees” as defined in Section 162(m) of the Internal Revenue Code. Further, the Committee may not authorize an officer to designate himself or herself as a recipient of any awards.

New Plan Benefits

The table below sets forth the benefits to be received by each of the following persons under the 2011 Plan, to the extent determinable. For additional information concerning our compensation of directors and named executive officers, see “Compensation Discussion and Analysis.”

PrivateBancorp, Inc. 2011 Incentive Compensation Plan
Name and Position	Dollar Value ($)	Number of Units

Larry D. Richman, President and Chief Executive Officer	305,989(1)	*
Kevin M. Killips, Chief Financial Officer	*	*
Bruce R. Hague, President, National Commercial Banking	148,859(1)	*
Bruce S. Lubin, President, Illinois Commercial Banking	*	*
Karen B. Case, President, Commercial Real Estate	*	*
Executive Group	*	*
Non-Executive Director Group	*	*
Non-Executive Officer Employee Group	*	*

*	Amount not determinable.
(1)	Represents the aggregate value of salary stock awards, net of withholding taxes, expected to be issued the form of fully-vested shares of common stock in installments on 2011 payroll dates occurring after the date of the Annual Meeting. The issuance of such shares is subject to the executive’s continued service. Salary stock shares are restricted from sale for 24 months after issuance. See “2011 Compensation—Fixed Pay Elements—TARP Restructuring” under our “Compensation Discussion and Analysis” for additional information.

Eligibility

Employees, including officers, and directors of the Company and its subsidiaries are eligible to receive awards under the 2011 Plan. As of April 4, 2011, approximately 1,100 employees and nine non-employee directors of the Company and its subsidiaries were eligible to participate in the 2011 Plan.

Award Limitations

As of April 4, 2011, approximately 2.1 million shares of common stock remained available for issuance under the Predecessor Plan, of which approximately 300,000 shares could be issued as restricted stock or restricted stock unit awards. As of April 4, 2011, there are outstanding awards covering approximately 4.0 million shares relating to previously granted stock options (which have a weighted-average exercise price of $26.33 per share and a weighted-average remaining term of 7.1 years), and approximately 1.6 million shares relating to unvested restricted stock and restricted stock units. Such awards were made under the Predecessor Plan and earlier equity plans. The Predecessor Plan is the only current plan under which new equity awards are authorized. If the Company’s stockholders approve the 2011 Plan, no further awards will be made under the Predecessor Plan.

The 2011 Plan provides that the total number of shares of common stock which may be issued pursuant to awards under the 2011 Plan may not exceed 2.5 million, plus the number of shares that may yet be issued under the Predecessor Plan, which together total approximately 4.6 million and represent approximately 6.4% of the Company’s outstanding stock as of April 4, 2011.

To the extent that shares of common stock subject to an outstanding award under the 2011 Plan or the Predecessor Plan are not issued or are canceled by reason of the failure to earn the shares issuable under, or the forfeiture, termination, surrender, cancellation, or expiration of such award, then such shares shall, to the extent of such forfeiture or cancellation, again be available for awards under the 2011 Plan. Shares of common stock shall not be available if such shares are surrendered or withheld as payment of either the exercise price of an award or used for payment of withholding taxes in respect of an award. Awards settled solely in cash shall not reduce the number of shares of common stock available for awards under the 2011 Plan. The exercise or settlement in stock of an award of SARs reduces the shares of common stock available under the 2011 Plan by the gross number of SARs exercised or settled, not just the net amount of shares actually issued upon exercise or settlement of the award.

Shares of common stock reserved or issued in connection with another company’s awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its subsidiaries shall not reduce the number of shares available to be issued under the 2011 Plan.

If the number of shares awarded under grants other than stock options or stock appreciation rights exceeds 2.7 million, then for each such share in excess of such limit, the aggregate number of shares available for issuance under the 2011 Plan shall be reduced on the basis of two shares for each excess share issued. This ratio is an approximation of the valuation of a standard Company stock option relative to a “full-value” time-vested restricted stock award, as currently estimated by the Company.

No more than 270,000 shares of common stock may be issued with respect to awards which at the date of grant are scheduled to vest fully prior to three years from the date of grant, unless there is imposed a mandatory holding period of at least three years from the grant date. This limitation will not apply to stock options, stock appreciation rights, performance-based awards or deferred compensation stock or unit purchases. In addition, to comply with Code Section 162(m), the 2011 Plan limits the number of shares of common stock that may be granted to any single participant in any one calendar year to 300,000 shares and limits the annual cash award earned by a single participant to $5 million.

The source of common stock issued with respect to awards may be authorized and unissued shares or shares that have been or may be reacquired in the open market, in private transactions, or otherwise.

Award Forms

Stock Options. Stock option awards may be either incentive stock options or non-qualified stock options. The Committee may grant incentive stock options (except to directors) that meet the criteria of Section 422 of the Internal Revenue Code, and non-qualified stock options, which are not intended to qualify as incentive stock options. Both types of stock option awards will be exercisable for shares of the Company’s common stock. The exercise price of stock options may not be less than the fair market value of a share of the Company’s common stock on the date of grant, and once issued, the exercise price may not be reduced nor may any stock option granted under the 2011 Plan be surrendered to the Company as consideration for a new stock option with a lower exercise price without the approval of the Company’s stockholders. Under the 2011 Plan, fair market value is the closing price of the Company’s common stock as reported on the NASDAQ Global Select Market on the applicable valuation date or the next succeeding date if no sales were reported on the applicable valuation date.

Stock Appreciation Rights. The Committee may grant stock appreciation rights, or SARs. The exercise price of a SAR may not be less than the fair market value of a share of common stock on the date of grant. Generally, upon exercise, a SAR entitles a participant to receive the excess of the fair market value of a share of common stock on the date the SAR is exercised over the fair market value of a share of common stock on the date the SAR is granted. Settlement of the SAR may be in the form of cash or Company stock.

Restricted Stock and Restricted Stock Units. Under the 2011 Plan, the Committee may grant shares of restricted stock and restricted stock units, or RSUs, which as to each RSU award represents the right to receive at a specified future date payment equal to the fair market value of the number of shares of common stock specified in such RSU award. Restricted stock and RSUs generally will be subject to vesting, restrictions on transfer and forfeiture during an applicable restriction period as determined by the Committee. Upon the lapse or satisfaction of the applicable conditions and/or restrictions, shares covered by a restricted stock award become fully transferable.

Performance Shares and Performance Units. The Committee may grant performance shares or units under the 2011 Plan. A performance share or performance unit award is a grant of shares or a right to receive cash, shares of common stock or a combination of cash and stock, payment or settlement of which is contingent on the achievement of performance or other objectives during a specified period as determined by the Committee.

The performance criteria for an award will be measured for achievement or satisfaction during the period in which the Committee permitted such participant to satisfy or achieve such performance criteria. Such criteria may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The performance criteria may be based on or adjusted for any objective goals, events, or occurrences established by the Committee, provided that such criteria or standards relate to achievement of one or more balance sheet or income statement objectives or financial or other performance criteria set forth in the 2011 Plan.

Performance criteria may include or exclude extraordinary charges, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisition expenses, including expenses related to goodwill and other intangible assets, stock offerings, stock repurchases and loan loss provisions. The performance criteria may be particular to a line of business, a subsidiary or other unit or may be based on the Company’s performance generally.

Cash Awards and Other Stock-based Awards. The Committee may grant awards denominated in cash that may be performance-based or that may be earned under the Company’s annual bonus plan or under a multi-year bonus or other incentive or bonus plans. The Committee also may grant other types of equity-based or equity-related awards under the 2011 Plan, including unrestricted grants of common stock, in such amounts and upon such terms and conditions as the Committee may determine consistent with the purposes and restrictions of the 2011 Plan.

Terms and Conditions of Awards

The 2011 Plan allows the Committee to determine in its sole discretion, except as required by law or the 2011 Plan, the terms and conditions of each award, including among other things:

•	whether an award is to be granted on a stand-alone, combination or tandem basis, and whether it will be settled in cash, shares of common stock or a combination of cash and common stock;

•	the treatment, including exercisability, of each award in the event of the retirement, disability, death or other termination of a participant’s employment or service as director;

•	the rights to dividends and dividend equivalents under any award;

•	the method and timing of payment, if applicable, due from a participant under an award;

•

the extent to which the receipt of a cash payment or shares of common stock due under any award (other than a stock option or SAR) may be deferred pursuant to an applicable deferral plan, and the rules and procedures relating to any such deferral; and

•

any other terms and restrictions on any awards as the Committee may deem advisable, including, without limitation, restrictions under applicable federal or state securities laws, post-vesting or exercise holding periods, or requirements to comply with restrictive covenants.

Each award under the 2011 Plan will be evidenced by an award agreement between the Company and the participant.

Limited Transferability

Awards granted under the 2011 Plan generally are exercisable only by the participant and may not be sold, pledged or transferred except by will or the laws of descent and distribution. At the Committee’s discretion, however, a participant may be permitted to transfer a stock option award to an immediate family member or a family trust or partnership, and the transferee(s) may exercise such award, provided that the award is not transferred for value.

Adjustments

The maximum number of shares of common stock available for awards, the limitations on the number of shares that may be granted annually, the number of shares covered by each outstanding award, and the exercise price per share under each outstanding award will be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a subdivision or consolidation of shares or other capital adjustment, stock splits, stock dividends or other similar increase or decrease in shares for which there is no receipt of consideration by the Company, or other change in the capital structure of the Company.

In the event of a corporate event or transaction involving the Company (including a merger, consolidation, reorganization, recapitalization, extraordinary dividend, spin-off or similar transaction), the Committee may make changes similar to those described above and may modify the terms of outstanding awards, including adjusting the number or type of security underlying outstanding awards, as it deems appropriate to preserve the intended benefits to the participants and the Company under the 2011 Plan.

Change of Control

In the event of a Change of Control of the Company and except if otherwise provided by the Committee in an award agreement, to the extent that outstanding awards under the 2011 Plan are assumed or replaced with a replacement award of equal of greater value with no less favorable terms, such awards will not vest automatically, but will instead remain outstanding and continue to be governed by their terms. However, if within two years following a Change of Control, a participant is involuntarily terminated other than for cause, then upon such termination the awards will become fully vested. If the

Committee determines that existing awards are not appropriately assumed or are not appropriately replaced in connection with a Change of Control, and unless otherwise provided by the Committee in the agreement applicable to an award, upon a Change of Control, each stock option and SAR then outstanding shall become fully vested and exercisable, all restrictions on restricted shares will lapse and all restricted stock units will become fully-vested, and any performance-based awards shall be deemed earned and shall be paid at target or, if greater, the amount earned based upon performance through the effective date of the Change of Control.

Other Provisions

In general, except to the extent provided by the Committee in the specific terms of an award or with respect to certain transfers of nonqualified stock options to certain family members or related entities for no value or other consideration, no award will be assignable or transferable except by will, the laws of descent and distribution.

The Committee may impose such restrictions and limitations on any awards granted under the 2011 Plan as it may deem advisable, including, but not limited to share ownership or holding period requirements and requirements to enter into or to comply with confidentiality, non-competition and other restrictive or similar covenants. Additionally, the Committee may specify in any award agreement that the participant’s rights, payments and benefits with respect to an award shall be subject to reduction, cancellation, forfeiture, or recoupment (clawback) upon the occurrence of certain specified events, such as payments based on financial statements or performance metrics which are subsequently determined to be materially inaccurate, in addition to any otherwise applicable vesting or performance conditions.

The Company is subject to supervision and regulation by banking authorities. Regulations and guidance issued by banking authorities may from time to time impose certain compensation restrictions on the Company, its executive officers and certain other highly compensated employees. Awards made under the 2011 Plan will comply with such compensation restrictions to the extent applicable.

The receipt of payment of cash or the delivery of shares that would otherwise be due to a participant under an award may be deferred at the election of the participant or the Company pursuant to an applicable deferral plan established by the Company or a subsidiary. Awards made and deferral of any amounts payable under the 2011 Plan are intended to comply with deferred compensation rules under Code Section 409A.

Amendment and Termination

Except for certain situations requiring stockholder approval, the Board of Directors of the Company may, at any time, amend, suspend or terminate the 2011 Plan; provided that no such amendment, suspension or termination may adversely affect the rights of any participant or beneficiary under any award granted under the 2011 Plan prior to the date such amendment, suspension or termination is adopted in the absence of written consent to the change by the affected participant.

Federal Income Tax Consequences

The following is a brief summary of certain federal income tax consequences to participants who may receive grants of awards under the 2011 Plan. The summary is based on current federal income tax laws and interpretations thereof, all of which are subject to change at any time, possibly with retroactive effect. The summary is not intended to be exhaustive.

Non-Qualified Stock Options. A participant who receives a non-qualified stock option does not recognize taxable income upon the grant of the option, and the Company is not entitled to a tax deduction. The participant will recognize ordinary income upon the exercise of the option in an amount equal to the excess of the fair market value of the option shares on the exercise date over the option price. Such income will be treated as compensation to the participant subject to applicable withholding requirements. The Company generally is entitled to a tax deduction in an amount equal to the amount taxable to the participant as ordinary income in the year the income is taxable to the participant. Any appreciation in value after the time of exercise will be taxable to the participant as capital gain when such shares are sold and will not result in a deduction by the Company.

Incentive Stock Options. A participant who receives an incentive stock option does not recognize taxable income upon the grant or exercise of the option, and the Company is not entitled to a tax deduction. The difference between the option price and the fair market value of the option shares on the date of exercise, however, will be treated as a tax preference item for purposes of determining the alternative minimum tax liability, if any, of the participant in the year of exercise. The Company will not be entitled to a deduction with respect to any item of tax preference.

A participant will recognize gain or loss upon the disposition of shares acquired from the exercise of incentive stock options. The nature of the gain or loss depends on how long the option shares were held. If option shares are sold or disposed of as part of a “disqualifying disposition” (i.e., disposition occurs within two years from the date the option was granted or one year from the date of exercise), the participant must recognize ordinary income in an amount equal to the lesser of the amount of gain recognized on the sale, or the difference between the fair market value of the option shares on the date of exercise and the option price. If the option shares are not disposed of pursuant to a disqualifying disposition, the participant will recognize long-term capital gain or capital loss depending on the selling price of the shares. The Company generally is entitled to a deduction in computing federal income taxes for the year of disposition in an amount equal to any amount taxable to the participant as ordinary income. Any capital gain taxable to the participant may not be deducted by the Company.

Stock Awards. A recipient of restricted stock, performance shares or any other awards of shares of common stock generally will be subject to tax at ordinary income rates on the fair market value of the common stock at the time the shares have been delivered and are no longer subject to forfeiture. A recipient who so elects under Section 83(b) of the Code within 30 days of the grant date will have ordinary taxable income on the date of the grant equal to the fair market value of the shares as if the shares were unrestricted or the shares were earned and could be sold immediately. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to the forfeited shares. Upon sale of the restricted shares or performance shares after the forfeiture period has expired, the recipient will have a long-term or short-term capital gain or loss depending on how long from the expiration of the restriction period he has held the shares. If the recipient timely elects to be taxed as of the date of the grant, the holding period commences on the grant date and the tax basis will be equal to the fair market value of the shares on the grant date as if the shares were unrestricted and could be sold immediately. The Company is entitled to a deduction for compensation paid to a participant in the amount of ordinary income recognized by the participant.

Restricted Stock Units and Performance Units. A recipient of units will generally be subject to tax at ordinary income rates on the fair market value of any shares of common stock issued or cash paid pursuant to such an award, and the Company will generally be entitled to a deduction equal to the amount of the ordinary income realized by the recipient, at the time of receipt. The capital gain or loss holding period for any common stock distributed under an award will begin when the recipient recognizes ordinary income in respect of that distribution.

Cash Incentive Awards. A participant will recognize ordinary income upon receipt of cash pursuant to a cash award and the Company will generally be entitled to a deduction equal to the amount of the ordinary income realized by the recipient.

Other Incentive Awards. The federal income tax consequences of other incentive awards will depend on how the awards are structured. Generally, the Company will be entitled to a deduction with respect to other incentive awards only to the extent that the recipient realizes compensation income in connection with such awards.

HOUSEHOLDING

The SEC’s proxy rules permit companies and intermediaries to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This method of delivery, often referred to as “householding,” reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies. We are not householding materials for our stockholders in connection with the Annual Meeting; however, we have been informed that certain intermediaries will household our proxy materials.

If a broker or other nominee holds your shares, this means that:

•

Only one annual report and proxy statement will be delivered to multiple stockholders sharing an address unless you notify Broadridge at (888) 603-5847 or Householding Department, 51 Mercedes Way, Edgewood, NY 11717, to inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

•

You can contact us by calling (312) 564-2000 or by writing to PrivateBancorp, Inc., 120 South LaSalle Street, Suite 500, Chicago, IL 60603, Attention: Investor Relations, to request a separate copy of the annual report and proxy statement for the Annual Meeting and for future meetings or you can contact your broker to make the same request.

•	You can request delivery of a single copy of annual reports or proxy statements from your broker if you share the same address as another stockholder.

If you have any questions or need assistance in submitting your proxy, voting your shares or need additional copies of this proxy statement or the accompanying proxy card, you should contact our proxy solicitation agent, Georgeson Inc., at:

Georgeson Inc.

199 Water Street

26th Floor

New York, NY 10038

Banks and brokerage firms, please call collect (212) 440-9800. All other stockholders, please call toll-free (866) 203-9357.

NOTICE OF BUSINESS TO BE CONDUCTED AT AN

ANNUAL MEETING OF STOCKHOLDERS

Pursuant to the Company’s Amended and Restated By-laws, the only business that may be conducted at an annual meeting of stockholders is business brought by or at the direction of the Board of Directors and proper matters submitted in advance by a stockholder. The Amended and Restated By-laws of the Company set forth the advance notice procedures for a stockholder to properly bring business before an annual meeting. To be timely, a stockholder must give the required information to the Corporate Secretary of the Company not less than 120 days prior to the annual meeting date. If the 2012 annual meeting is held on May 24, 2012, the date currently contemplated for the meeting, the deadline for advance notice by a stockholder would be January 25, 2012. In the event the Company publicly announces or discloses that the date of the 2012 Annual Meeting of Stockholders is to be held on any other date, notice by the stockholder will be timely if received not later than 120 days prior to the meeting date; provided, however, that in the event that less than 130 days’ notice or prior public disclosure of the meeting date is given or made, notice by the stockholder will be timely if received by the close of business on the 10th day following the date on which the Company’s notice to stockholders of the annual meeting date was mailed or such public disclosure was made.

The advance notice by a stockholder must include the name and address of the stockholder proposing the business, a brief description of the proposed business, the number of shares of stock of the Company that the stockholder beneficially owns, and any material interest of the stockholder in such business. In the case of nomination to the Board of Directors, certain information regarding the nominee must be provided. These requirements apply to any matter that a stockholder wishes to raise at an annual meeting, including any matters raised outside of the procedures of Rule 14a-8 under the Securities Exchange Act. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement or the proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

STOCKHOLDER PROPOSALS

To be considered for inclusion in the Company’s proxy statement and form of proxy relating to the 2012 Annual Meeting of Stockholders, a stockholder’s proposal must be received prior to December 15, 2011, by the Corporate Secretary of the Company at the Company’s executive offices at 120 S. LaSalle Street, Chicago, Illinois 60603. Any such proposal will be subject to Rule 14a-8 under the Securities Exchange Act of 1934.

OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING

The Board of Directors knows of no other matter which will be presented for consideration at the meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Whether or not you intend to be present at the meeting, you are urged to vote by promptly returning your proxy card, or by voting via telephone or through the Internet. If you are a record holder and are present at the meeting and wish to vote your shares in person, your proxy may be revoked by voting at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Jennifer R. Evans
General Counsel and Secretary

Appendix A

PRIVATEBANCORP, INC.

2011 INCENTIVE COMPENSATION PLAN

1.	Purpose. The purpose of the PrivateBancorp, Inc. 2011 Incentive Compensation Plan is to benefit the Corporation and its Subsidiaries by enabling the Corporation to offer certain present and future officers, employees and directors of the Corporation and its Subsidiaries stock and cash-based incentives and other equity interests in the Corporation, thereby providing them a stake in the growth of the Corporation and encouraging them to continue in the service of the Corporation and its Subsidiaries. If approved by the stockholders, the PrivateBancorp, Inc. 2011 Incentive Compensation Plan would replace the 2007 Long-Term Incentive Compensation Plan and no further awards would be made under such plan. Awards made under the 2007 Long-Term Incentive Compensation Plan will continue to be governed by the terms of that plan.

2.	Definitions.

(a)	“Award” includes, without limitation, Stock Options (including Incentive Stock Options), Stock Appreciation Rights, Performance Share or Unit awards, Dividend or Equivalent Rights, Stock Awards, Restricted Share or Unit awards, Cash Awards or other awards (“Other Incentive Awards”) that are valued in whole or in part by reference to, or are otherwise based on, the Corporation’s Common Stock or other factors, all on a standalone, combination or tandem basis, as described in or granted under this Plan.

(b)	“Award Agreement” means an agreement or other writing, and any amendment or modification thereof (which agreement or other writing may be framed as a subplan, program, notification, statement, resolutions or other document and may be in electronic format), provided by the Corporation to each Participant setting forth the terms and conditions of each Award made under this Plan.

(c)	“Board” means the Board of Directors of the Corporation.

(d)	“Cash Award” has the meaning specified in Section 6(i).

(e)	“Change of Control” shall be deemed to have occurred upon the happening of any of the following events:

(i)        Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries, or (B) a corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Corporation representing 30% or more of the total voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), provided, however, that the following shall not constitute a change in control: (1) such person becomes a beneficial owner of 30% or more of the Voting Stock as the result of an acquisition of such Voting Stock directly from the Corporation, or (2) such person becomes a beneficial owner of 30% or more of the Voting Stock as a result of the decrease in the number of outstanding shares of Voting Stock caused by the repurchase of shares by the Corporation; provided, further, that in the event a person described in clause (1) or (2) shall thereafter increase (other than in circumstances described in clause (1) or

(2)) beneficial ownership of stock representing more than 1% of the Voting Stock, such person shall be deemed to become a beneficial owner of 30% or more of the Voting Stock for purposes of this paragraph (i), provided such person continues to beneficially own 30% or more of the Voting Stock after such subsequent increase in beneficial ownership, or

(ii)        Individuals who, as of the Effective Date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director, whose election or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation (as such terms are used in Rule 14a-11 promulgated under the Exchange Act); or

(iii)        Consummation of a reorganization, merger or consolidation or the sale or other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), in each case, unless (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the total voting power represented by the voting securities entitled to vote generally in the election of directors of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of the Business Combination owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to the Business Combination of the Voting Stock of the Corporation, and (2) at least a majority of the members of the board of directors of the corporation resulting from the Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or action of the Incumbent Board, providing for such Business Combination; or

(iv)        Approval by the stockholders of the Corporation of a plan of complete liquidation or dissolution of the Corporation; or

(v)        (I) a sale or other transfer of the voting securities of The PrivateBank and Trust Company (the “Bank”), whether by stock, merger, joint venture, consolidation or otherwise, such that following said transaction the Corporation does not directly, or indirectly through majority owned subsidiaries, retain more than 50% of the total voting power of the Bank represented by the voting securities of the Bank entitled to vote generally in the election of the Bank’s directors; or (II) a sale of all or substantially all of the assets of the Bank other than to the Corporation or any subsidiary of the Corporation.

(f)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g)

“Committee” means the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board from time to time to administer this Plan. The Committee shall be appointed by the Board, shall consist of three or more outside, independent members of the Board, and in the judgment of the Board, shall be qualified to administer the Plan as contemplated by (i) Rule 16b-3 of the Securities Exchange Act of 1934 (or any successor rule), (ii) Section 162(m) of the Code, as amended, and the regulations thereunder (or any successor Section and regulations), and (iii) any rules and regulations of the NASDAQ Global Select Market (or such other stock exchange on which the Common Stock is traded). The Board may, at any time and in its complete discretion, remove any member of the Committee and fill any vacancy in the Committee.

(h)	“Common Stock” means the Common Stock, no par value, of the Corporation.

(i)	“Corporation” means PrivateBancorp, Inc., a Delaware corporation.

(j)	“Director” means a director of the Corporation or a Subsidiary.

(k)	“Dividend or Equivalent Rights” has the meaning specified in Section 6(f).

(l)	“Effective Date” has the meaning specified in Section 15.

(m)	“Employee” means an employee of the Corporation or a Subsidiary.

(n)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)	“Fair Market Value” means the closing price for the Common Stock as reported by the NASDAQ Global Select Market on the relevant valuation date or, if there were no sales on the valuation date, on the next succeeding date on which such selling prices were recorded; provided, however, that in the event that the Common Stock is no longer listed for trading on a national exchange, an amount determined in accordance with standards adopted by the Committee.

(p)	“Incentive Stock Option” has the meaning specified in Section 6(b).

(q)	“Other Incentive Award” has the meaning specified in Section 6(j).

(r)	“Participant” means an Employee or Director who has been granted an Award under the Plan.

(s)	“Performance Criteria” has the meaning in Section 7.

(t)	“Performance Share” has the meaning specified in Section 6(d).

(u)	“Performance Unit” has the meaning specified in Section 6(e).

(v)	“Plan” means this PrivateBancorp, Inc. 2011 Incentive Compensation Plan.

(w)	“Plan Year” means a twelve-month period beginning with January 1 of each year.

(x)	“Predecessor Plan” means the PrivateBancorp, Inc. 2007 Long-Term Incentive Compensation Plan.

(y)	“Previously-Acquired Shares” means shares of Common Stock acquired by the Participant or any beneficiary of Participant other than pursuant to an Award under this Plan.

(z)	“Restriction Period” means a period of time beginning as of the date upon which an Award subject to restrictions or forfeiture provisions is made pursuant to this Plan and ending as of the date upon which the Common Stock subject to such Award is no longer restricted or subject to forfeiture provisions.

(aa)	“Restricted Share” has the meaning specified in Section 6(d).

(bb)	“Restricted Unit” has the meaning specified in Section 6(e).

(cc)	“Stock Appreciation Right” has the meaning specified in Section 6(c).

(dd)	“Stock Award” has the meaning specified in Section 6(g).

(ee)	“Stock Option” has the meaning specified in Section 6(a).

(ff)	“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Corporation has or obtains, directly or indirectly, a proprietary interest of at least 50% by reason of stock ownership or otherwise.

3.	Eligibility. Any Employee or Director selected by the Committee is eligible to receive an Award.

4.	Plan Administration.

(a)	Except as otherwise determined by the Board, the Plan shall be administered by the Committee. The Committee shall make determinations with respect to the participation of Employees and Directors in the Plan and, except as otherwise required by law or this Plan, the terms of Awards and Award Agreements, including vesting schedules, exercise prices, length of relevant performance, Restriction Period, option term, dividend rights, post-retirement and termination rights, payment alternatives such as cash, stock, contingent awards or other means of payment consistent with the purposes of this Plan, and such other terms and conditions as the Committee deems appropriate.

(b)	The Committee, by majority action thereof (whether taken during a meeting or by written consent), shall have authority to interpret and construe the provisions of the Plan and the Award Agreements, to decide all questions of fact arising in its application and to make all other determinations pursuant to any Plan provision or Award Agreement which shall be final and binding on all persons. To the extent deemed necessary or advisable for purposes of Section 16 of the Exchange Act or Section 162(m) of the Code, a member or members of the Committee may recuse himself or themselves from any action, in which case action taken by the majority of the remaining members shall constitute action by the Committee. No member of the Committee shall be liable for any action or determination made in good faith, and the members of the Committee shall be entitled to indemnification and reimbursement in the manner provided in the Corporation’s Certificate of Incorporation, By-Laws, by agreement or otherwise as may be amended from time to time.

(c)

To the extent permitted under Delaware law, the Committee may, by a resolution adopted by the Committee, authorize one or more officers of the Corporation to do one or more of the following: (i) designate officers and employees of the Corporation or any of its Subsidiaries to be recipients of an Award under this Plan, (ii) determine the amount, terms, conditions, and form of any such Awards and (iii) take such other actions which the Committee is authorized to take under this Plan; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of shares of Common Stock or cash payable under such Awards which such officer or officers may so award; provided, further, however, that the Committee may not delegate to any person the authority to grant Awards to, or take other action with respect to, Participants who at the time of such Awards or action are subject to Section 16 of the Exchange Act or are

“covered employees” as defined in Section 162(m) of the Code. Further, the Committee may not authorize an officer to designate himself or herself as a recipient of any such Awards. To the extent deemed necessary or advisable for purposes of Section 16 of the Exchange Act or otherwise, the Board may act as the Committee hereunder.

5.	Stock Subject to the Provisions of the Plan.

(a)	The stock subject to the provisions of this Plan may be shares of authorized but unissued Common Stock, treasury shares held by the Corporation or any Subsidiary, or shares acquired by the Corporation through open market purchases or otherwise. Subject to adjustment in accordance with the provisions of Section 11, the total number of shares of Common Stock which may be issued under the Plan or with respect to which Awards may be granted shall not exceed 2,500,000 shares, plus the number of shares previously authorized by the stockholders for issuance under the Predecessor Plan which, as of the Effective Date of this Plan, have not been issued or are not subject to an outstanding award under the Predecessor Plan (the “Carryover Shares”). To the extent that shares of Common Stock subject to an outstanding Award under this Plan or an outstanding award under the Predecessor Plan (a “Predecessor Plan Award”) are not issued by reason of the forfeiture, termination, surrender (other than in payment of exercise prices or withholding taxes), cancellation or expiration while unexercised of such Award or Predecessor Plan Award, then such shares subject to the Award or Predecessor Plan Award, to the extent of such forfeiture or cancellation, shall immediately again be available for issuance under this Plan. Shares of Common Stock shall not again be available if such shares are surrendered or withheld as payment of either the exercise price or of withholding taxes in respect of an Award or a Predecessor Plan Award. The exercise or settlement of a Stock Appreciation Right Award or Stock Option Award reduces the shares of Common Stock available under the Plan by the total number of shares to which the exercise or settlement of the Stock Appreciation Right Award or Stock Option Award relates, not just the net amount of shares actually issued upon exercise or settlement. Shares of Common Stock not issued upon exercise or settlement of such Award shall not again be available for Awards under the Plan. Awards settled solely in cash shall not reduce the number of shares of Common Stock available for issuance under the Plan.

(b)	The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum as it may deem appropriate.

(c)	Shares of Common Stock issued in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Corporation or any of its Subsidiaries shall not reduce the number of shares of Common Stock available under this Plan.

(d)	To the extent provided by the Committee, any Award may be settled in cash rather than Common Stock.

(e)	Subject to Section 11, the following limitations shall apply to Awards under the Plan:

(i)	The maximum number of shares of Common Stock that may be issued under this Plan as Stock Options intended to be Incentive Stock Options shall be 2.0 million shares;

(ii)	In the event the number of shares of Common Stock in the aggregate in respect of Awards under this Plan which are other than Stock Appreciation Rights and

Stock Options (such non-Stock Appreciation Rights and non-Stock Option Awards are referred to as “Full Value Awards”) exceeds 2,700,000 shares (the “Full Value Award Pool”), then the aggregate number of shares of Common Stock available for issuance under this Plan shall be reduced on the basis of 2.0 shares of Common Stock for each excess share issued. To the extent shares of Common Stock subject to a Full Value Award again become available for issuance for reasons described in Section 5(a) above, such shares of Common Stock shall be available for issuance as part of the Full Value Award Pool. No more than 270,000 shares of Common Stock may be issued with respect to Awards which at the date of grant are scheduled to vest fully prior to three years from the date of grant (although such Awards may provide scheduled vesting earlier with respect to some such shares), unless there is imposed a mandatory holding period of at least three years after the grant date; provided, the foregoing shall not apply to Stock Appreciation Rights, Stock Options, performance-based Awards and deferred stock and deferred stock unit Awards purchased with Participant compensation deferrals.

(iii)	The maximum number of shares of Common Stock that may be covered by Awards granted under this Plan to any single Participant shall be 300,000 in any one Plan Year.

(iv)	The maximum dollar amount for a Cash Award that may be earned under the Plan with respect to any Plan Year shall be $5 million. Any amount earned with respect to a Cash Award with respect to which performance is measured over a period greater than one Plan Year shall be deemed to be earned ratably over the number of full and partial Plan Years in the period.

6.	Awards under this Plan. As the Board or Committee may determine, the following types of Awards may be granted under this Plan on a standalone, combination or tandem basis:

(a)	Stock Option. A right to buy a specified number of shares of Common Stock at a fixed exercise price during a specified time, all as the Committee may determine; provided that the exercise price of any Stock Option shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant of such Award. Notwithstanding the authority granted to the Committee pursuant to Section 4 of the Plan, once a Stock Option is granted, the Committee shall have no authority to reduce the exercise price of any Stock Option, nor may any Stock Option granted under the Plan be surrendered to the Corporation as consideration for the grant of a new Stock Option with a lower exercise price without the approval of the Corporation’s stockholders, except pursuant to Section 11 below related to an adjustment in the number of shares of Common Stock.

(b)	Incentive Stock Options. Subject to ratification of the Plan by the stockholders prior to the first anniversary of the Effective Date, an Award in the form of a Stock Option intended to qualify as an incentive stock option under Section 422 of the Code and which shall comply with the requirements of Section 422 of the Code or any successor Section of the Code as it may be amended from time to time.

(c)

Stock Appreciation Right. A right to receive the excess of the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right is exercised over the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right was granted. Notwithstanding the authority granted to the Committee pursuant to Section 4, once a Stock Appreciation Right is granted, the Committee shall have no authority to reduce the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right is granted, nor may any Stock Appreciation Right granted under the Plan be surrendered to the Corporation as consideration for the grant of a new Stock Appreciation Right, except pursuant to Section 11 below related to an adjustment in the number of shares of Common Stock.

(d)	Restricted and Performance Share. A transfer of Common Stock to a Participant, subject to such restrictions on transfer or other incidents of ownership, and/or in the case of Performance Shares subject to performance standards established pursuant to Section 7 below, for such periods of time as the Committee may determine.

(e)	Restricted and Performance Share Unit. A fixed or variable share or dollar denominated unit subject to such conditions of vesting, and time of payment, and/or in the case of Performance Share Units, performance standards established pursuant to Section 7 below, as the Committee may determine, which are valued at the Committee’s discretion in whole or in part by reference to, or otherwise based on, the Fair Market Value of Common Stock and which may be paid in Common Stock, cash or a combination of both.

(f)	Dividend or Equivalent Right. A right to receive dividends or their equivalent in value in Common Stock, cash or in a combination of both with respect to any new or previously existing Award.

(g)	Stock Award. An unrestricted transfer of ownership of Common Stock.

(h)	Awards under Deferred Compensation or Similar Plans. The right to receive Common Stock or a fixed or variable share denominated unit granted under this Plan or any deferred compensation or similar plan established from time to time by the Corporation.

(i)	Cash Award. An award denominated in cash that may be earned pursuant to the achievement of Performance Criteria set forth in Section 7 during a performance cycle period equal to one Plan Year or such other period of time as determined by the Committee or that may be earned under the Corporation’s annual bonus, multi-year bonus or other incentive or bonus plans.

(j)	Other Incentive Awards. Other Incentive Awards which are related to or serve a similar function to those Awards set forth in this Section 6, including, but not limited to, Other Incentive Awards related to the establishment or acquisition by the Corporation or any Subsidiary of a new or start-up business or facility.

7.

Performance-Based Awards. The Committee may from time to time, establish Performance Criteria with respect to an Award. The Performance Criteria or standards for an Award shall be determined by the Committee in writing, shall be measured for achievement or satisfaction during the period in which the Committee permitted such Participant to satisfy or achieve such Performance Criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated and may be based on or adjusted for any other objective goals, events, or occurrences established by the Committee, provided that such criteria or standards relate to one or more of the following: return measures (including, but not limited to total stockholder return, return on assets and return on equity), earnings, net income, net income available to common stockholders, earnings per share, total revenues, net interest income, net interest margin, non-interest income efficiency ratios, expenses, stock price, market share, charge-offs, loan loss reserves, assets, deposits, client deposits, loans, capital (including regulatory capital measures), asset quality levels, non-performing assets, the Fair

Market Value of the Common Stock or assets, investments, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, or achievement of balance sheet or income statement objectives. Performance Criteria may include or exclude (provided such inclusion or exclusion, as the case may be, is in writing) securities, loans and other assets gains and losses, extraordinary charges, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisitions, acquisition expenses, including expenses related to goodwill and other intangible assets, stock offerings, stock repurchases and loan loss provisions. Such Performance Criteria may be particular to a line of business, Subsidiary or other unit or may be based on the performance of the Corporation generally, and may, but need not, be based upon a change or an increase or positive result.

8.	Award Agreements. Each Award under the Plan shall be evidenced by an Award Agreement. Delivery of an Award Agreement to each Participant shall constitute an agreement, subject to Section 9 hereof, between the Corporation and the Participant as to the terms and conditions of the Award. An Award Agreement, and any required signatures thereon or authorization or acceptance thereof, may be in electronic format.

9.	Other Terms and Conditions.

(a)	No Assignment; Limited Transferability of Stock Options. Except as provided below, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its discretion, authorize all or a portion of the Stock Options granted to a Participant to be on terms, that permit transfer by such Participant to:

(i)	the spouse, children or grandchildren of the Participant (“Immediate Family Members”);

(ii)	a trust or trusts for the exclusive benefit of the Participant or such Immediate Family Members (or both); or

(iii)	a partnership in which the Participant or such Immediate Family Members (or both) are the only partners, provided that:

(A)	there may be no consideration for any such transfer;

(B)	the Award Agreement pursuant to which such Stock Options are granted expressly provides for transferability in a manner consistent with this Section 9(a); and

(C)	subsequent transfers of transferred Stock Options shall be prohibited except those in accordance with this Section 9(a).

Following transfer, any such Stock Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of this Section 9(a) hereof the term “Participant” shall be deemed to refer to the transferee. The provisions of the Stock Option relating to the period of exercisability and expiration of the Stock Option shall continue to be applied with respect to the original Participant, and the Stock Options shall be exercisable or received by the transferee only to the extent, and for the periods, set forth in said Stock Option.

(b)	Beneficiary Designation. Each Participant under the Plan may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and shall be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to his estate.

(c)	Termination of Employment. The disposition of the grant of each Award in the event of the retirement, disability, death or other termination of a Participant’s employment shall be as determined by the Committee and set forth in the Award Agreement.

(d)	Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to shares covered by an Award until the date the Participant or his nominee, guardian or legal representative is the holder of record; provided, however, that Participants holding Restricted Shares may exercise full voting rights with respect to those shares during the Restriction Period.

(e)	Dividends and Dividend Equivalents. Rights to dividends and Dividend Equivalents may be extended to and made a part of any Award, subject to such terms, conditions and restrictions as the Committee may establish; provided, however, that in no event shall dividends or Dividend Equivalents, if any, credited with respect to performance-based Awards be payable prior to the payment, if any, of such performance-based Award. The Committee may also establish rules and procedures for the crediting of Dividend Equivalents for Awards.

(f)	Payments by Participants. The Committee may determine that Awards for which a payment is due from a Participant (other than payments relative to withholding, which are addressed in Section 9(g) below) may be payable: (i) in cash by personal check, bank draft or money order payable to the order of the Corporation, by money transfers or direct account debits; (ii) through the delivery or deemed delivery based on attestation to the ownership of Previously-Acquired shares of Common Stock with a Fair Market Value equal to the total payment due from the Participant; (iii) through a simultaneous exercise of the Participant’s Award and sale of the shares thereby acquired pursuant to a brokerage arrangement approved in advance by the Committee to assure its conformity with the terms and conditions of the Plan; (iv) by a combination of the methods described in (i), (ii) and (iii) above; or (v) by such other methods as the Committee may deem appropriate.

(g)	Withholding. Except as otherwise provided by the Committee in the Award Agreement or otherwise (i) the deduction of withholding and any other taxes required by law shall be made from all amounts paid in cash, and (ii) in the case of the exercise of Stock Options or payments of Awards in shares of Common Stock, the Participant shall be required to pay the amount of any taxes required to be withheld in cash prior to receipt of such stock, or alternatively, the Corporation may require or permit the Participant to elect to have withheld a number of shares, or deliver such number of Previously-Acquired Shares of Common Stock, the Fair Market Value of which equals the minimum statutory withholding tax required be withheld from the shares to be received upon such exercise or payment.

(h)	Deferral. To the extent provided by the Committee in the Award Agreement or otherwise, the receipt of payment of cash or delivery of shares of Common Stock that would otherwise be due under any Award other than a Stock Option or Stock Appreciation Right may be deferred pursuant to an applicable deferral plan established by the Corporation or a Subsidiary. The Committee shall establish rules and procedures relating to any such deferrals and the payment of any tax withholding with respect thereto.

(i)	Other Restrictions, Limitations and Clawback. The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment, delayed or deferred payment or holding period requirements upon the occurrence of certain specified events or circumstances in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, (a) termination of employment for cause, (b) fraudulent, illegal or misconduct, (c) violation of any Corporation and/or Subsidiary code of ethics, conflict of interest, insider trading or similar policy or code of conduct applicable to Participant, (d) breach of any noncompetition, nonsolicitation, confidentiality, or other restrictive covenant that may apply to the Participant, (e) other conduct by the Participant that is detrimental to the business or reputation of the Corporation and/or its Subsidiaries or (f) requirements of applicable laws, rules or regulations, including TARP (as provided below). The Committee may legend the certificates issued in connection with an Award to give appropriate notice of any such restrictions. If the Corporation is required to prepare an accounting restatement due to the material noncompliance of the Corporation, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 (and not otherwise exempted), or in other circumstances subjecting Participants to the obligation to repay including, but not limited to, circumstances prescribed by applicable law, rule or regulation, including the Regulatory Requirements (as defined below), and for the Corporation to recoup (clawback) incentive or other compensation, the Participant shall reimburse the Company with respect to payments received upon exercise or in settlement of an Award earned or accrued, and/or outstanding Awards shall be reduced, surrendered or cancelled, in such amount and with respect to such time period as the Committee shall determine to be required by applicable law, rules or regulation.

(j)

TARP and Other Regulatory Requirements. Anything in the Plan or an Award to the contrary notwithstanding, it is intended that, to the extent required, this Plan and Awards granted hereunder comply with the requirements of the TARP Capital Purchase Program (and applicable regulations issued thereunder) and with any similar legislative or regulatory limitations or requirements which may become applicable to the Corporation and the Awards made hereunder, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations issued thereunder (collectively, the “Regulatory Requirements”), including, but not limited to, provisions limiting, delaying or deferring payment of certain bonus, incentive or retention compensation or “golden parachute payments” to certain officers or highly compensated employees, requiring that the Corporation may recover (claw-back) bonus and incentive compensation in certain circumstances, and precluding bonus and incentive arrangements that encourage unnecessary or excessive risks that threaten the value of the Corporation, in each case within the meaning of the Regulatory Requirements, and only to the extent applicable to the Corporation and a Participant. The application of this Section 9(j) is intended to, and shall be interpreted, administered and construed to, cause the Plan and Awards to comply with the Regulatory Requirements and, to the maximum extent consistent with this Section 9(j) and the Regulatory Requirements, to permit the operation of the Plan and each Award in accordance with the terms and conditions thereof before giving effect to the provisions of this Section 9(j) or the Regulatory Requirements.

(k)	Code Section 409A. This Plan is intended to comply and shall be administered in a manner that is intended to comply with Code Section 409A and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Code Section 409A, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A, including regulations or other guidance issued with respect thereto (collectively, “Section 409A”), except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A shall be amended to comply with Section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A. In the case of amounts not intended to be deferrals of compensation subject to Section 409A, payment or settlement of amounts under such Awards shall occur not later than March 15 of the year following the year in which the Participant has a legally-binding right to payment or settlement. In the case of amounts intended to be deferrals of compensation subject to Section 409A, the initial deferral election shall be made and become irrevocable not later than December 31 of the year immediately preceding the year in which the Participant first performs services related to such compensation, provided that the timing of such initial deferral election may be later as provided in Section 409A with respect to initial participation in the Plan and for “performance-based compensation” as defined under Section 409A. If an amount payable under an Award as a result of the separation from service (other than due to death) occurring while the Participant is a “specified employee” constitutes a deferral of compensation subject to Section 409A, then payment of such amount shall not occur until six (6) months and a day after the date of Participant’s “separation from service” except as permitted under Section 409A.

(l)	Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of shares of Common Stock, the transfer of such Shares may be affected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

10.	Amendments, Modification and Termination. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part, subject to any requirement of stockholder approval imposed by applicable law, rule or regulation. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

11.

Adjustment. The aggregate number of shares of Common Stock as to which Awards may be granted to Participants, the number of shares of Common Stock set forth in the limitations in Section 5(e), the number of shares of Common Stock covered by each outstanding Award, and the exercise price per share of Common Stock in each such Award, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without receipt of consideration by the Corporation, or other change in corporate or capital structure; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated. The Committee may also make the foregoing changes and any other changes, including changes in the classes of securities available, to the extent it is deemed necessary or desirable to preserve the intended benefits of the Plan for the Corporation and the Participants in the event of any other reorganization, recapitalization, merger, consolidation, spin-off, extraordinary dividend or other distribution or similar transaction.

12.	Rights as Employees or Directors. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of or as a Director of the Corporation or a Subsidiary. Further, the Corporation and each Subsidiary expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any Award Agreement issued hereunder.

13.	Change of Control. Notwithstanding anything contained in this Plan to the contrary, and except as provided by the Committee in the applicable Award Agreement, the provisions of this Section 13 shall apply in the event of a Change of Control.

(a)	Conditional Vesting. Upon a Change of Control, except to the extent that another Award meeting the requirements of Section 13(b) (a “Replacement Award”) is provided to the Participant pursuant to Section 11 to replace an outstanding Award (the “Replaced Award”):

(i)	Any and all Stock Options and Stock Appreciation Rights granted hereunder shall become immediately exercisable;

(ii)	Any restrictions imposed on Restricted Shares shall lapse; and

(iii)	The payout opportunities attainable at target or, if greater, the amount determined by the Committee to have been earned thereunder based on performance through the date of the Change of Control, under all outstanding Awards of Performance Units, Performance Shares, Cash Awards and Other Incentive Awards shall be deemed to have been fully earned for the entire performance period(s) as of the effective date of the Change of Control. The vesting of all such awards shall be accelerated as of the effective date of the Change of Control, and in full settlement of such Awards, there shall be paid out in cash, or in the sole discretion of the Committee, shares of Common Stock with a Fair Market Value equal to the amount of such cash, to Participants within thirty (30) days following the effective date of the Change of Control.

(b)	Replacement Awards. An Award shall meet the conditions of this Section 13(b) (and hence qualify as a Replacement Award) if:

(i)	It has a value at least equal to the value of the Replaced Award;

(ii)	It relates to publicly traded equity securities of the Corporation or its successor in the Change of Control or another entity that is affiliated with the Corporation or its successor following the Change of Control; and

(iii)	Its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change of Control and the provisions of Section 13(c)).

Without limiting the generality of the foregoing, the Replacement Award may take form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 13(b) are satisfied shall be made by the Committee, as constituted immediately before the Change of Control, it its sole discretion.

(c)	Separation from Service. Upon an involuntary separation from service of a Participant (other than for cause) occurring in connection with or during the period of two (2) years after a Change of Control, all Replacement Awards held by the Participant to the extent not vested as of such separation, shall become fully vested and (if applicable) exercisable and free of restrictions.

14.	Governing Law. To the extent that federal laws do not otherwise control, the Plan and all Award Agreements hereunder shall be construed in accordance with and governed by the law of the State of Delaware, provided, however, that in the event the Corporation’s state of incorporation shall be changed, then the law of the new state of incorporation shall govern.

15.	Effective Date and Term. This Plan was approved by the Board on March 17, 2011 subject to approval by the stockholders of the Corporation at the 2011 Annual Meeting of Stockholders or any other annual or special meeting of stockholders. This Plan shall become effective on the date of such stockholder approval (the “Effective Date”). The Plan shall remain in effect until terminated by the Board; provided, however, that no Incentive Stock Options shall be granted under this Plan on or after the tenth anniversary of the date this Plan was approved by the Board.

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6		Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 26, 2011.
Vote by Internet
• Log on to the Internet and go to
www.envisionreports.com/PVTB
• Follow the steps outlined on the secured website.
Vote by telephone

 • Call toll free 1-800-652-VOTE (8683) within the

    USA, US territories & Canada any time on a touch

    tone telephone. There is NO CHARGE to you for

    the call.

 • Follow the instructions provided by the recorded

    message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees listed and FOR Proposals 2 - 4.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Ralph B. Mandell	☐	☐	02 - Cheryl Mayberry McKissack	☐	☐	03 - Edward W. Rabin	☐	☐
04 - Larry D. Richman	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.	☐	☐	☐	3.	Proposal for an advisory (non-binding) vote to approve 2010 executive compensation.	☐	☐	☐

4.	Proposal to approve the PrivateBancorp, Inc. 2011 Incentive Compensation Plan.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	C 1234567890 J N T 4 3 A V 1 1 4 2 7 7 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

                    01BF4B

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

Proxy — PrivateBancorp, Inc.

ANNUAL MEETING OF STOCKHOLDERS, MAY 26, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby (i) appoints Jennifer R. Evans and Kevin M. Killips as proxy holder and attorney, with full power of substitution, to appear and vote all of the shares of Common Stock of PrivateBancorp, Inc. that the undersigned shall be entitled to vote at the Annual Meeting of Stockholders of PrivateBancorp, Inc., to be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois, on Thursday, May 26, 2011, at 9:00 a.m. local time, and at any adjournments thereof, hereby revoking any and all proxies heretofore given and (ii) authorizes and directs said proxy holders to vote all of the shares of Common Stock of PrivateBancorp, Inc. represented by this proxy as follows, with the understanding that if no directions are given below with respect to any or all of the proposals, said shares will be voted “For” each of the proposals presented for which no such direction is given.

Please Vote, Sign, Date And Return The Proxy Card Promptly Using The Enclosed Envelope.

(Continued and to be signed on reverse side.)